As filed with the U.S. Securities and Exchange Commission on June 14, 2021.

Registration No. 333-256344

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FAT Brands Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	5812	82-1302696
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

9720 Wilshire Blvd., Suite 500
Beverly Hills, California 90212
(310) 319-1850

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Andrew A. Wiederhorn

Chief Executive Officer

FAT Brands Inc.

9720 Wilshire Blvd., Suite 500
Beverly Hills, California 90212
(310) 319-1850

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mark J. Kelson, Esq. William Wong, Esq. Greenberg Traurig, LLP 1840 Century Park East, Suite 1900 Los Angeles, California 90067 Tel: (310) 586-7700 Fax: (310) 586-7800	Allen Z. Sussman, Esq. General Counsel FAT Brands Inc. 9720 Wilshire Blvd, Suite 500 Beverly Hills, CA 90212 Tel: (310) 319-1850	Louis Taubman, Esq. Guillaume de Sampigny, Esq. Hunter Taubman Fischer & Li LLC 800 Third Avenue, Suite 2800 New York, NY 10022 Tel: 917-512-0827

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act of 1934, as amended.

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[X]	Smaller reporting company	[X]
		Emerging growth company	[X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. [X]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price (1)(2)	Amount of registration fee
Series B Cumulative Preferred Stock, par value $0.0001 per share	$11,500,000	$1,254.65	(3)

(1)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.
(2)	Includes the additional shares that the underwriters have the option to purchase from the registrant. See “Underwriting.”
(3)	The amount of $1,254.65 was previously paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED JUNE 14, 2021

420,000 shares of 8.25% Series B Cumulative Preferred Stock

(Liquidation Preference $25.00 Per Share)

FAT Brands Inc.

FAT Brands Inc., which we refer to as “we,” “us” or the “Company”, is offering on a firm commitment basis 420,000 shares of our 8.25% Series B Cumulative Preferred Stock (which we refer to as the “Series B Preferred Stock”). Each share of Series B Preferred Stock is being offered at a price of $              , for an aggregate offering amount of $                 ..

We will pay cumulative dividends on the Series B Preferred Stock from and including the date of original issuance in the amount of $2.0625 per share each year, which is equivalent to 8.25% of the $25.00 liquidation preference per share. Dividends on the Series B Preferred Stock are payable monthly in arrears. We initially issued shares of Series B Preferred Stock in July 2020, and began paying dividends thereon beginning with the month ended July 31, 2020.

We may, at our option, redeem the Series B Preferred Stock, in whole or in part, by paying $25.00 per share, plus any accrued and unpaid dividends to the date of redemption and a redemption premium. The redemption premium was initially set at 10% of the $25.00 liquidation preference per share on July 16, 2020, and decreases by 2% per year until it terminates on the five-year anniversary of the initial issuance date (July 16, 2025).

The Series B Preferred Stock is currently listed for trading on NASDAQ under the symbol “FATBP.” On June 11, 2021, the last reported sale price of the Series B Preferred Stock on NASDAQ was $24.24 per share.

Fog Cutter Holdings, LLC, our majority stockholder, controls approximately 57.5% of the combined voting power of our common stock, par value $0.0001 per share (which we refer to as “Common Stock”), and we are therefore a “controlled company” as defined under NASDAQ Marketplace Rules. However, we do not currently intend to rely on the controlled company exemptions provided under NASDAQ Marketplace Rules.

Investing in the Series B Preferred Stock involves risks. See “Risk Factors” beginning on page 12 of this prospectus to read about important factors you should consider before buying the Series B Preferred Stock.

Neither the U.S. Securities and Exchange Commission (which we refer to as the “SEC”) nor any state securities commission has approved or disapproved these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

	Per Share (1)	Total
Initial public offering price	$	$
Underwriting discounts (2)	$	$
Proceeds to FAT Brands Inc. (before expenses) (3)	$	$

(1)	Per share price represents the offering price for one share of Series B Preferred Stock.
(2)	We refer you to “Underwriting” beginning on page 50 for additional information regarding underwriters’ compensation.
(3)	We estimate that our total expenses for the offering will be approximately $300,000 in addition to underwriting discounts.

We have granted the underwriters a 45-day option to purchase up to                  additional shares of Series B Preferred Stock to cover over-allotments, if any.

The underwriters expect to deliver the Series B Preferred Stock to purchasers on or about                  , 2021.

ThinkEquity

a division of Fordham Financial Management, Inc.

The date of this prospectus is             , 2021

FAT BRANDS

FRESH. AUTHENTIC. TASTY.

Johnny Rockets — BURGERS, SHAKES, FRIES & FUN

Buffalo's — CAFE | EXPRESS

FATBURGER

ELEVATION BURGER

HURRICANE GRILL & WINGS

YALLA mediterranean

PONDEROSA STEAKHOUSE

BONANZA STEAKHOUSE

FATBURGER

Johnny ROCKETS

HURRICANE GRILL & WINGS

FATBURGER
FATBURGER

Johnny ROCKETS

HURRICANE GRILL & WINGS
MEDIUM
SMOKEY MESQUITE
SEA SALT & VINEGAR
TERIYAKI
TRADITIONAL
HONEY GARLIC
CHIPOTLE BBQ

FAT BRANDS

FRESH. AUTHENTIC. TASTY.

We are responsible for the information contained in this prospectus and in any free-writing prospectus we prepare or authorize. Neither we nor the underwriters have authorized any other party to provide you with different information, and neither we nor the underwriters take any responsibility for any other information others may give you. Neither we nor the underwriters are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus and any such free-writing prospectus is accurate as of any date other than the date on its respective cover. Our business, financial condition, results of operations and prospects may have changed since those dates.

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USE OF MARKET AND INDUSTRY DATA

This prospectus includes market and industry data that we have obtained from third-party sources, including industry publications, as well as industry data prepared by our management on the basis of its knowledge of and experience in the industries in which we operate (including our management’s estimates and assumptions relating to such industries based on that knowledge). Management has developed its knowledge of such industries through its experience and participation in these industries. While our management believes the third-party sources referred to in this prospectus are reliable, neither we nor our management have independently verified any of the data from such sources referred to in this prospectus or ascertained the underlying economic assumptions relied upon by such sources. Internally prepared and third-party market forecasts, in particular, are estimates only and may be inaccurate, especially over long periods of time. Furthermore, references in this prospectus to any publications, reports, surveys or articles prepared by third parties should not be construed as depicting the complete findings of the entire publication, report, survey or article. The information in any such publication, report, survey or article is not incorporated by reference in this prospectus.

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INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. We hereby incorporate by reference the following information or documents into this prospectus:

●	the following sections of our Annual Report on Form 10-K for the fiscal year ended December 27, 2020, filed with the SEC on March 29, 2021:

Item 2. Properties

Item 3. Legal Proceedings

Item 5. Market for the Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities

Item 8. Financial Statements and Supplementary Data

Item 10. Directors, Executive Officers and Corporate Governance

Item 11. Executive Compensation

Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

Item 13. Certain Relationships and Related Transactions, and Director Independence, and

Item 14. Principal Accounting Fees and Services

Item 15. Exhibits and Financial Statement Schedules

●	our Quarterly Report on Form 10-Q for the quarterly period ended March 28, 2021, filed with the SEC on May 12, 2021;

●	Our Current Reports on Form 8-K filed with the SEC on (i) December 30, 2020, as amended by Amendment No. 1 to Form 8-K filed on March 12, 2021, (ii) January 11, 2021 (only with respect to Item 8.01), (iii) January 28, 2021, (iv) February 26, 2021, (v) March 31, 2021, as amended by Amendment No. 1 to Form 8-K filed on April 1, 2021, (vi) April 22, 2021, (vii) April 26, 2021, (viii) April 29, 2021, (ix) May 19, 2021, (x) May 28, 2021, and (xi) June 15, 2021;

●	the description of our common stock contained in our Registration Statement on Form 8-A (File No. 001-38250) filed with the SEC on October 19, 2017, including any amendment or report filed for the purpose of updating such descriptions; and

●	The description of our Series B Preferred Stock contained in our registration statement on Form 8-A filed with the SEC on July 7, 2020, including any amendment or report filed for the purpose of updating such descriptions.

We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof but before the completion or termination of this offering (excluding any information not deemed “filed” with the SEC). Any statement contained in a previously filed document is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in a subsequently filed document incorporated by reference herein modifies or supersedes the statement, and any statement contained in this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in a subsequently filed document incorporated by reference herein modifies or supersedes the statement.

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

Upon written or oral request, we will provide you without charge a copy of any or all of the documents that are incorporated by reference into this prospectus, including exhibits which are specifically incorporated by reference into such documents. Requests should be directed to: FAT Brands Inc., Attention: Investor Relations, 9720 Wilshire Blvd., Suite 500, Beverly Hills, CA 90212, telephone (310) 319-1850.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. All statements other than statements of historical facts contained in this prospectus may be forward-looking statements. Statements regarding our future results of operations and financial position, business strategy and plans and objectives of management for future operations. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions.

Forward-looking statements are subject to significant business, economic and competitive risks, uncertainties and contingencies, many of which are difficult to predict and beyond our control, which could cause our actual results to differ materially from the results expressed or implied in such forward-looking statements. These and other risks, uncertainties and contingencies are described elsewhere in this prospectus, including under “Risk Factors,” and in the documents incorporated by reference herein, and include the following factors:

●	our inability to generate sufficient cash to service our obligations, including our obligations under the Series B Preferred Stock;

●	we may issue additional indebtedness and series of preferred stock with rights that are senior to the Series B Preferred Stock;

●	uncertainties surrounding the severity, duration and effects of the COVID-19 pandemic;

●	our franchisees could take actions that could harm our business and may not accurately report sales;

●	the actions of our franchisees;

●	our inability to maintain good relationships with our franchisees;

●	our inability to successfully add franchisees, brands and new stores, and timely develop and expand our operations;

●	our inability to protect our brands and reputation;

●	our ability to adequately protect our intellectual property;

●	success of our advertising and marketing campaigns;

●	our inability to protect against security breaches of confidential guest information;

●	our business model being susceptible to litigation;

●	competition from other restaurants;

●	shortages or interruptions in the supply or delivery of food products;

●	our vulnerability to increased food commodity costs;

●	our failure to prevent food safety and food-borne illness incidents;

●	changes in consumer tastes and nutritional and dietary trends;

●	our dependence on key executive management;

●	our inability to identify qualified individuals for our workforce;

●	our vulnerability to labor costs;

●	our inability to comply with governmental regulation;

●	violations of the U.S. Foreign Corrupt Practices Act and similar worldwide anti-bribery and anti-kickback laws;

●	our inability to maintain sufficient levels of cash flow, or access to capital, to meet growth expectations; and

●	control of our Company by Fog Cutter Holdings, LLC.

These forward-looking statements speak only as of the date of this prospectus. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained in this prospectus after we distribute this prospectus, whether as a result of any new information, future events or otherwise.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our Series B Preferred Stock. You should read the entire prospectus carefully, including the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and the related notes thereto included elsewhere in this prospectus and incorporated by reference herein, before making an investment decision.

In this prospectus, unless the context requires otherwise, references to “FAT Brands,” the “Company,” “we,” “our” or “us” refer collectively to FAT Brands Inc. and, unless otherwise stated, all of its subsidiaries, including FAT Brands Royalty I, LLC and, unless otherwise stated, all of its subsidiaries.

Our Company

FAT Brands Inc. is a leading multi-brand restaurant franchising company that develops, markets and acquires primarily quick-service, fast casual and casual dining restaurant concepts around the world. As a franchisor, we generally do not own or operate restaurant locations, but rather generate revenue by charging franchisees an initial franchise fee as well as ongoing royalties. We believe that this “asset light” franchisor model provides the opportunity for strong profit margins and an attractive free cash flow profile while minimizing restaurant operating company risk, such as long-term real estate commitments or capital investments. Our scalable management platform enables us to add new stores and restaurant concepts to our portfolio with minimal incremental corporate overhead cost, while taking advantage of significant corporate overhead synergies. The acquisition of additional brands and restaurant concepts as well as expansion of our existing brands are key elements of our growth strategy.

Our Concepts

As of the date of this prospectus, we were the owner and franchisor of the following restaurant brands:

Fatburger. Founded in Los Angeles, California in 1947, Fatburger (The Last Great Hamburger Stand) has, throughout its history, maintained its reputation as an iconic, all-American, Hollywood favorite hamburger restaurant serving a variety of freshly made-to-order, customizable, big, juicy, and tasty Fatburgers, Turkeyburgers, Chicken Sandwiches, Impossible™ Burgers, Veggieburgers, French fries, onion rings, soft-drinks and milkshakes. With a legacy spanning over 70 years, Fatburger’s dedication to superior quality inspires robust loyalty amongst its customer base and has long appealed to American cultural and social leaders. We have counted many celebrities and athletes as past franchisees and customers, and we believe this prestige has been a principal driver of the brand’s strong growth. Fatburger offers a premier dining experience, demonstrating the same dedication to serving gourmet, homemade, custom-built burgers as it has since 1947. As of March 28, 2021, there were 180 franchised and sub-franchised Fatburger locations globally.

Johnny Rockets. Founded in 1986 on iconic Melrose Avenue in Los Angeles, Johnny Rockets is a world-renowned, international restaurant franchise that offers high quality, innovative menu items including Certified Angus Beef® cooked-to-order hamburgers, Boca Burger®, chicken sandwiches, crispy fries and rich, delicious hand-spun shakes and malts. This dynamic lifestyle brand offers friendly service and upbeat music contributing to the chain’s signature atmosphere of relaxed, casual fun. We acquired the Johnny Rockets brand on September 21, 2020 and began consolidating Johnny Rockets’ financial results on that date. As of March 28, 2021, there were 306 franchised and nine corporate-owned Johnny Rockets locations globally. The corporate-owned locations are part of the Company’s refranchising program.

Buffalo’s Cafe and Buffalo’s Express. Established in Roswell, Georgia in 1985, Buffalo’s Cafe (Where Everyone is Family) is a family-themed casual dining concept known for its chicken wings and 13 distinctive homemade wing sauces, burgers, wraps, steaks, salads and other classic American cuisine. Featuring a full bar and table service, Buffalo’s Cafe offers a distinctive dining experience affording friends and family the flexibility to share an intimate dinner together or to casually watch sporting events while enjoying extensive menu offerings. Beginning in 2011, Buffalo’s Express was developed and launched as a fast-casual, smaller footprint variant of Buffalo’s Cafe offering a limited version of the full menu with an emphasis on chicken wings, wraps and salads. Current Buffalo’s Express outlets are co-branded with Fatburger locations, providing our franchisees with complementary concepts that share kitchen space and result in a higher average unit volume (compared to stand-alone Fatburger locations). As of March 28, 2021, there were 13 franchised Buffalo’s Cafe and 117 co-branded Fatburger / Buffalo’s Express locations globally.

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Ponderosa and Bonanza Steakhouse. Ponderosa Steakhouse, founded in 1965, and Bonanza Steakhouse, founded in 1963 (which we refer to collectively as “Ponderosa”), offer the quintessential American steakhouse experience, for which there is strong and growing demand in international markets, particularly in Asia and the Middle East. Ponderosa and Bonanza Steakhouses offer guests a high-quality buffet and broad array of great tasting, affordably priced steak, chicken and seafood entrées. Buffets at Ponderosa and Bonanza Steakhouses feature a large variety of all you can eat salads, soups, appetizers, vegetables, breads, hot main courses and desserts. An additional variation of the brand, Bonanza Steak & BBQ, offers a full-service steakhouse with fresh farm-to-table salad bar and a menu showcase of USDA flame-grilled steaks and house-smoked BBQ, with contemporized interpretations of traditional American classics. As of March 28, 2021, there were 48 Ponderosa and Bonanza franchised locations globally.

Hurricane Grill & Wings. Founded in Fort Pierce, Florida in 1995, Hurricane Grill & Wings is a tropical beach themed casual dining restaurant known for its fresh, jumbo, chicken wings, 35 signature sauces, burgers, bowls, tacos, salads and sides. Featuring a full bar and table service, Hurricane Grill & Wings’ laid-back, casual, atmosphere affords family and friends the flexibility to enjoy dining experiences together regardless of the occasion. The acquisition of Hurricane Grill & Wings has been complementary to FAT Brands existing portfolio chicken wing brands, Buffalo’s Cafe and Buffalo’s Express. As of March 28, 2021, there were 48 franchised Hurricane Grill & Wings and one franchised Hurricane BTWs (Hurricane’s fast-casual burgers, tacos & wings concept) locations in the United States.

Yalla Mediterranean. Founded in 2014, Yalla Mediterranean is a Los Angeles-based restaurant chain specializing in authentic, healthful, Mediterranean cuisine with an environmentally conscience and focus on sustainability. The word “yalla” which means “let’s go” is embraced in every aspect of Yalla Mediterranean’s culture and is a key component of our concept. Yalla Mediterranean offers a healthful Mediterranean menu of wraps, plates, and bowls in a fast-casual setting, with cuisine prepared fresh daily using, GMO-free, local ingredients for a menu that includes vegetarian, vegan, gluten-free and dairy-free options accommodating customers with a wide variety of dietary needs and preferences. The brand demonstrates its commitment to the environment by using responsibly sourced proteins and utensils, bowls and serving trays made from compostable materials. Each of Yalla’s three locations in California also feature on-tap selections of craft beers and fine wines. We intend to expand the business through additional franchising.

Elevation Burger. Established in Northern Virginia in 2002, Elevation Burger is a fast-casual burger, fries, and shakes chain that provides its customers with healthier, “elevated” food options. Serving grass-fed beef, organic chicken, and French fries cooked using a proprietary olive oil-based frying method, Elevation maintains environmentally friendly operating practices including responsible sourcing of ingredients, robust recycling programs intended to reduce carbon footprint, and store décor constructed of eco-friendly materials. The acquisition of Elevation Burger in June 2019 aligns with our corporate mission of providing fresh, authentic and tasty products to the customers of our franchisees and complements our existing burger brand, Fatburger. The Company acquired the Elevation Burger brand on June 19, 2019 and began consolidating Elevation Burger’s financial results effective with that date. As of March 28, 2021, there were 43 franchised Elevation Burger locations globally.

Beyond our current brand portfolio, we intend to acquire other restaurant franchise concepts that will allow us to offer additional food categories and expand our geographic footprint. In evaluating potential acquisitions, we specifically seek concepts with the following characteristics:

●	established, widely recognized brands;
●	steady cash flows;
●	track records of long-term, sustainable operating performance;
●	good relationships with franchisees;
●	sustainable operating performance;
●	geographic diversification; and
●	growth potential, both geographically and through co-branding initiatives across our portfolio.

Leveraging our scalable management platform, we expect to achieve cost synergies post-acquisition by reducing the corporate overhead of the acquired company – most notably in the legal, accounting and finance functions. We also plan to grow the top line revenues of newly acquired brands through support from our management and systems platform, including public relations, marketing and advertising, supply chain assistance, site selection analysis, staff training and operational oversight and support.

Our franchisee base consisted of 311 franchisees as of March 28, 2021. Of these franchisees, 78 own multiple restaurant locations. System wide, our franchisees operated 642 restaurants as of March 28, 2021 with store level sales in excess of $312 million in 2020. As of March 28, 2021, we had 35 units under construction and a development pipeline of over 200 new units which remain to be completed.

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The FAT Brands Difference – Fresh. Authentic. Tasty.

Our name represents the values that we embrace as a company and the food that we provide to customers – Fresh. Authentic. Tasty (which we refer to as “FAT”). The success of our franchisor model is tied to consistent delivery by our restaurant operators of freshly prepared, made-to-order food that our customers desire. With the input of our customers and franchisees, we continually strive to keep a fresh perspective on our brands by enhancing our existing menu offerings and introducing appealing new menu items. When enhancing our offerings, we ensure that any changes are consistent with the core identity and attributes of our brands, although we do not intend to adapt our brands to be all things to all people. In conjunction with our restaurant operators (which means the individuals who manage and/or own our franchised restaurants), we are committed to delivering authentic, consistent brand experiences that have strong brand identity with customers. Ultimately, we understand that we are only as good as the last meal served, and we are dedicated to having our franchisees consistently deliver tasty, high-quality food and positive guest experiences in their restaurants.

In pursuing acquisitions and entering new restaurant brands, we are committed to instilling our FAT Brands values into new restaurant concepts. As our restaurant portfolio continues to grow, we believe that both our franchisees and diners will recognize and value this ongoing commitment as they enjoy a wider concept offering.

Competitive Strengths

We believe that our competitive strengths include:

●	Management Platform Built for Growth. We have developed a robust and comprehensive management and systems platform designed to support the expansion of our existing brands while enabling the accretive and efficient acquisition and integration of additional restaurant concepts. We dedicate our considerable resources and industry knowledge to promote the success of our franchisees, offering them multiple support services such as public relations, marketing and advertising, supply chain assistance, site selection analysis, staff training and operational oversight and support. Furthermore, our platform is scalable and adaptable, allowing us to incorporate new concepts into the FAT Brands family with minimal incremental corporate costs. We intend to grow our existing brands as well as make strategic and opportunistic acquisitions that complement our existing portfolio of concepts providing an entrance into targeted restaurant segments. We believe that our platform is a key differentiator in pursuing this strategy.

●	Asset Light Business Model Driving High Free Cash Flow Conversion. We maintain an “asset light” business model requiring minimal capital expenditures by franchising our restaurant concepts to our owner / operators. The multi-brand franchisor model also enables us to efficiently scale the number of restaurant locations with very limited incremental corporate overhead and minimal exposure to store-level risk, such as long-term real estate commitments and increases in employee wage costs. Our multi-brand approach also gives us the organizational depth to provide a host of services to our franchisees, which we believe enhances their financial and operational performance. As a result, new store growth and accelerating financial performance of the FAT Brands network drive increases in our franchise fee and royalty revenue streams while expanding profit and free cash flow margins.

●	Strong Brands Aligned with FAT Brands Vision. We have an enviable track record of delivering Fresh, Authentic, and Tasty meals across our franchise system. Our Fatburger, Johnny Rockets and Buffalo’s concepts have built distinctive brand identities within their respective segments, providing made-to-order, high-quality food at competitive prices. The Ponderosa and Bonanza brands deliver an authentic American steakhouse experience with which customers identify. Hurricane Grill & Wings offer customers fresh, jumbo chicken wings with an assortment of sauces and rubs in a casual dining atmosphere. Yalla Mediterranean offers a healthful Mediterranean menu of wraps, plates, and bowls in a fast-casual setting. Elevation Burger was the first organic burger chain, serving premium grass-fed beef patties and heart-healthy olive oil fries in a family and eco-friendly environment. Maintaining alignment with the FAT Brands vision across an expanding platform, we believe that our concepts will appeal to a broad base of domestic and global consumers.

●	Experienced and Diverse Global Franchisee Network. Our franchise development team has built an attractive pipeline of new potential franchisees, with many experienced restaurant operators and new entrepreneurs eager to join the FAT Brands family.

●	Ability to Cross-Sell Existing Franchisees Concepts from the FAT Brands Portfolio. Our ability to easily and efficiently cross-sell our existing franchisees new brands from our FAT Brands portfolio affords us the ability to grow more quickly and satisfy our existing franchisees’ demands to expand their organizations. By having the ability to offer our franchisees a variety of concepts (i.e., a fast-casual better-burger concept, a fast-casual chicken wing concept, a casual dining concept, a healthful Mediterranean menu concept and steakhouse concepts) from the FAT Brands portfolio, our existing franchisees are able to acquire the rights to, and develop, their respective markets with a well-rounded portfolio of FAT Brands concept offerings affording them the ability to strategically satisfy their respective market demands by developing our various concepts where opportunities are available.

●	Seasoned and Passionate Management Team. Our management team and employees are critical to our success. Our senior leadership team is highly experienced in the restaurant industry, and many have been a part of our team since our acquisition of the Fatburger brand in 2003. In addition, through their holdings, our senior executives own a significant equity interest in the Company, ensuring long-term commitment and alignment with our public shareholders. Our management team is complemented by an accomplished Board of Directors that is highly involved in overseeing our strategic initiatives and implementation.

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Growth Strategy

The principal elements of our growth strategy include:

●	Opportunistically Acquire New Brands. Our management platform was developed to cost-effectively and seamlessly scale with new restaurant concept acquisitions. Our recent acquisitions of the Elevation Burger and Johnny Rockets brands are a continuation of this growth strategy. We have identified food categories that appeal to a broad international base of customers, targeting the burgers, chicken, pizza, steak, coffee, sandwich and dessert segments for future growth. We have developed a strong and actionable pipeline of potential acquisition opportunities to achieve our objectives. We seek concepts with established, widely recognized brands; steady cash flows; track records of long-term, good relationships with franchisees; sustainable operating performance; geographic diversification; and growth potential, both geographically and through co-branding initiatives across our portfolio. We approach acquisitions from a value perspective, targeting modest multiples of franchise-level cash flow valuations to ensure that acquisitions are immediately accretive to our earnings prior to anticipated synergies.

●	Optimize Capital Structure to Enable Profitable Growth through Acquisitions. While we believe our existing business can be funded through cash generated from current operations, we intend to finance future acquisitions of restaurant brands through the issuance of debt and equity financing placed with investors and issued directly to sellers of restaurant brands. In fiscal 2020, we launched a whole-business securitization facility and conducted two issuances of notes under the facility, which significantly reduced our net cost of capital. We believe that future issuances of debt under this or a similar facility will enable us to pursue larger and more profitable acquisitions with a reasonable cost of capital.

●	Accelerate Same-Store Sales Growth. Same-store sales growth reflects the change in year-over-year sales for the comparable store base, which we define as the number of stores open for at least one full fiscal year. To optimize restaurant performance, we have embraced a multi-faceted same-store sales growth strategy. We utilize customer feedback and closely analyze sales data to introduce, test and perfect existing and new menu items. In addition, we regularly utilize public relations and experiential marketing, which we leverage via social media and targeted digital advertising to expand the reach of our brands and to drive traffic to our stores. Furthermore, we have embraced emerging technology to develop our own brand-specific mobile applications, allowing guests to find restaurants, order online, earn rewards and join our e-marketing providers. We have also partnered with third-party delivery service providers, including UberEATS, Grub Hub, Amazon Restaurants and Postmates, which provide online and app-based delivery services and constitute a new sales channel for our existing locations. Finally, many of our franchisees are pursuing a robust capital expenditure program to remodel legacy restaurants and to opportunistically co-brand them with our Buffalo’s Express and / or Fat Bar concepts (serving beer, wine, spirits and cocktails).

●	Drive Store Growth through Co-Branding, Virtual Restaurants, and Cloud Kitchens. We franchise co-branded Fatburger / Buffalo’s Express locations, giving franchisees the flexibility of offering multiple concepts, while sharing kitchen space, resulting in a higher average check (compared to stand-alone Fatburger locations). Franchisees benefit by serving a broader customer base, and we estimate that co-branding results in a 20%-30% increase in average unit volume compared to stand-alone locations with minimal incremental cost to franchisees. Our acquisition strategy reinforces the importance of co-branding, as we expect to offer each of the complementary brands that we acquire to our existing franchisees on a co-branded basis.

●	In addition to driving growth through co-branding opportunities, we are leveraging the current industry trend of virtual restaurants, whereby one (or more) of our brands serves its food out of the kitchen of another brand for online delivery only, and cloud kitchens, whereby restaurants open without a customer-facing store-front solely for the purpose of servicing delivery or virtual kitchens. Virtual restaurants and cloud kitchens allow us to introduce our brands in geographic areas where previously unknown such as introducing selected menu items from Hurricane Grill & Wings to the southern California market through the preparation in and delivery from Fatburger franchised restaurants via a program with UberEats.

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●	Extend Brands into New Segments. We have a strong track record of extending our brands into new segments, and we believe that we have a significant opportunity to capture new markets by strategically adapting our concepts while reinforcing the brand identity. In addition to dramatically expanding the traditional Buffalo’s Cafe customer base through Fatburger / Buffalo’s Express co-branding, we have also begun evaluating opportunities to leverage the Buffalo’s brand by promoting Buffalo’s Express on a stand-alone basis. Furthermore, we have also begun the roll-out of Fat Bars (serving beer, wine, spirits and cocktails), which we are opportunistically introducing to select existing Fatburger locations on a modular basis. Similarly, we plan to create smaller-scale, fast casual Ponderosa and Bonanza concepts, to drive new store growth, particularly internationally.

●	Continue Expanding FAT Brands Internationally. We have a significant global presence, with international franchised stores in 36 countries including 37 states within the United States as of March 28, 2021. We believe that the appeal of our Fresh, Authentic, and Tasty concepts is global, and we are targeting further penetration of Middle Eastern and Asian markets, particularly through leveraging the Fatburger and Elevation brands.

●	Enhance Footprint in Existing Markets through Current Franchisee Networks. We had 311 franchisees who collectively operated 642 restaurants as of March 28, 2021. We anticipate that our new and existing franchisees will open more than 50 new stores annually for at least the next four years. Beyond these existing commitments, we have found that many of our franchisees have grown their businesses over time, increasing the number of stores operated in their organizations and expanding their concept offerings across the FAT Brands portfolio of concepts.

●	Attract New Franchisees in Existing and Unpenetrated Markets. In addition to the large pipeline of new store commitments from current franchisees, we believe the existing markets for our brands are far from saturated and can support a significant increase in units. Furthermore, new franchisee relationships represent the optimal way for our brands to penetrate geographic markets where we do not currently operate. In many cases, prospective franchisees have experience in and knowledge of markets where we are not currently active, facilitating a smoother brand introduction than we or our existing franchisees could achieve independently. We generate franchisee leads through various channels, including franchisee referrals, traditional and non-traditional franchise brokers and broker networks, franchise development advertising, and franchise trade shows and conventions.

●	Explore Strategic Alternatives. We may engage in strategic transactions involving our Company, restaurant brands and franchisees. For example, we may in the future build and develop Company owned restaurants with the intention of selling and refranchising the stores, and build the capacity to offer debt financing to our franchisees to develop additional stores. We may also manage restaurants for our franchisees in exchange for a management fee and manage external restaurant brands that we do not own. In addition, we may at times seek to monetize our investment in restaurant brands that we have acquired and/or developed through a sale or other strategic transaction.

Summary Risk Factors

We are subject to a number of risks, including risks that may prevent us from achieving our business objectives or that may adversely affect our business, financial condition, results of operations, cash flows and prospects. You should carefully consider the risks discussed in the section entitled “Risk Factors,” including the following risks, before investing in our Series B Preferred Stock:

●	We may not be able to generate sufficient cash to service our obligations, including our obligations under the Series B Preferred Stock.

●	We may incur additional indebtedness and obligations to pay dividends on preferred stock, some of which may be senior to the rights of the Series B Preferred Stock.

●	Our ability to meet our obligations under the Series B Preferred Stock depends on the earnings and cash flows of our subsidiaries and the ability of our subsidiaries to pay dividends or advance or repay funds to us.

●	The novel coronavirus (COVID-19) outbreak has disrupted and is expected to continue to disrupt our business, which could continue to materially affect our operations, financial condition and results of operations for an extended period of time.

●	Food safety and foodborne illness concerns may have an adverse effect on our business.

●	cooperation of our franchisees.

●	Our franchisees could take actions that could harm our business and may not accurately report sales.

●	If we fail to identify, recruit and contract with a sufficient number of qualified franchisees, our ability to open new franchised restaurants and increase our revenues could be materially adversely affected.

●	If we fail to open new domestic and international franchisee-owned restaurants on a timely basis, our ability to increase our revenues could be materially adversely affected.

●	We have significant outstanding indebtedness under our whole-business securitization facility, which requires that we generate sufficient cash flow to satisfy the payment and other obligations under the terms of our debt and exposes us to the risk of default and lender remedies.

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●	Our growth strategy includes pursuing opportunistic acquisitions of additional brands, and we may not find suitable acquisition candidates or successfully operate or integrate any brands that we may acquire.

●	Our business may be adversely impacted by changes in consumer discretionary spending, general economic conditions, or consumer behavior.

●	Our expansion into international markets exposes us to a number of risks that may differ in each country where we have franchised restaurants.

●	We depend on key executive management.

●	Changes in, or noncompliance with, governmental regulations may adversely affect our business operations, growth prospects or financial condition.

●	We are controlled by Fog Cutter Holdings LLC, whose interests may differ from those of our public stockholders.

Our Corporate Information

FAT Brands Inc., the issuer of the Series B Preferred Stock in this offering, was incorporated as a Delaware corporation on March 21, 2017. Our corporate headquarters are located at 9720 Wilshire Blvd., Suite 500, Beverly Hills, California 90212. Our main telephone number is (310) 319-1850. Our principal Internet website address is www.fatbrands.com. The information on our website is not incorporated by reference into, or a part of, this prospectus.

Implications of Being an Emerging Growth Company

As a company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (which we refer to as the “JOBS Act”). An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include the following:

●	we are required to have only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations disclosure;
●	we are not required to engage an auditor to report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002 (which we refer to as the “Sarbanes-Oxley Act”);
●	we are not required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board (which we refer to as the “PCAOB”) regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);
●	we are not required to submit certain executive compensation matters to stockholder advisory votes, such as “say-on-pay,” “say-on-frequency” and “say-on-golden parachutes;” and
●	we are not required to disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation.

We may take advantage of these provisions until December 25, 2022, which is the last day of our fiscal year following the fifth anniversary of the consummation of our initial public offering, or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.07 billion in annual revenue, have more than $700 million in market value of our Common Stock held by non-affiliates, or issue more than $1.0 billion of non-convertible debt over a three-year period (as such amounts may be adjusted from time-to-time). We may choose to take advantage of some but not all of these reduced burdens. We have elected to adopt the reduced disclosure with respect to financial statements and the related Management’s Discussion and Analysis of Financial Condition and Results of Operations disclosure. As a result of this election, the information that we provide stockholders may be different than you might get from other public companies in which you hold equity.

The JOBS Act permits an emerging growth company like us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We are choosing to “opt out” of this provision and, as a result, we will comply with new or revised accounting standards as required when they are adopted. This decision to opt out of the extended transition period is irrevocable.

Controlled Company

As long as Fog Cutter Holdings, LLC continues to own at least 50% of the voting power of our Company, we will be a “controlled company” as defined under NASDAQ Marketplace Rules. However, we do not currently intend to rely on the controlled company exemptions provided under the Nasdaq Marketplace Rules. For so long as we are a controlled company under that definition, we are permitted however to elect to rely, and may rely, on certain exemptions from corporate governance rules, including:

●	an exemption from the rule that a majority of our board of directors must be independent directors;
●	an exemption from the rule that the compensation of our chief executive officer must be determined or recommended solely by independent directors; and
●	an exemption from the rule that our director nominees must be selected or recommended solely by independent directors.

If we elect to rely on the “controlled company” exemption, a majority of the members of our board of directors might not be independent directors and our nominating and corporate governance and compensation committees might not consist entirely of independent directors.

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THE OFFERING

The following is a brief summary of certain terms of this offering. For a more complete description of the terms of the Series B Preferred Stock, see “Description of the Securities We Are Offering–Series B Cumulative Preferred Stock” in this prospectus.

Issuer	FAT Brands Inc.

Securities Offered	We are offering 420,000 shares of 8.25% Series B Cumulative Preferred Stock.

Price	Each share of Series B Preferred Stock is being offered at a price of $ .

Liquidation preference of Series B Preferred Stock	If we liquidate, dissolve or wind up, or undergo a “change of control,” holders of the Series B Preferred Stock will have the right to receive $25.00 per share, plus all accumulated, accrued and unpaid dividends (whether or not earned or declared) to and including the date of payment, before any payments are made to the holders of our Common Stock or to the holders of equity securities the terms of which provide that such equity securities will rank junior to the Series B Preferred Stock. The rights of holders of Series B Preferred Stock to receive their liquidation preference also will be subject to the proportionate rights of any other class or series of our capital stock ranking in parity with the Series B Preferred Stock as to liquidation.

Dividends on Series B Preferred Stock

Holders of the Series B Preferred Stock are entitled to receive, when, as and if declared by our Board of Directors, cumulative cash dividends payable monthly in an amount per share of Series B Preferred Stock equal to $2.0625 per share each year, which is equivalent to 8.25% per annum of the $25.00 liquidation preference per share. Dividends on the Series B Preferred Stock are payable monthly in arrears. To the extent declared by our Board of Directors, dividends are payable not later than twenty (20) days after the end of each calendar month. Dividends on the Series B Preferred Stock accumulate whether or not we have earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared by our Board of Directors.

If the Company fails to make a cash dividend payment with respect to twelve (12) or more consecutive or non-consecutive monthly dividends, the dividend rate on the Series B Preferred Stock will increase to $2.50 per share each year, which is equivalent to 10% of the $25.00 liquidation preference per share. In addition, if the Company fails to make a cash dividend payment with respect to eighteen (18) or more consecutive or non-consecutive monthly dividends, the holders of the Series B Preferred Stock, voting as a separate class, will be entitled to vote for the election of two additional directors to serve on our board of directors until all dividends that are owed have been paid.

Call Feature of Series B Preferred Stock	We may, at our option, redeem the Series B Preferred Stock, in whole or in part, by paying $25.00 per share, plus any accrued and unpaid dividends to the date of redemption and a redemption premium. The redemption premium was initially set at 10% of the $25.00 liquidation preference per share on July 16, 2020, and decreases by 2% per year until it terminates on the five-year anniversary of the initial issuance date (July 16, 2025).

Information rights	During any period in which we are not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and any shares of our Series B Preferred Stock are outstanding, we will (i) transmit by mail to all holders of Series B Preferred Stock, copies of the annual reports and quarterly reports that we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject to those sections (other than exhibits that would have been required) and (ii) promptly upon written request, make available copies of such reports to any prospective holder of Series B Preferred Stock. We will mail the reports to the holders of Series B Preferred Stock within 15 days after the respective dates by which we would have been required to file the reports with the SEC if we were subject to Section 13 or 15(d) of the Exchange Act.

Form	The Series B Preferred Stock is maintained in book-entry form registered in the name of the nominee of The Depository Trust Company, except under limited circumstances where certificated shares may be issued.

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Ranking	The Series B Preferred Stock, with respect to dividend rights and rights upon our voluntary or involuntary liquidation, dissolution or winding up, ranks:

●	senior to our Common Stock and any other class of equity securities the terms of which provide that such equity securities will rank junior to the Series B Preferred Stock;
●	on a parity (pari passu) with any equity securities the terms of which provide that such equity securities will rank without preference or priority over the other; and
●	junior to any equity securities the terms of which provide that such equity securities will rank senior to the Series B Preferred Stock, and to all of our existing and future debt, including, prior to conversion of such debt, any debt convertible into our equity securities.

Voting rights	The Series B Preferred Stock does not vote with the Common Stock, but has voting rights as required by law and majority consent rights to approve (i) any merger, consolidation or share exchange that materially and adversely affects the rights, preferences or voting power of the Series B Preferred Stock, unless the Series B Preferred Stock is converted into or exchanged for (A) cash equal to or greater than the applicable redemption price per share or (B) preferred shares of the surviving entity having rights, preferences and privileges that are materially the same as those of the Series B Preferred Stock; (ii) any amendment of our Amended and Restated Certificate of Incorporation or the Amended and Restated Certificate of Designation establishing the Series B Preferred Stock to materially and adversely affect the rights of the Series B Preferred Stock; or (iii) declaring or paying any junior dividends or repurchasing any junior securities when all dividends on the Series B Preferred Stock have not been paid in full in cash.

Listing	The Series B Preferred Stock is listed on NASDAQ under the symbol “FATBP”. We cannot provide any assurance that a liquid or established trading market for the Series B Preferred Stock will continue or be maintained.

Use of proceeds	We intend to use the net proceeds that we receive from this offering for general corporate purposes and possible future acquisitions and growth opportunities. See “Use of Proceeds.”

Settlement date	We expect that the shares of Series B Preferred Stock to be issued in this offering will initially be ready for delivery to purchasers on or about , 2021.

Risk factors	Investing in our Series B Preferred Stock involves a number of risks. See “Risk Factors” beginning on page 12 of this prospectus and in our Annual Report on Form 10-K for the year ended December 27, 2020 for information about important risks you should consider before making an investment decision regarding the Series B Preferred Stock.

Transfer Agent	The registrar, transfer agent and dividend and redemption price disbursing agent in respect of the Series B Preferred Stock is VStock Transfer, LLC.

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ORGANIZATIONAL STRUCTURE

The following diagram shows the organizational structure of FAT Brands Inc. and subsidiaries as of the date of this prospectus. We may also, from time-to-time, own or acquire additional subsidiaries through which we conduct management or franchising services or other activities.

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SUMMARY AND PRO FORMA CONSOLIDATED FINANCIAL AND OTHER DATA

The following tables summarize the consolidated historical financial data for FAT Brands Inc. The summary statements of operations data for each of the thirteen weeks ended March 28, 2021 and March 29, 2020 are derived from the unaudited financial statements of FAT Brands Inc. included in our Quarterly Report on Form 10-Q filed with the SEC on May 12, 2021. The summary statement of operations data for each of the years in the two-year period ended December 27, 2020 and December 29, 2019 are derived from the audited financial statements of FAT Brands Inc. included in our Annual Report on Form 10-K filed with the SEC on March 29, 2021.

The results of operations for the periods presented below are not necessarily indicative of the results to be expected for any future periods and the results for any interim period are not necessarily indicative of the results that may be expected for a full fiscal year. The information set forth below should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this prospectus and the financial statements and accompanying notes incorporated by reference herein.

	Dollars in thousands, except net loss per share data
	Thirteen Weeks Ended		Fiscal Year Ended
	March 28, 2021	March 29, 2020	December 27, 2020	December 29, 2019
Statements of operations data:

Revenues
Royalties	$4,898	$3,309	$13,420	$14,895
Franchise fees	540	175	1,130	3,433
Advertising fees	1,188	931	3,527	4,111
Other revenue	23	8	41	66
Total revenues	6,649	4,423	18,118	22,505

Costs and expenses
General and administrative	4,926	3,531	14,876	12,257
Impairment of goodwill and intangible assets	-	-	9,295	-
Advertising expenses	1,192	931	5,218	4,111
Refranchising loss	427	539	3,827	219
Costs and expenses	6,545	5,001	33,216	16,587

Income (loss) from operations	104	(578)	(15,098)	5,918

Other expense, net	(2,665)	(2,090)	(3,451)	(6,426)

Loss before income tax (benefit) expense	(2,561)	(2,668)	(18,549)	(508)

Income tax (benefit) expense	(129)	(298)	(3,689)	510

Net loss	$(2,432)	$(2,370)	$(14,860)	$(1,018)

EBITDA (1)	$585	$(362)	$(12,458)	$6,807

Adjusted EBITDA (2)	$1,105	$283	$1,375	$7,663

Basic and diluted loss per common share	$(0.20)	$(0.20)	$(1.25)	$(0.09)
Basic and diluted weighted average shares outstanding	11,970,505	11,868,842	11,897,952	11,823,455

(1)	EBITDA is defined as earnings before interest, taxes, depreciation and amortization. We use the term EBITDA, as opposed to income from operations, as it is widely used by analysts, investors and other interested parties to evaluate companies in our industry. We believe that EBITDA is an appropriate measure of operating performance because it eliminates the impact of expenses that do not relate to business performance. EBITDA is not a measure of our financial performance or liquidity that is determined in accordance with generally accepted accounting principles (“GAAP”), and should not be considered as an alternative to net income (loss) as a measure of financial performance or cash flows from operations as measures of liquidity, or any other performance measure derived in accordance with GAAP.

(2)	Adjusted EBITDA is defined as EBITDA (as defined above), excluding expenses related to acquisitions, refranchising restaurant costs and expenses, net of revenue, and certain non-recurring or non-cash items that the Company does not believe directly reflect its core operations and may not be indicative of the Company’s recurring business operations.

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A reconciliation of net income to EBITDA is set forth below:

	In thousands
	Thirteen Weeks Ended		Fiscal Year Ended
	March 28, 2021	March 29, 2020	December 27, 2020	December 29, 2019
Net loss	$(2,432)	$(2,370)	$(14,860)	$(1,018)
Depreciation and amortization	398	232	1,172	785
Interest expense, net	2,748	2,074	4,919	6,530
Income tax (benefit) expense	(129)	(298)	(3,689)	510
EBITDA	585	(362)	(12,458)	6,807
Share-based compensation expenses	37	15	99	262
Non-cash lease expenses	41	41	243	174
Acquisition costs	15	50	1,168	201
Refranchising loss	427	539	3,827	219
Impairment of goodwill and intangible assets	-	-	9,295	-
Advertising expenditures exceeding collections	-	-	1,680	-
Change in fair value of derivative liability	-	-	(887)	-
Loss on extinguishment of debt	-	-	88	-
Gain on contingent consideration payable adjustment	-	-	(1,680)	-
Adjusted EBITDA	$1,105	$283	$1,375	$7,663

The following unaudited pro forma consolidated balance sheet of FAT Brands Inc. as of March 28, 2021 gives effect to (i) the 2021 Securitization, and (ii) the consummation of this offering as if they had occurred on March 28, 2021, and the following unaudited pro forma consolidated summary statements of operations for the thirteen weeks ended March 28, 2021 and for the fiscal year ended December 27, 2020 give effect to such transactions as if they had occurred on December 30, 2019. The unaudited pro forma consolidated balance sheet and consolidated summary statements of operations have been prepared in accordance with Article 11 of Regulation S-X.

The following unaudited pro forma consolidated financial information does not reflect the financial condition at the date or results of operations of FAT Brands for the periods indicated. The assumptions used and pro forma adjustments derived from such assumptions are based on currently available information, and in many cases are based on estimates and preliminary information. The assumptions underlying the pro forma adjustments are described in the accompanying notes to the unaudited pro forma consolidated balance sheet and summary statement of operations. We believe such assumptions are reasonable under the circumstances and are based on methodologies that are factually supportable and directly related to the above transactions. However, the pro forma financial information may not be indicative of our future performance and does not necessarily reflect what our financial condition and results of operations would have been had the transactions to which the pro forma adjustments relate actually occurred on the dates indicated above.

The following unaudited pro forma consolidated balance sheet and summary statements of operations give effect to this offering and the following transactions:

2021 Securitization

●	On April 26, 2021 (the “Closing Date”), FB Royalty completed the issuance and sale in a private offering (the “Offering” as defined in Note 1) of three tranches of fixed rate senior secured notes as follows: (i) 4.75% Series 2021-1 Fixed Rate Senior Secured Notes, Class A-2, in an initial principal amount of $97,104,000; (ii) 8.00% Series 2021-1 Fixed Rate Senior Subordinated Secured Notes, Class B-2, in an initial principal amount of $32,368,000; and (iii) 9.00% Series 2021-1 Fixed Rate Subordinated Secured Notes, Class M-2, in an initial principal amount of $15,000,000 (collectively, the “2021 Securitization Notes”), which was used to pay $82.2 million of debt and accrued interest payable.

●	In April 2021, obligations totaling approximately $12,509,000 owed by Fog Cutter Capital Group to various lenders and beneficiaries were paid in full.

	Unaudited Pro Forma Consolidated Balance Sheet
	As of March 28, 2021
	(in thousands)
	Actual	Adjustments	Notes	Pro forma	Adjustments	Notes	Pro forma As Adjusted

Assets
Current assets
Cash	$1,163	$45,353	(a)(b)(c)(d)	$46,516	$8,900	(h)	$55,416
Restricted cash	3,352	(1,750)	(e)	1,602	-		1,602
Accounts receivable, net of allowance for doubtful accounts of $762	4,467	-		4,467	-		4,467
Trade and other notes receivable, net of allowance for doubtful accounts of $103	210	-		210	-		210
Assets classified as held for sale	10,570	-		10,570	-		10,570
Other current assets	1,968	-		1,968	-		1,968
Total current assets	21,730	43,603		65,333	8,900		74,233

Noncurrent restricted cash	400	1,400	(f)	1,800	-		1,800
Notes receivable – noncurrent, net of allowance for doubtful accounts of $271	1,640	-		1,640	-		1,640
Deferred income tax asset, net	31,546	-		31,546	-		31,546
Operating lease right of use assets	4,125	-		4,125	-		4,125
Goodwill	9,706	-		9,706	-		9,706
Other intangible assets, net	47,331	-		47,331	-		47,331
Other assets	1,615	-		1,615	-		1,615
Total assets	$118,093	$45,003		$163,096	$8,900		$171,996

Liabilities and Stockholders’ Deficit
Liabilities
Current liabilities
Accounts payable	$8,684	$-		$8,684	$-		$8,684
Accrued expenses and other liabilities	19,912	-		19,912	-		19,912
Deferred income, current portion	1,782	-		1,782	-		1,782
Accrued advertising	1,978	-		1,978	-		1,978
Accrued interest payable	1,876	(1,750)	(e)	126	-		126
Dividend payable on preferred shares	1,143	-		1,143	-		1,143
Liabilities related to assets classified as held for sale	9,656	-		9,656	-		9,656
Current portion of operating lease liability	777	-		777	-		777
Current portion of preferred shares, net	7,970	-		7,970	-		7,970
Current portion of long-term debt	22,104	(20,436)	(b)(d)(g)	1,668	-		1,668
Other	17	-		17	-		17
Total current liabilities	75,899	(22,186)		53,713	-		53,713

Deferred income – noncurrent	9,537	-		9,537	-		9,537
Acquisition purchase price payable	2,829	-		2,829	-		2,829
Operating lease liability, net of current portion	3,864	-		3,864	-		3,864
Long-term debt, net of current portion	71,464	75,057	(a)(b)(d)(g)	146,521	-		146,521
Other liabilities	76	-		76	-		76
Total liabilities	163,669	52,871		216,540	-		216,540

Commitments and contingencies (Note 18)

Stockholders’ deficit
Preferred stock, $.0001 par value; 5,000,000 shares authorized; 1,183,272 shares issued and outstanding at March 28, 2021; Liquidation preference $25 per share	21,267	-		21,267	8,900	(h)	30,167
Common stock, $.0001 par value; 25,000,000 shares authorized; 12,029,264 shares issued and outstanding at March 28, 2021	(43,515)	-		(43,515)	-		(43,515)
Accumulated deficit	(23,328)	(7,868)	(c)(g)	(31,196)			(31,196)
Total stockholders’ deficit	(45,576)	(7,868)		(53,444)	8,900		(44,544)
Total liabilities and stockholders’ deficit	$118,093	$45,003		$163,096	$8,900		$171,996

	Unaudited Pro Forma Consolidated Summary of Statement of Operations For the thirteen weeks ended March 28, 2021 (in thousands)
	Actual	Adjustments	Notes	Pro forma	Adjustments	Notes	Pro forma As Adjusted

Revenue	$6,649	$-		$6,649	$-		$6,649
Costs and expenses	6,545	-		6,545	-		6,545
Income from operations	104	-		104	-		104
Other expense, net	(2,665)	(142)	(aa)(bb)(cc)	(2,807)	-		(2,807)
Loss before income tax benefit	(2,561)	(142)		(2,703)	-		(2,703)
Income tax benefit	(129)	-		(129)	-		(129)
Net loss	$(2,432)	$(142)		$(2,574)	$-		$(2,574)

	Unaudited Pro Forma Consolidated Statement of Operations For the Fiscal Year Ended December 27, 2020 (in thousands)
	Actual	Adjustments	Notes	Pro forma	Adjustments	Notes	Pro forma As Adjusted

Revenue	$18,118	$-		$18,118	$-		$18,118
Costs and expenses	33,216	-		33,216	-		33,216
Income from operations	(15,098)	-		(15,098)	-		(15,098)
Other expense, net	(3,451)	(3,343)	(aa)(bb)(cc)(dd)	(6,794)	-		(6,794)
Loss before income tax benefit	(18,549)	(3,343)		(21,892)	-		(21,892)
Income tax benefit	(3,689)	-		(3,689)	-		(3,689)
Net loss	$(14,860)	$(3,343)		$(18,203)	$-		$(18,203)

The accompanying notes are an integral part of and should be read together with this unaudited pro forma consolidated financial information.

Note 1 – Balance Sheet Pro Forma Adjustments

(a)	On April 26, 2021, Fat Brands Royalty I LLC, a wholly owned subsidiary of the Company, completed the issuance and sale in a private offering (the “Offering”) of three tranches of fixed rate senior secured notes as follows: (i) 4.75% Series 2021-1 Fixed Rate Senior Secured Notes, Class A-2, in an initial principal amount of $97,104,000; (ii) 8.00% Series 2021-1 Fixed Rate Senior Subordinated Secured Notes, Class B-2, in an initial principal amount of $32,368,000; and (iii) 9.00% Series 2021-1 Fixed Rate Subordinated Secured Notes, Class M-2, in an initial principal amount of $15,000,000 (collectively, the “2021 Securitization Notes”). From the gross proceeds of $144,472,000, the Company utilized (i) $728,000 for the original issuers discount on the Series 2021-1 Fixed Rate Subordinated Secured Notes, Class M-2 notes and (ii) $2,932,000 for underwriters’ fees and expense and debt offering costs paid at the closing.

(b)	On April 26, 2021, concurrent with the issuance of the 2021 Securitization Notes, the Company repaid the Series 2020-1 and Series 2020-2 notes the face value of which is allocation as follows: (i) $8,000,000 in current portion of long-term debt and $72,000,000 in long term debt, net of current portion.

(c)	Assumes payment of $1,550,000 of prepayment penalties on Series 2020-1 notes.

(d)	Assumes repayment of $12,509,000 of debt and obligations classified under current portion of long-term debt.

(e)	Assumes repayment of $1,750,000 of interest on Series 2020-1 and Series 2020-2.

(f)	Assumes additional interest account funding.

(g)	Assumes acceleration of accretion of debt offering costs and original issuer discount associated with Series 2020-1 and 2020-2 notes upon repayment as disclosed in footnote (b) above.

(h)	Assumes $10,000,000 of Series B Cumulative Preferred Stock is sold pursuant to this prospectus net of underwriters’ fees and associated expenses

Note 2 – Summary Statement of Operations Pro Forma Adjustments

(aa)	On April 26, 2021, Fat Brands Royalty I LLC, a wholly owned subsidiary of the Company, completed the issuance and sale in a private offering (the “Offering”) of three tranches of fixed rate senior secured notes as follows: (i) 4.75% Series 2021-1 Fixed Rate Senior Secured Notes, Class A-2, in an initial principal amount of $97,104,000; (ii) 8.00% Series 2021-1 Fixed Rate Senior Subordinated Secured Notes, Class B-2, in an initial principal amount of $32,368,000; and (iii) 9.00% Series 2021-1 Fixed Rate Subordinated Secured Notes, Class M-2, in an initial principal amount of $15,000,000 (collectively, the “2021 Securitization Notes”). Reflects total cash interest expense on 2021 Securitization Notes.

(bb)	On April 26, 2021, concurrent with the issuance of the 2021 Securitization Notes, the Company repaid the Series 2020-1 and Series 2020-2 notes the face value of which is allocation as follows: (i) $8,000,000 in current portion of long-term debt and (ii) $72,000,000 in long-term debt, net of current portion. Reflects elimination of total cash interest expense on Series 2020-1 and Series 2020-2 notes.

(cc)	Assumes repayment of $12,509,000 of debt and obligations classified under current portion of long-term debt and elimination of associated interest expense.

(dd)	Assumes repayment of the Loan and Security Agreement with The Lion Fund, L.P. and The Lion Fund II, L.P. and elimination of associated interest expense.

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RISK FACTORS

Except for the historical information contained herein or incorporated by reference, this report and the information incorporated by reference contain forward-looking statements that involve risks and uncertainties. These statements include projections about our accounting and finances, plans and objectives for the future, future operating and economic performance and other statements regarding future performance. These statements are not guarantees of future performance or events. Our actual results could differ materially from those discussed in this report. Factors that could cause or contribute to these differences include, but are not limited to, those discussed in the following section, as well as those discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere throughout this prospectus and in any documents incorporated in this report by reference.

You should consider carefully the following risk factors and in the other information included or incorporated in this report. If any of the following risks, either alone or taken together, or other risks not presently known to us or that we currently believe to not be significant, develop into actual events, then our business, financial condition, results of operations or prospects could be materially adversely affected. If that happens, the market price of our common stock could decline, and stockholders may lose all or part of their investment.

Risks Related to the Series B Preferred Stock and this offering

We may not be able to generate sufficient cash to service our obligations, including our obligations under the Series B Preferred Stock.

Our ability to make dividend payments on our outstanding shares of preferred stock, including the Series B Preferred Stock, and outstanding indebtedness will depend on our financial and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We may be unable to maintain a level of cash flows from operating activities sufficient to permit us to pay the liquidation preference, premium, if any, and dividends on our preferred stock, including the Series B Preferred Stock, as well as principal and interest on our outstanding indebtedness.

We may incur additional indebtedness and obligations to pay dividends on preferred stock, some of which may be senior to the rights of the Series B Preferred Stock.

We and our subsidiaries may incur additional indebtedness and obligations to pay cumulative dividends on preferred stock, some of which may be senior to the rights of the Series B Preferred Stock. The terms of the Series B Preferred Stock do not prohibit us or our subsidiaries from incurring additional indebtedness or issuing additional series of preferred stock. Any such indebtedness will in all cases be senior to the rights of holders of Series B Preferred Stock. We may also issue additional series of preferred stock that contain dividend rights and liquidation preferences that are senior to the rights of holders of Series B Preferred Stock. Our subsidiaries may also incur indebtedness that is structurally senior to the Series B Preferred Stock, and we and our subsidiaries could incur indebtedness secured by a lien on our assets, entitling the holders of such indebtedness to be paid first from the proceeds of such assets. If we issue any additional preferred stock that ranks senior or pari passu with the Series B Preferred Stock, the holders of those shares will be entitled to a senior or ratable share with the holders of the Series B Preferred Stock in any proceeds distributed in connection with our insolvency, liquidation, reorganization or dissolution. This may have the effect of reducing the amount of proceeds paid to the holders of Series B Preferred Stock.

Our ability to meet our obligations under the Series B Preferred Stock depends on the earnings and cash flows of our subsidiaries and the ability of our subsidiaries to pay dividends or advance or repay funds to us.

We conduct all of our business operations through our subsidiaries. In servicing dividend payments to be made on the Series B Preferred Stock, we will rely on cash flows from these subsidiaries, mainly dividend payments and other distributions. The ability of these subsidiaries to make dividend payments to us will be affected by, among other factors, the obligations of these entities to their creditors, requirements of corporate and other law, and restrictions contained in agreements entered into by or relating to these entities.

Risks Related to COVID-19, Health Epidemics and Food Safety

The novel coronavirus (COVID-19) outbreak has disrupted and is expected to continue to disrupt our business, which could continue to materially affect our operations, financial condition and results of operations for an extended period of time.

In March 2020, the World Health Organization declared the outbreak of a novel coronavirus (COVID-19) as a pandemic, which continues to spread throughout the United States and other countries. As a result, Company franchisees have closed, or temporarily closed, some retail locations, reduced or modified store operating hours, adopted a “to-go” only operating model, or a combination these actions. These actions have reduced consumer traffic, all resulting in a negative impact to Company revenues. In addition, the COVID-19 pandemic may make it more difficult for our franchisees to staff restaurants and, in more severe cases, may cause a temporary inability to obtain supplies, increase commodity costs or cause full and partial closures of our affected restaurants for a prolonged period of time.

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Our franchisees have temporarily shifted to a “to-go” only operating model at the majority of our Fatburger, Johnny Rockets, Hurricane Grill & Wings, Buffalo’s Café, and Elevation Burger restaurants in the United States, suspending sit-down dining and serving our guests through take-out, drive-thru and delivery. In addition, most of our Ponderosa, Bonanza, and Yalla stores have implemented temporary closures or modified hours. COVID-19 and the economic downturn caused by the pandemic may also materially adversely affect our ability to implement our growth plans, including closures of existing stores if our franchisees cannot continue operating, delays in opening new stores, and delays or inability to finance acquisitions of additional brands and restaurant concepts.

Furthermore, the fear of contracting viruses could cause employees or guests to avoid gathering in public places, which has had, and could further have, longer-term adverse effects on our restaurant guest traffic or the ability to adequately staff restaurants. We could also be adversely affected if government authorities impose longer-term restrictions on public gatherings such as reductions in restaurant capacity, operations of restaurants or mandatory closures. Even if such measures are not implemented and the COVID-19 virus does not continue to spread significantly, the perceived risk of infection or health risk may adversely affect our business, liquidity, financial condition and results of operations.

While the disruption to our business from the COVID-19 pandemic is currently expected to be temporary, there is a great deal of uncertainty around the severity and duration of the disruption, and also the longer-term effects on our business and economic growth and consumer demand in the U.S. and worldwide. The effects of COVID-19 may materially adversely affect our business, results of operations, liquidity and ability to service our existing debt, particularly if these effects continue in place for a significant amount of time.

Health concerns arising from outbreaks of diseases, other than COVID-19, may have an adverse effect on our business.

In addition to the risks to our business of COVID-19 discussed above, our business could be materially and adversely affected by the outbreak of other widespread health epidemics or pandemics. The occurrence of such an outbreak of an epidemic illness, other than COVID-19, or other adverse public health developments could materially disrupt our business and operations. Such events could also significantly impact our industry and cause a temporary closure of restaurants, which would severely disrupt our operations and have a material adverse effect on our business, financial condition and results of operations.

Furthermore, viruses other than COVID-19 may be transmitted through human contact, and the risk of contracting viruses could cause employees or guests to avoid gathering in public places, which could adversely affect restaurant guest traffic or the ability to adequately staff franchised restaurants. We could also be adversely affected if jurisdictions in which our franchisees’ restaurants operate impose mandatory closures, seek voluntary closures or impose restrictions on operations of restaurants. Even if such measures are not implemented and a virus or other disease, other than COVID-19, does not spread significantly, the perceived risk of infection or health risk may affect our business.

Food safety and foodborne illness concerns may have an adverse effect on our business.

Foodborne illnesses, such as E. coli, hepatitis A, trichinosis and salmonella, occur or may occur within our system from time to time. In addition, food safety issues such as food tampering, contamination and adulteration occur or may occur within our system from time to time. Any report or publicity linking one of our franchisee’s restaurants, or linking our competitors or our industry generally, to instances of foodborne illness or food safety issues could adversely affect our brands and reputations as well as our revenues and profits, and possibly lead to product liability claims, litigation and damages. If a customer of one of our franchisees’ restaurants becomes ill as a result of food safety issues, restaurants in our system may be temporarily closed, which would decrease our revenues. In addition, instances or allegations of foodborne illness or food safety issues, real or perceived, involving our franchised restaurants, restaurants of competitors, or suppliers or distributors (regardless of whether we use or have used those suppliers or distributors), or otherwise involving the types of food served at our franchisees’ restaurants, could result in negative publicity that could adversely affect our revenues or the sales of our franchisees. Additionally, allegations of foodborne illness or food safety issues could result in litigation involving us and our franchisees. The occurrence of foodborne illnesses or food safety issues could also adversely affect the price and availability of affected ingredients, which could result in disruptions in our supply chain and/or lower revenues and margins for us and our franchisees.

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Risks Related to Our Franchised Business Model

Our operating and financial results and growth strategies are closely tied to the success of our franchisees.

Our restaurants are operated by our franchisees, which makes us dependent on the financial success and cooperation of our franchisees. We have limited control over how our franchisees’ businesses are run, and the inability of franchisees to operate successfully could adversely affect our operating and financial results through decreased royalty payments. If our franchisees incur too much debt, if their operating expenses or commodity prices increase or if economic or sales trends deteriorate such that they are unable to operate profitably or repay existing debt, it could result in their financial distress, including insolvency or bankruptcy. If a significant franchisee or a significant number of our franchisees become financially distressed, our operating and financial results could be impacted through reduced or delayed royalty payments. Our success also depends on the willingness and ability of our franchisees to implement major initiatives, which may include financial investment. Our franchisees may be unable to successfully implement strategies that we believe are necessary for their further growth, which in turn may harm the growth prospects and financial condition of the company. Additionally, the failure of our franchisees to focus on the fundamentals of restaurant operations, such as quality service and cleanliness (even if such failures do not rise to the level of breaching the related franchise documents), could have a negative impact on our business.

Our franchisees could take actions that could harm our business and may not accurately report sales.

Our franchisees are contractually obligated to operate their restaurants in accordance with the operations, safety, and health standards set forth in our agreements with them and applicable laws. However, although we will attempt to properly train and support all our franchisees, they are independent third parties whom we do not control. The franchisees own, operate, and oversee the daily operations of their restaurants, and their employees are not our employees. Accordingly, their actions are outside of our control. Although we have developed criteria to evaluate and screen prospective franchisees, we cannot be certain that our franchisees will have the business acumen or financial resources necessary to operate successful franchises at their approved locations, and state franchise laws may limit our ability to terminate or not renew these franchise agreements. Moreover, despite our training, support and monitoring, franchisees may not successfully operate restaurants in a manner consistent with our standards and requirements or may not hire and adequately train qualified managers and other restaurant personnel. The failure of our franchisees to operate their franchises in accordance with our standards or applicable law, actions taken by their employees or a negative publicity event at one of our franchised restaurants or involving one of our franchisees could have a material adverse effect on our reputation, our brands, our ability to attract prospective franchisees, our company-owned restaurants, and our business, financial condition or results of operations.

Franchisees typically use a point of sale, or POS, cash register system to record all sales transactions at the restaurant. We require franchisees to use a specific brand or model of hardware or software components for their restaurant system. Currently, franchisees report sales manually and electronically, but we do not have the ability to verify all sales data electronically by accessing their POS cash register systems. We have the right under our franchise agreement to audit franchisees to verify sales information provided to us, and we have the ability to indirectly verify sales based on purchasing information. However, franchisees may underreport sales, which would reduce royalty income otherwise payable to us and adversely affect our operating and financial results.

If we fail to identify, recruit and contract with a sufficient number of qualified franchisees, our ability to open new franchised restaurants and increase our revenues could be materially adversely affected.

The opening of additional franchised restaurants depends, in part, upon the availability of prospective franchisees who meet our criteria. Most of our franchisees open and operate multiple restaurants, and our growth strategy requires us to identify, recruit and contract with a significant number of new franchisees each year. We may not be able to identify, recruit or contract with suitable franchisees in our target markets on a timely basis or at all. In addition, our franchisees may not have access to the financial or management resources that they need to open the restaurants contemplated by their agreements with us, or they may elect to cease restaurant development for other reasons. If we are unable to recruit suitable franchisees or if franchisees are unable or unwilling to open new restaurants as planned, our growth may be slower than anticipated, which could materially adversely affect our ability to increase our revenues and materially adversely affect our business, financial condition and results of operations.

If we fail to open new domestic and international franchisee-owned restaurants on a timely basis, our ability to increase our revenues could be materially adversely affected.

A significant component of our growth strategy includes the opening of new domestic and international franchised restaurants. Our franchisees face many challenges associated with opening new restaurants, including:

●	identification and availability of suitable restaurant locations with the appropriate size; visibility; traffic patterns; local residential neighborhood, retail and business attractions; and infrastructure that will drive high levels of customer traffic and sales per restaurant;
●	competition with other restaurants and retail concepts for potential restaurant sites and anticipated commercial, residential and infrastructure development near new or potential restaurants;
●	ability to negotiate acceptable lease arrangements;
●	availability of financing and ability to negotiate acceptable financing terms;

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●	recruiting, hiring and training of qualified personnel;
●	construction and development cost management;
●	completing their construction activities on a timely basis;
●	obtaining all necessary governmental licenses, permits and approvals and complying with local, state and federal laws and regulations to open, construct or remodel and operate our franchised restaurants;
●	unforeseen engineering or environmental problems with the leased premises;
●	avoiding the impact of adverse weather during the construction period; and
●	other unanticipated increases in costs, delays or cost overruns.

As a result of these challenges, our franchisees may not be able to open new restaurants as quickly as planned or at all. Our franchisees have experienced, and expect to continue to experience, delays in restaurant openings from time to time and have abandoned plans to open restaurants in various markets on occasion. Any delays or failures to open new restaurants by our franchisees could materially and adversely affect our growth strategy and our results of operations.

Negative publicity relating to one of our franchised restaurants could reduce sales at some or all of our other franchised restaurants.

Our success is dependent in part upon our ability to maintain and enhance the value of our brands, consumers’ connection to our brands and positive relationships with our franchisees. We may, from time to time, be faced with negative publicity relating to food quality, public health concerns, restaurant facilities, customer complaints or litigation alleging illness or injury, health inspection scores, integrity of our franchisees or their suppliers’ food processing, employee relationships or other matters, regardless of whether the allegations are valid or whether or not the Company is held to be responsible. The negative impact of adverse publicity relating to one franchised restaurant may extend far beyond that restaurant or franchisee involved to affect some or all of our other franchised restaurants. The risk of negative publicity is particularly great with respect to our franchised restaurants because we are limited in the manner in which we can manage and control a franchisee’s operations and messaging, especially on a real-time basis. The considerable expansion in the use of social media over recent years can further amplify any negative publicity that could be generated by such incidents. A similar risk exists with respect to unrelated food service businesses, if consumers associate those businesses with our own or franchised operations. Additionally, employee claims against us based on, among other things, wage and hour violations, discrimination, harassment or wrongful termination may also create negative publicity that could adversely affect us and divert our financial and management resources that would otherwise be used to benefit the future performance of our operations. A significant increase in the number of these claims or an increase in the number of successful claims would have a material adverse effect on our business, financial condition and results of operations. Consumer demand for our products and our brands’ value could diminish significantly if any such incidents or other matters create negative publicity or otherwise erode consumer confidence in us or our products, which would likely result in lower sales and could have a material adverse effect on our business, financial condition and results of operations.

Our brands’ value may be limited or diluted through franchisee and third-party activity.

Although we monitor and regulate franchisee activities under the terms of our franchise agreements, franchisees or other third parties may refer to or make statements about our brands that do not make proper use of our trademarks or required designations, that improperly alter trademarks or branding, or that are critical of our brands or place our brands in a context that may tarnish our reputation. This may result in dilution of, or harm to, our intellectual property or the value of our brands. Franchisee noncompliance with the terms and conditions of our franchise agreements may reduce the overall goodwill of our brands, whether through the failure to meet health and safety standards, engage in quality control or maintain product consistency, or through the participation in improper or objectionable business practices. Moreover, unauthorized third parties may use our intellectual property to trade on the goodwill of our brands, resulting in consumer confusion or dilution of our brands’ value. Any reduction of our brands’ goodwill, consumer confusion, or reputational dilution is likely to impact sales, and could materially and adversely impact our business and results of operations.

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Risks Relating to Our Business and Operations

We have significant outstanding indebtedness under our whole-business securitization facility, which requires that we generate sufficient cash flow to satisfy the payment and other obligations under the terms of our debt and exposes us to the risk of default and lender remedies.

The principal balance of the indebtedness under our whole-business securitization facility issued by our special purpose subsidiary, FAT Brands Royalty I, LLC (which we refer to as “FAT Royalty”), was $80.0 million as of December 27, 2020. We and FAT Royalty may incur additional indebtedness for various purposes, including to fund future acquisitions and operational needs. The terms of our outstanding indebtedness provide for significant principal and interest payments, and subjects us and FAT Royalty to certain financial and non-financial covenants, including a debt service coverage ratio calculation, as defined in the Indenture. If certain covenants are not met, the indebtedness may become partially or fully due and payable on an accelerated schedule. Our ability to meet the payment obligations under our debt depends on our ability to generate significant cash flow in the future. We cannot assure you that our business will generate cash flow from operations, or that other capital will be available to us, in amounts sufficient to enable us to meet our payment obligations under our loan agreements and to fund our other liquidity needs. If we are not able to generate sufficient cash flow to service these obligations, we may need to refinance or restructure our debt, sell unencumbered assets (if any) or seek to raise additional capital. If we are unable to implement one or more of these options, we may not be able to meet these payment obligations, and the imposition of lender remedies could materially and adversely affect our business, financial condition and liquidity.

Our growth strategy includes pursuing opportunistic acquisitions of additional brands, and we may not find suitable acquisition candidates or successfully operate or integrate any brands that we may acquire.

As part of our growth strategy, we intend to opportunistically acquire new brands and restaurant concepts. Although we believe that opportunities for future acquisitions may be available from time to time, competition for acquisition candidates may exist or increase in the future. Consequently, there may be fewer acquisition opportunities available to us as well as higher acquisition prices. There can be no assurance that we will be able to identify, acquire, manage or successfully integrate additional brands or restaurant concepts without substantial costs, delays or operational or financial problems.

The difficulties of integration include coordinating and consolidating geographically separated systems and facilities, integrating the management and personnel of the acquired brands, maintaining employee morale and retaining key employees, implementing our management information systems and financial accounting and reporting systems, establishing and maintaining effective internal control over financial reporting, and implementing operational procedures and disciplines to control costs and increase profitability.

In the event we are able to acquire additional brands or restaurant concepts, the integration and operation of such acquisitions may place significant demands on our management, which could adversely affect our ability to manage our existing restaurants. In addition, we may be required to obtain additional financing to fund future acquisitions, but there can be no assurance that we will be able to obtain additional financing on acceptable terms or at all.

Our success depends substantially on our corporate reputation and on the value and perception of our brands.

Our success depends in large part upon our and our franchisees’ ability to maintain and enhance the value of our brands and our customers’ loyalty to our brands. Brand value is based in part on consumer perceptions on a variety of subjective qualities. Business incidents, whether isolated or recurring, and whether originating from us, franchisees, competitors, suppliers or distributors, can significantly reduce brand value and consumer trust, particularly if the incidents receive considerable publicity or result in litigation. For example, our brands could be damaged by claims or perceptions about the quality or safety of our products or the quality or reputation of our suppliers, distributors or franchisees, regardless of whether such claims or perceptions are true. Similarly, entities in our supply chain may engage in conduct, including alleged human rights abuses or environmental wrongdoing, and any such conduct could damage our or our brands’ reputations. Any such incidents (even if resulting from actions of a competitor or franchisee) could cause a decline directly or indirectly in consumer confidence in, or the perception of, our brands and/or our products and reduce consumer demand for our products, which would likely result in lower revenues and profits. Additionally, our corporate reputation could suffer from a real or perceived failure of corporate governance or misconduct by a company officer, or an employee or representative of us or a franchisee.

Failure to protect our service marks or other intellectual property could harm our business.

We regard our Fatburger®, Johnny Rockets®, Buffalo’s Cafe®, Ponderosa®, Bonanza®, Hurricane®, and Yalla Mediterranean® service marks, and other service marks and trademarks related to our franchise restaurant businesses, as having critical importance to our future operations and marketing efforts. We rely on a combination of protections provided by contracts, copyrights, patents, trademarks, service marks and other common law rights, such as trade secret and unfair competition laws, to protect our franchised restaurants and services from infringement. We have registered certain trademarks and service marks in the U.S. and foreign jurisdictions. However, from time to time we become aware of names and marks identical or confusingly similar to our service marks being used by other persons. Although our policy is to oppose any such infringement, further or unknown unauthorized uses or other misappropriation of our trademarks or service marks could diminish the value of our brands and adversely affect our business. In addition, effective intellectual property protection may not be available in every country in which our franchisees have, or intend to open or franchise, a restaurant. There can be no assurance that these protections will be adequate and defending or enforcing our service marks and other intellectual property could result in the expenditure of significant resources. We may also face claims of infringement that could interfere with the use of the proprietary knowhow, concepts, recipes, or trade secrets used in our business. Defending against such claims may be costly, and we may be prohibited from using such proprietary information in the future or forced to pay damages, royalties, or other fees for using such proprietary information, any of which could negatively affect our business, reputation, financial condition, and results of operations.

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If our franchisees are unable to protect their customers’ credit card data and other personal information, our franchisees could be exposed to data loss, litigation, and liability, and our reputation could be significantly harmed.

Privacy protection is increasingly demanding, and the use of electronic payment methods and collection of other personal information expose our franchisees to increased risk of privacy and/or security breaches as well as other risks. The majority of our franchisees’ restaurant sales are by credit or debit cards. In connection with credit or debit card transactions in-restaurant, our franchisees collect and transmit confidential information by way of secure private retail networks. Additionally, our franchisees collect and store personal information from individuals, including their customers and employees.

If a person is able to circumvent our franchisees’ security measures or those of third parties, he or she could destroy or steal valuable information or disrupt our operations. Our franchisees may become subject to claims for purportedly fraudulent transactions arising out of the actual or alleged theft of credit or debit card information, and our franchisees may also be subject to lawsuits or other proceedings relating to these types of incidents. Any such claim or proceeding could cause our franchisees to incur significant unplanned expenses, which could have an adverse impact on our financial condition, results of operations and cash flows. Further, adverse publicity resulting from these allegations could significantly harm our reputation and may have a material adverse effect on us and our franchisees’ business.

We and our franchisees rely on computer systems to process transactions and manage our business, and a disruption or a failure of such systems or technology could harm our ability to effectively manage our business.

Network and information technology systems are integral to our business. We utilize various computer systems, including our franchisee reporting system, by which our franchisees report their weekly sales and pay their corresponding royalty fees and required advertising fund contributions. When sales are reported by a franchisee, a withdrawal for the authorized amount is initiated from the franchisee’s bank on a set date each week based on gross sales during the week ended the prior Sunday. This system is critical to our ability to accurately track sales and compute royalties and advertising fund contributions and receive timely payments due from our franchisees. Our operations depend upon our ability to protect our computer equipment and systems against damage from physical theft, fire, power loss, telecommunications failure or other catastrophic events, as well as from internal and external security breaches, viruses, worms and other disruptive problems. Any damage or failure of our computer systems or network infrastructure that causes an interruption in our operations could have a material adverse effect on our business and subject us to litigation or actions by regulatory authorities. Despite the implementation of protective measures, our systems are subject to damage and/or interruption as a result of power outages, computer and network failures, computer viruses and other disruptive software, security breaches, catastrophic events, and improper usage by employees. Such events could result in a material disruption in operations, a need for a costly repair, upgrade or replacement of systems, or a decrease in, or in the collection of, royalties and advertising fund contributions paid to us by our franchisees. To the extent that any disruption or security breach were to result in a loss of, or damage to, our data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur liability which could materially affect our results of operations. It is also critical that we establish and maintain certain licensing and software agreements for the software we use in our day-to-day operations. A failure to procure or maintain these licenses could have a material adverse effect on our business operations.

The retail food industry in which we operate is highly competitive.

The retail food industry in which we operate is highly competitive with respect to price and quality of food products, new product development, advertising levels and promotional initiatives, customer service, reputation, restaurant location, and attractiveness and maintenance of properties. If consumer or dietary preferences change, if our marketing efforts are unsuccessful, or if our franchisees’ restaurants are unable to compete successfully with other retail food outlets in new and existing markets, our business could be adversely affected. We also face growing competition as a result of convergence in grocery, convenience, deli and restaurant services, including the offering by the grocery industry of convenient meals, including pizzas and entrees with side dishes. Competition from delivery aggregators and other food delivery services has also increased in recent years, particularly in urbanized areas. Increased competition could have an adverse effect on our sales, profitability or development plans, which could harm our financial condition and operating results.

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Shortages or interruptions in the availability and delivery of food and other supplies may increase costs or reduce revenues.

The food products sold by our franchisees and raw materials used in their restaurants are sourced from a variety of domestic and international suppliers. We, along with our franchisees, are also dependent upon third parties to make frequent deliveries of food products and supplies that meet our specifications at competitive prices. Shortages or interruptions in the supply of food items, raw materials and other supplies to our franchisees’ restaurants could adversely affect the availability, quality and cost of items we use and the operations of our franchisees’ restaurants. Such shortages or disruptions could be caused by inclement weather, natural disasters, increased demand, problems in production or distribution, restrictions on imports or exports, the inability of vendors to obtain credit, political instability in the countries in which suppliers and distributors are located, the financial instability of suppliers and distributors, suppliers’ or distributors’ failure to meet our standards, product quality issues, inflation, the price of gasoline, other factors relating to the suppliers and distributors and the countries in which they are located, food safety warnings or advisories or the prospect of such pronouncements, the cancellation of supply or distribution agreements or an inability to renew such arrangements or to find replacements on commercially reasonable terms, or other conditions beyond our control or the control of our franchisees.

A shortage or interruption in the availability of certain food products, raw materials or supplies could increase costs and limit the availability of products critical to our franchisees’ restaurant operations, which in turn could lead to restaurant closures and/or a decrease in sales and therefore a reduction in royalty fees to us. In addition, failure by a key supplier or distributor to our franchisees to meet its service requirements could lead to a disruption of service or supply until a new supplier or distributor is engaged, and any disruption could have an adverse effect on our franchisees and therefore our business. See “Business—Supply Chain.”

Our business may be adversely impacted by changes in consumer discretionary spending, general economic conditions, or consumer behavior.

Purchases at our franchisees’ restaurants are generally discretionary for consumers and, therefore, our results of operations are susceptible to economic slowdowns and recessions. Our results of operations are dependent upon discretionary spending by consumers of our franchisees’ restaurants, which may be affected by general economic conditions globally or in one or more of the markets we serve. Some of the factors that impact discretionary consumer spending include unemployment rates, fluctuations in the level of disposable income, the price of gasoline, stock market performance, changes in the level of consumer confidence, and long-term changes in consumer behavior related to social distancing behaviors resulting from COVID-19 or other widespread health events. These and other macroeconomic factors could have an adverse effect on sales at our franchisees’ restaurants, which could lead to an adverse effect on our profitability or development plans and harm our financial condition and operating results.

Our expansion into international markets exposes us to a number of risks that may differ in each country where we have franchised restaurants.

We have franchised restaurants in 36 countries including 37 states within the United States as of March 28, 2021, and we plan to continue to grow internationally. Expansion in international markets may be affected by local economic and market as well as geopolitical conditions. Therefore, as we expand internationally, our franchisees may not experience the operating margins we expect, and our results of operations and growth may be materially and adversely affected. Our financial condition and results of operations may be adversely affected if global markets in which our franchised restaurants compete are affected by changes in political, economic or other factors. These factors, over which neither our franchisees nor we have control, may include:

●	recessionary or expansive trends in international markets;
●	changing labor conditions and difficulties in staffing and managing our foreign operations;
●	increases in the taxes we pay and other changes in applicable tax laws;
●	legal and regulatory changes, and the burdens and costs of our compliance with a variety of foreign laws;
●	changes in inflation rates;
●	changes in exchange rates and the imposition of restrictions on currency conversion or the transfer of funds;
●	difficulty in protecting our brand, reputation and intellectual property;
●	difficulty in collecting our royalties and longer payment cycles;
●	expropriation of private enterprises;
●	increases in anti-American sentiment and the identification of our brands as American brands;
●	political and economic instability; and
●	other external factors.

We depend on key executive management.

We depend on the leadership and experience of our relatively small number of key executive management personnel, in particular our Chief Executive Officer, Andrew Wiederhorn. The loss of the services of any of our executive management members could have a material adverse effect on our business and prospects, as we may not be able to find suitable individuals to replace such personnel on a timely basis or without incurring increased costs, or at all. We do not maintain key man life insurance policies on any of our executive officers. We believe that our future success will depend on our continued ability to attract and retain highly skilled and qualified personnel. There is a high level of competition for experienced, successful personnel in our industry. Our inability to meet our executive staffing requirements in the future could impair our growth and harm our business.

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Labor shortages or difficulty finding qualified employees could slow our growth, harm our business and reduce our profitability.

Restaurant operations are highly service oriented, and our success depends in part upon our franchisees’ ability to attract, retain and motivate a sufficient number of qualified employees, including restaurant managers and other crew members. The market for qualified employees in our industry is very competitive. Any future inability to recruit and retain qualified individuals may delay the planned openings of new restaurants by our franchisees and could adversely impact our existing franchised restaurants. Any such delays, material increases in employee turnover rate in existing franchised restaurants or widespread employee dissatisfaction could have a material adverse effect on our and our franchisees’ business and results of operations.

In addition, strikes, work slowdowns or other job actions may become more common in the United States. Although none of the employees employed by our franchisees are represented by a labor union or are covered by a collective bargaining agreement, in the event of a strike, work slowdown or other labor unrest, the ability to adequately staff our restaurants could be impaired, which could result in reduced revenue and customer claims, and may distract our management from focusing on our business and strategic priorities.

Changes in labor and other operating costs could adversely affect our results of operations.

An increase in the costs of employee wages, benefits and insurance (including workers’ compensation, general liability, property and health) could result from government imposition of higher minimum wages or from general economic or competitive conditions. In addition, competition for qualified employees could compel our franchisees to pay higher wages to attract or retain key crew members, which could result in higher labor costs and decreased profitability. Any increase in labor expenses, as well as increases in general operating costs such as rent and energy, could adversely affect our franchisees’ profit margins, their sales volumes and their ability to remain in business, which would adversely affect our results of operations.

Risks Related to Government Regulation and Litigation

We could be party to litigation that could adversely affect us by increasing our expenses, diverting management attention or subjecting us to significant monetary damages and other remedies.

We may become involved in legal proceedings involving consumer, employment, real estate related, tort, intellectual property, breach of contract, securities, derivative and other litigation. Plaintiffs in these types of lawsuits often seek recovery of very large or indeterminate amounts, and the magnitude of the potential loss relating to such lawsuits may not be accurately estimated. Regardless of whether any such claims have merit, or whether we are ultimately held liable or settle, such litigation may be expensive to defend and may divert resources and management attention away from our operations and negatively impact reported earnings. With respect to insured claims, a judgment for monetary damages in excess of any insurance coverage could adversely affect our financial condition or results of operations. Any adverse publicity resulting from these allegations may also adversely affect our reputation, which in turn could adversely affect our results of operations.

Our subsidiary Fog Cutter Acquisition, LLC is a party to environmental litigation which could result in significant legal expenses whether or not it is resolved favorably.

As described in this Annual Report under “Item 3. Legal Proceedings”, our subsidiary Fog Cutter Capital Group Inc. (now known as Fog Cutter Acquisition, LLC), is a party to litigation entitled Stratford Holding LLC v. Foot Locker Retail Inc. for alleged environmental contamination stemming from dry cleaning operations on a property which was included in a lease portfolio managed by a former subsidiary of Fog Cutter. The property owners seek damages in the range of $12 million to $22 million in the aggregate from all defendants. The Company is unable to predict the ultimate outcome of this matter, and reserves have been recorded on the balance sheet relating to this litigation. There can be no assurance that Fog Cutter Acquisition, LLC will be successful in defending against this action, and an unfavorable outcome in excess of the reserves could have a material adverse effect on our financial condition and results of operations.

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Changes in, or noncompliance with, governmental regulations may adversely affect our business operations, growth prospects or financial condition.

We and our franchisees are subject to numerous laws and regulations around the world. These laws change regularly and are increasingly complex. For example, we and our franchisees are subject to:

●	Government orders regarding the response to health and other public safety concerns such as the various restrictions on business operations relating to the COVID-19 pandemic being experienced in 2020.
●	The Americans with Disabilities Act in the U.S. and similar state laws that give civil rights protections to individuals with disabilities in the context of employment, public accommodations and other areas.
●	The U.S. Fair Labor Standards Act, which governs matters such as minimum wages, overtime and other working conditions, as well as family leave mandates and a variety of similar state laws that govern these and other employment law matters.
●	Laws and regulations in government mandated health care benefits such as the Patient Protection and Affordable Care Act.
●	Laws and regulations relating to nutritional content, nutritional labeling, product safety, product marketing and menu labeling.
●	Laws relating to state and local licensing.
●	Laws relating to the relationship between franchisors and franchisees.
●	Laws and regulations relating to health, sanitation, food, workplace safety, child labor, including laws prohibiting the use of certain “hazardous equipment” by employees younger than the age of 18 years of age, and fire safety and prevention.
●	Laws and regulations relating to union organizing rights and activities.
●	Laws relating to information security, privacy, cashless payments, and consumer protection.
●	Laws relating to currency conversion or exchange.
●	Laws relating to international trade and sanctions.
●	Tax laws and regulations.
●	Antibribery and anticorruption laws.
●	Environmental laws and regulations.
●	Federal and state immigration laws and regulations in the U.S.

Compliance with new or existing laws and regulations could impact our operations. The compliance costs associated with these laws and regulations could be substantial. Any failure or alleged failure to comply with these laws or regulations by our franchisees or indirectly by us could adversely affect our reputation, international expansion efforts, growth prospects and financial results or result in, among other things, litigation, revocation of required licenses, internal investigations, governmental investigations or proceedings, administrative enforcement actions, fines and civil and criminal liability. Publicity relating to any such noncompliance could also harm our reputation and adversely affect our revenues.

In addition, if any governmental authority were to adopt and implement a broader standard for determining when two or more otherwise unrelated employers may be found to be a joint employer of the same employees under laws such as the National Labor Relations Act in a manner that is applied generally to franchise relationships (which broader standards in the past have been adopted by U.S. governmental agencies such as the National Labor Relations Board), this could cause us to be liable or held responsible for unfair labor practices and other violations of our franchisees. Further, a California law enacted in 2019 adopted an employment classification test to be used when determining employee or independent contractor status which establishes a high threshold to obtain independent contractor status. These laws and any similar laws enacted at the federal, state or local level, could increase our and our franchisees’ labor costs and decrease profitability or could cause employees of our franchisees to be deemed to be our employees.

Failure to comply with antibribery or anticorruption laws could adversely affect our business operations.

The U.S. Foreign Corrupt Practices Act and other similar applicable laws prohibiting bribery of government officials and other corrupt practices are the subject of increasing emphasis and enforcement around the world. Although we have implemented policies and procedures designed to promote compliance with these laws, there can be no assurance that our employees, contractors, agents, franchisees or other third parties will not take actions in violation of our policies or applicable law, particularly as we expand our operations in emerging markets and elsewhere. Any such violations or suspected violations could subject us to civil or criminal penalties, including substantial fines and significant investigation costs, and could also materially damage our reputation, brands, international expansion efforts and growth prospects, business and operating results. Publicity relating to any noncompliance or alleged noncompliance could also harm our reputation and adversely affect our revenues and results of operations.

Risks Related to Our Common Stock and Organizational Structure

We are controlled by Fog Cutter Holdings LLC, whose interests may differ from those of our public stockholders.

Fog Cutter Holdings LLC controls approximately 57.5% of the voting power of our Common Stock and has significant influence over our corporate management and affairs and is able to control virtually all matters requiring stockholder approval. It is possible that the interests of Fog Cutter Holdings LLC may, in some circumstances, conflict with our interests and the interests of our other stockholders.

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Our anti-takeover provisions could prevent or delay a change in control of our company, even if such change in control would be beneficial to our stockholders.

Provisions of our amended and restated certificate of incorporation and bylaws as well as provisions of Delaware law could discourage, delay or prevent a merger, acquisition or other change in control of our company, even if such change in control would be beneficial to our stockholders. These provisions include:

●	net operating loss protective provisions, which require that any person wishing to become a “5% shareholder” (as defined in our certificate of incorporation) must first obtain a waiver from our board of directors, and any person that is already a “5% shareholder” of ours cannot make any additional purchases of our stock without a waiver from our board of directors;
●	authorizing the issuance of “blank check” preferred stock that could be issued by our Board of Directors to increase the number of outstanding shares and thwart a takeover attempt;
●	limiting the ability of stockholders to call special meetings or amend our bylaws;
●	providing for a classified board of directors with staggered, three-year terms;
●	requiring all stockholder actions to be taken at a meeting of our stockholders; and
●	establishing advance notice and duration of ownership requirements for nominations for election to the board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.

These provisions could also discourage proxy contests and make it more difficult for minority stockholders to elect directors of their choosing and cause us to take other corporate actions they desire. In addition, because our Board of Directors is responsible for appointing the members of our management team, these provisions could in turn affect any attempt by our stockholders to replace current members of our management team.

In addition, the Delaware General Corporation Law (which we refer to as the “DGCL”), to which we are subject, prohibits us, except under specified circumstances, from engaging in any mergers, significant sales of stock or assets or business combinations with any stockholder or group of stockholders who owns at least 15% of our common stock.

The provision of our certificate of incorporation requiring exclusive venue in the Court of Chancery in the State of Delaware for certain types of lawsuits may have the effect of discouraging lawsuits against our directors and officers.

Our amended and restated certificate of incorporation requires, to the fullest extent permitted by law, that (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, (iii) any action asserting a claim against us arising pursuant to any provision of the DGCL or our amended and restated certificate of incorporation or the bylaws or (iv) any action asserting a claim against us governed by the internal affairs doctrine will have to be brought only in the Court of Chancery in the State of Delaware. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

If our operating and financial performance in any given period does not meet the guidance that we provide to the public, our stock price may decline.

We may provide public guidance on our expected operating and financial results for future periods. Any such guidance will be comprised of forward-looking statements subject to the risks and uncertainties described in our public filings and public statements. Our actual results may not always be in line with or exceed any guidance we have provided, especially in times of economic uncertainty. If our operating or financial results for a particular period do not meet any guidance we provide or the expectations of investment analysts or if we reduce our guidance for future periods, the market price of our Series B Preferred Stock may decline as well.

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USE OF PROCEEDS

Our estimated net proceeds from this offering are approximately $                , after deducting underwriting discounts and estimated expenses of the offering.

We intend to use the net proceeds that we receive from this offering for general corporate purposes and possible future acquisitions and growth opportunities. Our management will have broad discretion in the application of the net proceeds and investors will be relying on the judgment of our management regarding the application of the proceeds of this offering.

Pending allocation to specific uses, we intend to invest the proceeds in short-term interest-bearing investment grade securities.

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CAPITALIZATION

The following table sets forth our cash and capitalization as of March 28, 2021:

●	on an actual basis;

●	on a pro forma basis to give effect to the adjustments described in “Summary and Pro Forma Consolidated Financial and Other Data;” and

●	on a pro forma, as adjusted basis, to give effect to this offering and application of the net proceeds therefrom.

You should read this table in conjunction with the information contained in “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus, as well as our consolidated financial statements and the related notes incorporated by reference in this prospectus.

The pro forma information below is illustrative only and our capitalization following the completion of this offering will be adjusted based on the actual price and other terms of this offering determined at pricing.

	As of March 28, 2021 (1)
	(in thousands, except share data)
	Actual	Pro forma	Pro forma As Adjusted

Cash and restricted cash	$4,915	$49,918	$58,818

Liabilities
Current portion of long term debt	22,104	1,668	1,668
Preferred share, net	7,970	7,970	7,970
Long term debt, net of current portion	71,464	146,521	146,521

Stockholders’ deficit
8.25% Preferred stock, $.0001 par value; 5,000,000 shares authorized; 1,183,272 shares issued and outstanding at March 28, 2021; Liquidation preference $25 per share	21,267	21,267	30,167
Common stock, $.0001 par value; 25,000,000 shares authorized; 12,029,264 issued and outstanding at March 28, 2021	(43,515)	(43,515)	(43,515)
Accumulated deficit	(23,328)	(31,196)	(31,196)
Total stockholders’ deficit	(45,576)	(53,444)	(44,544)

Total Capitalization	$55,962	$102,715	$111,615

(1)	The table excludes:

(i)	1,021,250 shares of Common Stock available for issuance under our 2017 Omnibus Equity Incentive Plan, of which options to purchase 656,105 shares of Common Stock were outstanding as of March 28, 2021 with a weighted average exercise price of $8.21 per share, of which options to purchase 453,566 shares of Common Stock had vested as of March 28, 2021;

(ii)	2,170,533 shares of Common Stock issuable upon exercise of outstanding warrants as of March 28, 2021; and

(iii)	395,833 shares of Common Stock issuable upon conversion of a convertible subordinated promissory note issued to the sellers of Elevation Burger, which conversion right is exercisable at $12.00 per share and is subject to certain adjustments and restrictions.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

COVID-19

In March 2020, the World Health Organization declared the outbreak of a novel coronavirus (which we refer to as “COVID-19”) as a pandemic, which continues to impact the United States and other countries. As a result, Company franchisees temporarily closed some retail locations, reduced or modified store operating hours, adopted a “to-go” only operating model, or a combination these actions. These actions reduced consumer traffic, all resulting in a negative impact to Company revenues. While the disruption to our business from the COVID-19 pandemic is currently expected to be temporary, there is a great deal of uncertainty around the severity and duration of the disruption, and also the longer-term effects on our business and economic growth and consumer demand in the U.S. and worldwide. The effects of COVID-19 may materially adversely affect our business, results of operations, liquidity and ability to service our existing debt, particularly if these effects continue in place for a significant amount of time. If additional information becomes available regarding the potential impact and the duration of the negative financial effects of the current pandemic, the Company may determine that additional impairment adjustment to the recorded value of trademarks, goodwill and other intangible assets may be necessary.

Executive Overview

Business overview

FAT Brands Inc. is a leading multi-brand restaurant franchising company that develops, markets, and acquires primarily quick-service, fast casual and casual dining concepts restaurant concepts around the world. As a franchisor, we generally do not own or operate restaurant locations, but rather generate revenue by charging franchisees an initial franchise fee as well as ongoing royalties. This asset light franchisor model provides the opportunity for strong profit margins and an attractive free cash flow profile while minimizing restaurant operating company risk, such as long-term real estate commitments or capital investments. Our scalable management platform enables us to add new stores and restaurant concepts to our portfolio with minimal incremental corporate overhead cost, while taking advantage of significant corporate overhead synergies. The acquisition of additional brands and restaurant concepts as well as expansion of our existing brands are key elements of our growth strategy.

As of March 28, 2021, the Company owns nine restaurant brands: Fatburger, Johnny Rockets, Buffalo’s Cafe, Buffalo’s Express, Hurricane Grill & Wings, Ponderosa and Bonanza Steakhouses, Elevation Burger and Yalla Mediterranean, that have approximately 700 locations, including units under construction.

Operating segments

With minor exceptions, our operations are comprised exclusively of franchising a growing portfolio of restaurant brands. Our growth strategy is centered on expanding the footprint of existing brands and acquiring new brands through a centralized management organization which provides substantially all executive leadership, marketing, training and corporate accounting services. While each of our brands could be considered an individual business segment, the nature of our business is consistent across our portfolio. Consequently, while our management assesses the progress of our operations by brand, these operations may be aggregated into one reportable segment in the Company’s financial statements.

Our chief operating decision maker (which we refer to as “CODM”) is our Chief Executive Officer. Our CODM reviews financial performance and allocates resources at an overall level on a recurring basis. Therefore, management has determined that the Company has one reportable segment.

Results of Operations

We operate on a 52-week or 53-week fiscal year ending on the last Sunday of the calendar year. In a 52-week fiscal year, each quarter contains 13 weeks of operations. In a 53-week fiscal year, each of the first, second and third quarters includes 13 weeks of operations and the fourth quarter includes 14 weeks of operations, which may cause our revenue, expenses and other results of operations to be higher due to an additional week of operations. The 2020 and 2019 fiscal years were each 52-week years.

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Thirteen Weeks Ended March 28, 2021 and March 29, 2020

The following table summarize key components of our consolidated results of operations for the thirteen weeks ended March 28, 2021 and March 29, 2020. Certain account balances from the prior period have been reclassified to conform to current period presentation.

(In thousands)

For the Thirteen Weeks Ended

	March 28, 2021	March 29, 2020

Consolidated statements of operations data:

Revenues
Royalties	$4,898	$3,309
Franchise fees	540	175
Advertising fees	1,188	931
Other operating income	23	8
Total revenues	6,649	4,423

Costs and expenses
General and administrative expenses	4,926	3,531
Advertising expenses	1,192	931
Refranchising loss	427	539
Total costs and expenses	6,545	5,001

Income (loss) from operations	104	(578)

Other expense, net	(2,665)	(2,090)

Loss before income tax benefit	(2,561)	(2,668)

Income tax benefit	(129)	(298)

Net loss	$(2,432)	$(2,370)

Net Loss - Net loss for the thirteen weeks ended March 28, 2021 totaled $2,432,000 consisting of revenues of $6,649,000 less costs and expenses of $6,545,000, other expense of $2,665,000 and income tax benefit of $129,000. Net loss for the thirteen weeks ended March 29, 2020 totaled $2,370,000 consisting of revenues of $4,423,000 less costs and expenses of $5,001,000, other expense of $2,090,000 and income tax benefit of $298,000.

Revenues - Revenues consist of royalties, franchise fees, advertising fees and management fees. We had revenues of $6,649,000 for the thirteen weeks ended March 28, 2021 compared to $4,423,000 for the thirteen weeks ended March 29, 2020. The increase of $2,226,000 reflects the inclusion of revenues from the acquisition of Johnny Rockets, which occurred in September 2020.

Costs and Expenses - Costs and expenses consist primarily of general and administrative costs, advertising expense and refranchising restaurant operating costs, net of associated sales. Our costs and expenses increased from $5,001,000 in the first quarter of 2020 to $6,545,000 in the first quarter of 2021.

For the thirteen weeks ended March 28, 2021, our general and administrative expenses totaled $4,926,000. For the thirteen weeks ended March 29, 2020, our general and administrative expenses totaled $3,531,000. The increase in the amount of $1,395,000 was primarily the result of an increase in compensation expense for the quarter of $587,000 and higher legal fees in the amount of $489,000.

During the first quarter of 2021, our refranchising efforts resulted in restaurant operating costs and expenses, net of associated sales in the amount of $427,000 compared to $539,000 during the comparable period of 2020.

Advertising expenses totaled $1,192,000 during the thirteen weeks ended March 28, 2021 compared to $931,000 during the first quarter of 2020. These expenses generally correspond to the advertising fees recorded as revenue.

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Other Expense - Other expense for the thirteen weeks ended March 28, 2021 totaled $2,665,000 compared to $2,090,000 for the period ended March 29, 2020. These expenses consisted primarily of net interest expense of $2,748,000 and $2,074,000 for the 2021 and 2020 periods, respectively.

Income Tax Benefit - We recorded an income tax benefit of $129,000 for the thirteen weeks ended March 28, 2021 compared to an income tax benefit in the amount of $298,000 for the thirteen weeks ended March 29, 2020. These tax results were based on a net loss before taxes of 2,561,000 and $2,668,000 for the thirteen weeks ended March 28, 2021 and March 29, 2020, respectively. Non-deductible interest expense and valuation allowances accounted for the variance between the effective tax rate and the statutory rate.

Fiscal Years Ended December 27, 2020 and December 29, 2019

The following table summarize key components of our consolidated results of operations for the fiscal years ended December 27, 2020 and December 29, 2019. Certain account balances from the prior period have been reclassified to conform to current period presentation.

(In thousands)

For the Fiscal Years Ended

	December 27, 2020	December 29, 2019

Consolidated statement of operations data:

Revenues
Royalties	$13,420	$14,895
Franchise fees	1,130	3,433
Advertising fees	3,527	4,111
Other income	41	66
Total revenues	18,118	22,505

Costs and expenses
General and administrative expenses	14,876	12,257
Impairment of goodwill and other intangible assets	9,295	-
Advertising expenses	5,218	4,111
Refranchising loss	3,827	219
Total costs and expenses	33,216	16,587

(Loss) income from operations	(15,098)	5,918

Other expense, net	(3,451)	(6,426)

Loss before income tax expense (benefit)	(18,549)	(508)

Income tax expense (benefit)	(3,689)	510

Net loss	$(14,860)	$(1,018)

Net Loss - Net loss for the fiscal year ended December 27, 2020 totaled $14,860,000 consisting of revenues of $18,118,000 less costs and expenses of $33,216,000 and other expense of $3,451,000, plus income tax benefit of $3,689,000. Net loss for the fiscal year ended December 29, 2019 totaled $1,018,000 consisting of revenues of $22,505,000 less costs and expenses of $16,587,000, other expense of $6,426,000 and provision for income tax of $510,000.

Revenues - Revenues consist of royalties, franchise fees, advertising fees and other income. We earned revenues of $18,118,000 for the fiscal year ended December 27, 2020 compared to $22,505,000 for the fiscal year ended December 29, 2019. The decrease of $4,387,000 (19%) was primarily the result of the negative effects of the COVID-19 pandemic on royalties and advertising fees from reduced restaurant sales.

Costs and Expenses – Costs and expenses consist primarily of general and administrative costs, impairment of goodwill and other intangible assets, advertising expense and refranchising losses. Our costs and expenses increased from $16,587,000 in the 2019 fiscal year to $33,216,000 in the comparable period of 2020.

For the fiscal year ended December 27, 2020, our general and administrative expenses increased $2,619,000 over the previous year. The increase was primarily the result of an increase in COVID driven bad debt expense of $904,000; increased occupancy costs of $337,000 relating to new office space; an increase in legal fees of $738,000 relating primarily to various litigation matters; an increase in amortization of intangible assets of $385,000 arising from a full year of amortization for Elevation Burger and the addition of Johnny Rockets in 2020; and an increase in public company expenses of $494,000 relating to various capital transactions in 2020.

Our refranchising efforts were significantly negatively impacted by the COVID pandemic. During the fiscal year ended December 27, 2020, our refranchising efforts resulted in a net loss of $3,827,000. The refranchising loss consisted of losses on the sale or closure of certain restaurant locations in the amount of $1,463,000, plus restaurant operating expenses, net of food sales, of $2,364,000. During the fiscal year ended December 29, 2019, our refranchising efforts resulted in a net loss of $219,000. The refranchising loss consisted of gains on the sale of six restaurant locations to new franchisees in the amount of $1,795,000, less restaurant operating expenses, net of food sales, of $2,014,000.

We review our goodwill and other intangible assets regularly throughout the year. In large part as a result of impacts from COVID-19, this analysis resulted in recognition of impairment charges of these assets in the amount of $9,295,000 for the year ended December 27, 2020. There were no impairment charges during the 2019 fiscal year.

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Advertising expenses totaled $5,218,000 during the fiscal year ended December 27, 2020, compared with $4,111,000 during the prior year period, representing an increase of $1,107,000 (27%). These expenses generally vary in relation to the advertising revenue recognized. However, the increase in 2020 is largely the result of expensing advertising expenditures in excess of the advertising fees collected from franchisees.

Other Expense, net – Other expense for the fiscal year ended December 27, 2020 totaled $3,451,000 and consisted primarily of net interest expense of $4,919,000 and costs associated with the acquisition and analysis of additional franchise brands. These costs were partially offset by gains relating to a derivative liability in the amount of $887,000 and a gain on the revaluation of the contingent portion of consideration for a previous acquisition. Other expense for the fiscal year ended December 29, 2019 totaled $6,426,000 and consisted primarily of net interest expense of $6,530,000.

Provision for income taxes – We recorded an income tax benefit of $3,689,000 for the year ended December 27, 2020, compared to a provision for income taxes of $510,000 for the fiscal year ended December 29, 2019. These tax results were based on a net losses before taxes of $18,549,000 for 2020 and $508,000 for 2019.

Liquidity and Capital Resources

Liquidity is a measurement of our ability to meet potential cash requirements, including ongoing commitments to repay borrowings, fund business operations, acquisitions, and expansion of franchised restaurant locations and for other general business purposes. Our primary sources of funds for liquidity during the thirteen weeks ended March 28, 2021 consisted of cash on hand at the beginning of the period.

We are involved in a world-wide expansion of franchise locations, which will require significant liquidity, primarily from our franchisees. If real estate locations of sufficient quality cannot be located and either leased or purchased, the timing of restaurant openings may be delayed. Additionally, if we or our franchisees cannot obtain capital sufficient to fund this expansion, the extent of or timing of restaurant openings may be reduced or delayed.

We also plan to acquire additional restaurant concepts. These acquisitions typically require capital investments in excess of our normal cash on hand. We would expect that future acquisitions will necessitate financing with additional debt or equity transactions. If we are unable to obtain acceptable financing, our ability to acquire additional restaurant concepts likely would be negatively impacted.

On April 26, 2021, the Company completed the issuance and sale in a private offering (the “Offering”) of three tranches of fixed rate secured notes (see Note 21 of the Financial Statements). Proceeds of the Offering were used to repay in full its 2020 Securitization Notes as well as fees and expenses related to the Offering, resulting in net proceeds to the Company of approximately $57 million (see Note 11 of the Financial Statements).

In addition to the liquidity provided by the Offering, we have seen significant improvement in our operating performance subsequent to December 27, 2020, as COVID-19 vaccinations have become more prevalent in the United States and federal, state and local restrictions have eased in many, but not all, of the markets where our franchisees operate. As a result, we believe that our liquidity position will be sufficient for the twelve months of operations following the date of this prospectus.

Comparison of Cash Flows

Our cash and restricted cash balance was $4,915,000 as of March 28, 2021, compared to $7,211,000 as of December 27, 2020.

Thirteen Weeks Ended March 28, 2021 and March 29, 2020

The following table summarizes key components of our consolidated cash flows for the thirteen weeks ended March 28, 2021 and March 29, 2020:

(In thousands)

For the Thirteen Weeks Ended

	March 28, 2021	March 29, 2020

Net cash used in operating activities	$(1,246)	$(3,371)
Net cash used in investing activities	(573)	(3,413)
Net cash (used in) provided by financing activities	(477)	12,473
(Decrease) Increase in cash	$(2,296)	$5,689

Operating Activities

Net cash from operating activities decreased $2,125,000 in the thirteen weeks ended March 28, 2021 compared to the prior year period. There were variations in the components of the cash from operations between the two periods. Our net loss in the thirteen weeks ended March 28, 2021 2021 was $2,432,000, compared to a net loss in the prior year period of $2,370,000. The net positive adjustment to reconcile the net loss to net cash used in operations was $1,186,000 in the thirteen weeks ended 2021 compared to a net negative adjustment of $1,001,000 in the prior year period. The primary components of the adjustments to reconcile the net loss to net cash from operations for each year were as follows:

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For the thirteen weeks ended March 28, 2021:

●	A positive adjustment to reconcile cash used in operations due to a decrease in operating lease right of use assets of $605,000.
●	A positive adjustment to reconcile cash used in operations due to depreciation and amortization of $398,000.
●	A positive adjustment to reconcile cash used in operations due to an increase in deferred income of $332,000.

For the thirteen weeks ended March 29, 2020:

●	A negative adjustment to reconcile cash used in operations due to an increase in accrued interest receivable from affiliates in the amount of $718,000.
●	A negative adjustment to reconcile cash used in operations due to a decrease in accrued interest payable of $973,000.

Investing Activities

Net cash used in investing activities decreased by $2,840,000 in the thirteen weeks ended March 28, 2021 compared to the prior year period primarily due to a decrease in the advances to non-consolidated affiliates.

Financing Activities

Net cash from financing activities decreased by $12,950,000 in the thirteen weeks ended March 28, 2021 compared to the prior year period. Proceeds from borrowings were $37,271,000 higher in 2020 due to the sale of the Series A-2 and B-2 Notes (as defined below). That increase was partially offset by the payoff of prior debt in the amount of $24,149,000 during the first quarter of 2020.

Fiscal Years Ended December 27, 2020 and December 29, 2019

The following table summarize key components of our audited consolidated cash flows for the fiscal years ended December 27, 2020 and December 29, 2019:

(In thousands)

For the Fiscal Years Ended

	December 27, 2020	December 29, 2019

Net cash (used in) provided by operating activities	$(11,484)	$1,594
Net cash used in investing activities	(36,575)	(9,013)
Net cash provided by financing activities	55,245	6,791
Increase (decrease) in cash flows	$7,186	$(628)

Operating Activities

Net cash from operating activities decreased $13,078,000 in 2020 compared to 2019. There were variations in the components of the cash from operations between the two periods. Our net loss in 2020 was $14,860,000, compared to a net loss in 2019 of $1,018,000. The net positive adjustments to reconcile these net losses to net cash provided by (or used in) operations were $3,376,000 in 2020 compared to $2,612,000 in 2019. The primary components of the adjustments to reconcile the net loss to net cash from operations for each year were as follows:

For the fiscal year ended December 27, 2020:

●	A positive adjustment to reconcile cash due to an increase in impairment expenses of $9,295,000
●	A positive adjustment to reconcile cash due to accretion expense related to each of the following: (i) the term loan, (ii) the preferred shares, and (iii) the acquisition purchase price payables totaling $1,516,000
●	A positive adjustment to due to an increase in accrued advertising of $1,398,000
●	A negative adjustment to reconcile cash due to an increase in accrued interest receivable from an affiliate of $3,631,000
●	A negative adjustment to reconcile cash due to a decrease in accounts payable and accrued expenses of $1,687,000
●	A negative adjustment to reconcile cash due to an increase in deferred income tax assets of $4,077,000

For the fiscal year ended December 29, 2019:

●	A positive adjustment to reconcile cash due to an increase in accounts payable and accrued expenses of $3,771,000
●	A positive adjustment to reconcile cash due to accretion expense related to each of the following: (i) the term loan, (ii) the preferred shares, and (iii) the acquisition purchase price payables totaling $2,505,000
●	A positive adjustment to reconcile cash due to an increase in dividends payable on preferred stock of $1,431,000
●	A negative adjustment to reconcile cash due to a decrease in deferred income of $2,364,000
●	A negative adjustment to reconcile cash due to the recorded gain on sale of refranchised restaurants in 2019 in the amount of $1,795,000
●	A negative adjustment to reconcile cash due to a decrease in accrued interest payable of $982,000

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Investing Activities

Net cash used in investing activities increased by $27,562,000 in 2020 compared to 2019 primarily due to the acquisition of Johnny Rockets in 2020 for $23,918,000 (net of cash acquired) and by an increase in advances to affiliates of $4,383,000 over the 2019 levels.

Financing Activities

Net cash from financing activities increased by $48,454,000 in 2020 compared to 2019. Proceeds from borrowings were $51,272,000 higher in 2020 than in 2019 due to our $80,000,000 whole business securitization. We also issued preferred stock in 2020, resulting in net cash proceeds of $8,122,000. Our repayments of borrowings were $7,569,000 higher in 2020 than in 2019.

Dividends

Our Board of Directors did not declare any dividends on our common stock during the thirteen weeks ended March 28, 2021. Subsequent to the end of the quarter, on April 20, 2021, the Board of Directors declared a cash dividend of $0.13 per share of common stock, payable on May 7, 2021 to shareholders of record as of May 3, 2021. The amount of the dividend totaled $1,590,000.

The declaration and payment of future dividends, as well as the amount thereof, are subject to the discretion of our Board of Directors. The amount and size of any future dividends will depend upon our future results of operations, financial condition, capital levels, cash requirements and other factors. There can be no assurance that we will declare and pay dividends in future periods.

Securitization

On March 6, 2020, we completed a whole-business securitization (which we refer to as the “Securitization”) through the creation of a bankruptcy-remote issuing entity, FAT Brands Royalty I, LLC (which we refer to as “FAT Royalty”) in which FAT Royalty issued $20 million of Series 2020-1 Fixed Rates Senior Secured Notes, Class A-2 and $20 million of Series 2020-1 Fixed Rate Senior Subordinated Notes, Class B-2 (which we refer to collectively as the “Series A-2 and B-2 Notes”) pursuant to an indenture and the supplement thereto each dated March 6, 2020, as amended, (which we refer to collectively as, the “Indenture”).

The Series A-2 and B-2 Notes had the following terms:

Note	Public Rating	Seniority	Issue Amount	Coupon	First Call Date	Final Legal Maturity Date

Series A-2	BB	Senior	$20,000,000	6.50%	4/27/2021	4/27/2026
Series B-2	B	Senior Subordinated	$20,000,000	9.00%	4/27/2021	4/27/2026

Net proceeds from the issuance of the Series A-2 and B-2 Notes were $37,389,000, which consists of the combined face amount of $40,000,000, net of discounts of $246,000 and debt offering costs of $2,365,000. The discount and offering costs were accreted as additional interest expense over the expected term of the Series A-2 and B-2 Notes.

A portion of the proceeds from the Series A-2 and B-2 Notes was used to repay the remaining $26,771,000 in outstanding balance under the Loan and Security Agreement (which we refer to as the “Loan and Security Agreement”) with The Lion Fund, L.P. and The Lion Fund II, L.P. (which we refer to collectively as, “Lion”) and to pay Securitization debt offering costs. The remaining proceeds from the Securitization were available for working capital.

On September 21, 2020, FAT Royalty completed the sale of an additional $40 million of Series 2020-2 Fixed Rate Asset-Backed Notes (which we refer to as the “Series M-2 Notes”), pursuant to the Indenture as amended by the Series 2020-2 Supplement.

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The Series M-2 Notes consisted of the following:

Note	Seniority	Issue Amount	Coupon	First Call Date	Final Legal Maturity Date

M-2	Subordinated	$40,000,000	9.75%	4/27/2021	4/27/2026

Net proceeds from the issuance of the Series M-2 Notes were $35,371,000, which consists of the face amount of $40,000,000, net of discounts of $3,200,000 and debt offering costs of $1,429,000. The discount and offering costs will be accreted as additional interest expense over the expected term of the Series M-2 Notes. We used approximately $24,730,000 to acquire Johnny Rockets and the balance of the proceeds was available as working capital.

The Series M-2 Notes were subordinate to the Series A-2 and B-2 Notes. The Series A-2 and B-2 Notes and the Series M-2 Notes (which we refer to collectively as, the “2020 Securitization Notes”) issued under the Indenture, as amended, were secured by an interest in substantially all of the assets of FAT Royalty, including the Johnny Rockets companies, contributed to FAT Royalty and were obligations only of FAT Royalty under the Indenture and not obligations of the Company.

While the 2020 Securitization Notes were outstanding, scheduled payments of principal and interest were required to be made on a quarterly basis, with the scheduled principal payments of $1,000,000 per quarter on each of the Series A-2 and B-2 Notes and $200,000 per quarter on the Series M-2 Notes beginning the second quarter of 2021. It is expected that the Securitization Notes would be repaid prior to the Final Legal Maturity Date, with the anticipated repayment date occurring in January 2023 for the A-2 Notes, October 2023 for the B-2 Notes and April 2026 for the Series M-2 Notes (which we refer to as the “Anticipated Repayment Dates”). If FAT Royalty had not repaid or refinanced the Securitization Notes prior to the applicable Anticipated Repayment Date, additional interest expense would have begun to accrue and all additional proceeds would have been utilized for additional amortization, as defined in the Indenture.

In connection with the Securitization, FAT Royalty and each of the Franchise Entities (as defined in the Indenture) entered into a Management Agreement with the Company, dated as of the Closing Date (which we refer to as the “Management Agreement”), pursuant to which we agreed to act as manager of FAT Royalty and each of the Franchise Entities. The Management Agreement provides for a management fee payable monthly by FAT Royalty to the Company in the amount of $200,000, subject to three percent (3%) annual increases (which we refer to as the “Management Fee”). The primary responsibilities of the manager are to perform certain franchising, distribution, intellectual property and operational functions on behalf of the Franchise Entities pursuant to the Management Agreement.

The 2020 Securitization Notes were secured by substantially all of the assets of FAT Royalty, including the equity interests in the Franchise Entities. The restrictions placed on the FAT Royalty subsidiaries require that the Securitization principal and interest obligations have first priority, after the payment of the Management Fee and certain other FAT Royalty expenses (as defined in the Indenture), and amounts are segregated monthly to ensure appropriate funds are reserved to pay the quarterly principal and interest amounts due. The amount of monthly cash flow that exceeds the required monthly debt service is generally remitted to the Company. Once the required obligations are satisfied, there are no further restrictions, including payment of dividends, on the cash flows of the subsidiaries.

The 2020 Securitization Notes were not and will not be registered under the Securities Act or the securities laws of any jurisdiction.

The 2020 Securitization Notes were subject to certain financial and non-financial covenants, including a debt service coverage ratio calculation, as defined in the Indenture. In the event that certain covenants were not met, the 2020 Securitization Notes may have become partially or fully due and payable on an accelerated schedule. In addition, FAT Royalty may have voluntarily prepaid, in part or in full, the Notes in accordance with the provisions in the Indenture. As of March 28, 2021, FAT Royalty was in compliance with these covenants.

On April 26, 2021 (which we refer to as the “Closing Date”), FB Royalty completed the issuance and sale in a private offering (which we refer to as the “Offering”) of three tranches of fixed rate senior secured notes as follows: (i) 4.75% Series 2021-1 Fixed Rate Senior Secured Notes, Class A-2, in an initial principal amount of $97,104,000; (ii) 8.00% Series 2021-1 Fixed Rate Senior Subordinated Secured Notes, Class B-2, in an initial principal amount of $32,368,000; and (iii) 9.00% Series 2021-1 Fixed Rate Subordinated Secured Notes, Class M-2, in an initial principal amount of $15,000,000 (which we refer to collectively as, the “2021 Securitization Notes”).

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The 2021 Notes were issued in a securitization transaction pursuant to which substantially all of the assets held by the Issuer and its subsidiaries, including the Company, were pledged as collateral to secure the 2021 Notes. On the Closing Date, FAT used a portion of the net proceeds of the Offering to repay in full the 2020 Securitization Notes.

The restrictions placed on the Company and other FB Royalty subsidiaries require that the 2021 Securitization Notes principal and interest obligations have first priority and amounts are segregated weekly to ensure appropriate funds are reserved to pay the quarterly principal and interest amounts due. The amount of weekly cash flow that exceeds the required weekly interest reserve is generally remitted to the FAT.

Capital Expenditures

As of March 28, 2021 and December 27, 2020, we did not have any material commitments for capital expenditures.

Critical Accounting Policies and Estimates

Franchise Fees: The franchise arrangement is documented in the form of a franchise agreement. The franchise arrangement requires us to perform various activities to support the brand that do not directly transfer goods and services to the franchisee, but instead represent a single performance obligation, which includes the transfer of the franchise license. The services provided by us are highly interrelated with the franchise license and are considered a single performance obligation. Franchise fee revenue from the sale of individual franchises is recognized over the term of the individual franchise agreement on a straight-line basis. Unamortized non-refundable deposits collected in relation to the sale of franchises are recorded as deferred franchise fees.

The franchise fee may be adjusted at management’s discretion or in a situation involving store transfers between franchisees. Deposits are non-refundable upon acceptance of the franchise application. In the event a franchisee does not comply with their development timeline for opening franchise stores, the franchise rights may be terminated, at which point the franchise fee revenue is recognized in the amount of the non-refundable deposits.

Royalties: In addition to franchise fee revenue, we collect a royalty calculated as a percentage of net sales from our franchisees. Royalties range from 0.75% to 6% and are recognized as revenue when the related sales are made by the franchisees. Royalties collected in advance of sales are classified as deferred income until earned.

Advertising: We require advertising payments based on a percent of net sales from franchisees. We also receive, from time to time, payments from vendors that are to be used for advertising. Advertising funds collected are required to be spent for specific advertising purposes. Advertising revenue and associated expense is recorded on the consolidated statement of operations. Assets and liabilities associated with the related advertising fees are reflected in the Company’s consolidated balance sheets.

Goodwill and other intangible assets: Goodwill and other intangible assets with indefinite lives, such as trademarks, are not amortized but are reviewed for impairment annually, or more frequently if indicators arise. During the thirteen weeks ended March 28, 2021, there were no identified impairments of assets.

Assets classified as held for sale – Assets are classified as held for sale when we commit to a plan to sell the asset, the asset is available for immediate sale in its present condition and an active program to locate a buyer at a reasonable price has been initiated. The sale of these assets is generally expected to be completed within one year. The combined assets are valued at the lower of their carrying amount or fair value, net of costs to sell and included as current assets on the Company’s consolidated balance sheet. Assets classified as held for sale are not depreciated. However, interest attributable to the liabilities associated with assets classified as held for sale and other expenses continue to be recorded as expenses in the Company’s consolidated statement of operations.

Income taxes: We account for income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are determined based on the differences between financial reporting and tax reporting bases of assets and liabilities and are measured using enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse. Realization of deferred tax assets is dependent upon future earnings, the timing and amount of which are uncertain.

We utilize a two-step approach to recognize and measure uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained upon tax authority examination, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon the ultimate settlement.

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Share-based compensation: We have a stock option plan which provides for options to purchase shares of our common stock. For grants to employees and directors, we recognize an expense for the value of options granted at their fair value at the date of grant over the vesting period in which the options are earned. Cancellations or forfeitures are accounted for as they occur. Fair values are estimated using the Black-Scholes option-pricing model. For grants to non-employees for services, we revalue the options each reporting period while the services are being performed. The adjusted value of the options is recognized as an expense over the service period. See Note 15 in our consolidated financial statements for more details on our share-based compensation.

Use of estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reported periods. Actual results could differ from those estimates.

Recently Issued Accounting Standards

In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326)-Measurement of Credit Losses on Financial Instruments and later amended the ASU in 2019 as described below. This guidance replaces the current incurred loss impairment methodology. Under the new guidance, on initial recognition and at each reporting period, an entity is required to recognize an allowance that reflects its current estimate of credit losses expected to be incurred over the life of the financial instrument based on historical experience, current conditions and reasonable and supportable forecasts.

In November 2019, the FASB issued ASU No. 2019-10, Financial Instruments - Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842): Effective Dates (“ASU 2019-10”). The purpose of this amendment is to create a two-tier rollout of major updates, staggering the effective dates between larger public companies and all other entities. This granted certain classes of companies, including Smaller Reporting Companies (which we refer to as “SRCs”), additional time to implement major FASB standards, including ASU 2016-13. Smaller Reporting Companies are permitted to defer adoption of ASU 2016-13, and its related amendments, until fiscal periods beginning after December 15, 2022. Under the current SEC definitions, the Company meets the definition of an SRC and is adopting the deferral period for ASU 2016-13. The guidance requires a modified retrospective transition approach through a cumulative-effect adjustment to retained earnings as of the beginning of the period of adoption. The Company is currently evaluating the impact of the adoption of ASU 2016-13 on its consolidated financial statements but does not expect that the adoption of this standard will have a material impact on its consolidated financial statements.

Off-Balance Sheet Arrangements

As of March 28, 2021 and December 27, 2020, we did not have any off-balance sheet arrangements.

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BUSINESS

Our Company

FAT Brands Inc. is a leading multi-brand restaurant franchising company that develops, markets and acquires primarily quick-service, fast casual and casual dining restaurant concepts around the world. As a franchisor, we generally do not own or operate restaurant locations, but rather generate revenue by charging franchisees an initial franchise fee as well as ongoing royalties. We believe that this “asset light” franchisor model provides the opportunity for strong profit margins and an attractive free cash flow profile while minimizing restaurant operating company risk, such as long-term real estate commitments or capital investments. Our scalable management platform enables us to add new stores and restaurant concepts to our portfolio with minimal incremental corporate overhead cost, while taking advantage of significant corporate overhead synergies. The acquisition of additional brands and restaurant concepts as well as expansion of our existing brands are key elements of our growth strategy.

Our Concepts

As of the date of this prospectus, we were the owner and franchisor of the following restaurant brands:

Fatburger. Founded in Los Angeles, California in 1947, Fatburger (The Last Great Hamburger Stand) has, throughout its history, maintained its reputation as an iconic, all-American, Hollywood favorite hamburger restaurant serving a variety of freshly made-to-order, customizable, big, juicy, and tasty Fatburgers, Turkeyburgers, Chicken Sandwiches, Impossible™ Burgers, Veggieburgers, French fries, onion rings, soft-drinks and milkshakes. With a legacy spanning over 70 years, Fatburger’s dedication to superior quality inspires robust loyalty amongst its customer base and has long appealed to American cultural and social leaders. We have counted many celebrities and athletes as past franchisees and customers, and we believe this prestige has been a principal driver of the brand’s strong growth. Fatburger offers a premier dining experience, demonstrating the same dedication to serving gourmet, homemade, custom-built burgers as it has since 1947. As of March 28, 2021, there were 180 franchised and sub-franchised Fatburger locations globally.

Johnny Rockets. Founded in 1986 on iconic Melrose Avenue in Los Angeles, Johnny Rockets is a world-renowned, international restaurant franchise that offers high quality, innovative menu items including Certified Angus Beef® cooked-to-order hamburgers, Boca Burger®, chicken sandwiches, crispy fries and rich, delicious hand-spun shakes and malts. This dynamic lifestyle brand offers friendly service and upbeat music contributing to the chain’s signature atmosphere of relaxed, casual fun. We acquired the Johnny Rockets brand on September 21, 2020 and began consolidating Johnny Rockets’ financial results on that date. As of March 28, 2021, there were 306 franchised and nine corporate-owned Johnny Rockets locations globally. The corporate-owned locations are part of the Company’s refranchising program.

Buffalo’s Cafe and Buffalo’s Express. Established in Roswell, Georgia in 1985, Buffalo’s Cafe (Where Everyone is Family) is a family-themed casual dining concept known for its chicken wings and 13 distinctive homemade wing sauces, burgers, wraps, steaks, salads and other classic American cuisine. Featuring a full bar and table service, Buffalo’s Cafe offers a distinctive dining experience affording friends and family the flexibility to share an intimate dinner together or to casually watch sporting events while enjoying extensive menu offerings. Beginning in 2011, Buffalo’s Express was developed and launched as a fast-casual, smaller footprint variant of Buffalo’s Cafe offering a limited version of the full menu with an emphasis on chicken wings, wraps and salads. Current Buffalo’s Express outlets are co-branded with Fatburger locations, providing our franchisees with complementary concepts that share kitchen space and result in a higher average unit volume (compared to stand-alone Fatburger locations). As of March 28, 2021, there were 13 franchised Buffalo’s Cafe and 117 co-branded Fatburger / Buffalo’s Express locations globally.

Ponderosa and Bonanza Steakhouse. Ponderosa Steakhouse, founded in 1965, and Bonanza Steakhouse, founded in 1963 (which we refer to collectively as, “Ponderosa”), offer the quintessential American steakhouse experience, for which there is strong and growing demand in international markets, particularly in Asia and the Middle East. Ponderosa and Bonanza Steakhouses offer guests a high-quality buffet and broad array of great tasting, affordably priced steak, chicken and seafood entrées. Buffets at Ponderosa and Bonanza Steakhouses feature a large variety of all you can eat salads, soups, appetizers, vegetables, breads, hot main courses and desserts. An additional variation of the brand, Bonanza Steak & BBQ, offers a full-service steakhouse with fresh farm-to-table salad bar and a menu showcase of USDA flame-grilled steaks and house-smoked BBQ, with contemporized interpretations of traditional American classics. As of March 28, 2021, there were 48 Ponderosa and Bonanza franchised locations globally.

Hurricane Grill & Wings. Founded in Fort Pierce, Florida in 1995, Hurricane Grill & Wings is a tropical beach themed casual dining restaurant known for its fresh, jumbo, chicken wings, 35 signature sauces, burgers, bowls, tacos, salads and sides. Featuring a full bar and table service, Hurricane Grill & Wings’ laid-back, casual, atmosphere affords family and friends the flexibility to enjoy dining experiences together regardless of the occasion. The acquisition of Hurricane Grill & Wings has been complementary to FAT Brands existing portfolio chicken wing brands, Buffalo’s Cafe and Buffalo’s Express. As of March 28, 2021, there were 48 franchised Hurricane Grill & Wings and one franchised Hurricane BTWs (Hurricane’s fast-casual burgers, tacos & wings concept) locations in the United States.

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Yalla Mediterranean. Founded in 2014, Yalla Mediterranean is a Los Angeles-based restaurant chain specializing in authentic, healthful, Mediterranean cuisine with an environmentally conscience and focus on sustainability. The word “yalla” which means “let’s go” is embraced in every aspect of Yalla Mediterranean’s culture and is a key component of our concept. Yalla Mediterranean offers a healthful Mediterranean menu of wraps, plates, and bowls in a fast-casual setting, with cuisine prepared fresh daily using, GMO-free, local ingredients for a menu that includes vegetarian, vegan, gluten-free and dairy-free options accommodating customers with a wide variety of dietary needs and preferences. The brand demonstrates its commitment to the environment by using responsibly sourced proteins and utensils, bowls and serving trays made from compostable materials. Each of Yalla’s three locations in California also feature on-tap selections of craft beers and fine wines. We intend to expand the business through additional franchising.

Elevation Burger. Established in Northern Virginia in 2002, Elevation Burger is a fast-casual burger, fries, and shakes chain that provides its customers with healthier, “elevated” food options. Serving grass-fed beef, organic chicken, and French fries cooked using a proprietary olive oil-based frying method, Elevation maintains environmentally friendly operating practices including responsible sourcing of ingredients, robust recycling programs intended to reduce carbon footprint, and store décor constructed of eco-friendly materials. The acquisition of Elevation Burger in June 2019 aligns with our corporate mission of providing fresh, authentic and tasty products to the customers of our franchisees and complements our existing burger brand, Fatburger. The Company acquired the Elevation Burger brand on June 19, 2019 and began consolidating Elevation Burger’s financial results effective with that date. As of March 28, 2021, there were 43 franchised Elevation Burger locations globally.

Beyond our current brand portfolio, we intend to acquire other restaurant franchise concepts that will allow us to offer additional food categories and expand our geographic footprint. In evaluating potential acquisitions, we specifically seek concepts with the following characteristics:

●	established, widely recognized brands;
●	steady cash flows;
●	track records of long-term, sustainable operating performance;
●	good relationships with franchisees;
●	sustainable operating performance;
●	geographic diversification; and
●	growth potential, both geographically and through co-branding initiatives across our portfolio.

Leveraging our scalable management platform, we expect to achieve cost synergies post-acquisition by reducing the corporate overhead of the acquired company – most notably in the legal, accounting and finance functions. We also plan to grow the top line revenues of newly acquired brands through support from our management and systems platform, including public relations, marketing and advertising, supply chain assistance, site selection analysis, staff training and operational oversight and support.

Our franchisee base consisted of 311 franchisees as of March 28, 2021. Of these franchisees, 78 own multiple restaurant locations. System wide, our franchisees operated 642 restaurants as of March 28, 2021 with store level sales in excess of $312 million in 2020. As of March 28, 2021, we had 35 units under construction and a development pipeline of over 200 new units which remain to be completed.

The FAT Brands Difference – Fresh. Authentic. Tasty.

Our name represents the values that we embrace as a company and the food that we provide to customers – Fresh. Authentic. Tasty (which we refer to as “FAT”). The success of our franchisor model is tied to consistent delivery by our restaurant operators of freshly prepared, made-to-order food that our customers desire. With the input of our customers and franchisees, we continually strive to keep a fresh perspective on our brands by enhancing our existing menu offerings and introducing appealing new menu items. When enhancing our offerings, we ensure that any changes are consistent with the core identity and attributes of our brands, although we do not intend to adapt our brands to be all things to all people. In conjunction with our restaurant operators (which means the individuals who manage and/or own our franchised restaurants), we are committed to delivering authentic, consistent brand experiences that have strong brand identity with customers. Ultimately, we understand that we are only as good as the last meal served, and we are dedicated to having our franchisees consistently deliver tasty, high-quality food and positive guest experiences in their restaurants.

In pursuing acquisitions and entering new restaurant brands, we are committed to instilling our FAT Brands values into new restaurant concepts. As our restaurant portfolio continues to grow, we believe that both our franchisees and diners will recognize and value this ongoing commitment as they enjoy a wider concept offering.

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Growth Strategy

The principal elements of our growth strategy include:

●	Opportunistically Acquire New Brands. Our management platform was developed to cost-effectively and seamlessly scale with new restaurant concept acquisitions. Our recent acquisitions of the Elevation Burger and Johnny Rockets brands are a continuation of this growth strategy. We have identified food categories that appeal to a broad international base of customers, targeting the burgers, chicken, pizza, steak, coffee, sandwich and dessert segments for future growth. We have developed a strong and actionable pipeline of potential acquisition opportunities to achieve our objectives. We seek concepts with established, widely recognized brands; steady cash flows; track records of long-term, good relationships with franchisees; sustainable operating performance; geographic diversification; and growth potential, both geographically and through co-branding initiatives across our portfolio. We approach acquisitions from a value perspective, targeting modest multiples of franchise-level cash flow valuations to ensure that acquisitions are immediately accretive to our earnings prior to anticipated synergies.

●	Optimize Capital Structure to Enable Profitable Growth through Acquisitions. While we believe our existing business can be funded through cash generated from current operations, we intend to finance future acquisitions of restaurant brands through the issuance of debt and equity financing placed with investors and issued directly to sellers of restaurant brands. In fiscal 2020, we launched a whole-business securitization facility and conducted two issuances of notes under the facility, which significantly reduced our net cost of capital. We believe that future issuances of debt under this or a similar facility will enable us to pursue larger and more profitable acquisitions with a reasonable cost of capital.

●	Accelerate Same-Store Sales Growth. Same-store sales growth reflects the change in year-over-year sales for the comparable store base, which we define as the number of stores open for at least one full fiscal year. To optimize restaurant performance, we have embraced a multi-faceted same-store sales growth strategy. We utilize customer feedback and closely analyze sales data to introduce, test and perfect existing and new menu items. In addition, we regularly utilize public relations and experiential marketing, which we leverage via social media and targeted digital advertising to expand the reach of our brands and to drive traffic to our stores. Furthermore, we have embraced emerging technology to develop our own brand-specific mobile applications, allowing guests to find restaurants, order online, earn rewards and join our e-marketing providers. We have also partnered with third-party delivery service providers, including UberEATS, Grub Hub, Amazon Restaurants and Postmates, which provide online and app-based delivery services and constitute a new sales channel for our existing locations. Finally, many of our franchisees are pursuing a robust capital expenditure program to remodel legacy restaurants and to opportunistically co-brand them with our Buffalo’s Express and / or Fat Bar concepts (serving beer, wine, spirits and cocktails).

●	Drive Store Growth through Co-Branding, Virtual Restaurants, and Cloud Kitchens. We franchise co-branded Fatburger / Buffalo’s Express locations, giving franchisees the flexibility of offering multiple concepts, while sharing kitchen space, resulting in a higher average check (compared to stand-alone Fatburger locations). Franchisees benefit by serving a broader customer base, and we estimate that co-branding results in a 20%-30% increase in average unit volume compared to stand-alone locations with minimal incremental cost to franchisees. Our acquisition strategy reinforces the importance of co-branding, as we expect to offer each of the complementary brands that we acquire to our existing franchisees on a co-branded basis.

●	In addition to driving growth through co-branding opportunities, we are leveraging the current industry trend of virtual restaurants, whereby one (or more) of our brands serves its food out of the kitchen of another brand for online delivery only, and cloud kitchens, whereby restaurants open without a customer-facing store-front solely for the purpose of servicing delivery or virtual kitchens. Virtual restaurants and cloud kitchens allow us to introduce our brands in geographic areas where previously unknown such as introducing selected menu items from Hurricane Grill & Wings to the southern California market through the preparation in and delivery from Fatburger franchised restaurants via a program with UberEats.

●	Extend Brands into New Segments. We have a strong track record of extending our brands into new segments, and we believe that we have a significant opportunity to capture new markets by strategically adapting our concepts while reinforcing the brand identity. In addition to dramatically expanding the traditional Buffalo’s Cafe customer base through Fatburger / Buffalo’s Express co-branding, we have also begun evaluating opportunities to leverage the Buffalo’s brand by promoting Buffalo’s Express on a stand-alone basis. Furthermore, we have also begun the roll-out of Fat Bars (serving beer, wine, spirits and cocktails), which we are opportunistically introducing to select existing Fatburger locations on a modular basis. Similarly, we plan to create smaller-scale, fast casual Ponderosa and Bonanza concepts, to drive new store growth, particularly internationally.

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●	Continue Expanding FAT Brands Internationally. We have a significant global presence, with international franchised stores in 37 countries including 36 states within the United States. We believe that the appeal of our Fresh, Authentic, and Tasty concepts is global, and we are targeting further penetration of Middle Eastern and Asian markets, particularly through leveraging the Fatburger and Elevation brands.

●	Enhance Footprint in Existing Markets through Current Franchisee Networks. We had 326 franchisees who collectively operated 679 restaurants as of December 27, 2020. We anticipate that our new and existing franchisees will open more than 50 new stores annually for at least the next four years. Beyond these existing commitments, we have found that many of our franchisees have grown their businesses over time, increasing the number of stores operated in their organizations and expanding their concept offerings across the FAT Brands portfolio of concepts.

●	Attract New Franchisees in Existing and Unpenetrated Markets. In addition to the large pipeline of new store commitments from current franchisees, we believe the existing markets for our brands are far from saturated and can support a significant increase in units. Furthermore, new franchisee relationships represent the optimal way for our brands to penetrate geographic markets where we do not currently operate. In many cases, prospective franchisees have experience in and knowledge of markets where we are not currently active, facilitating a smoother brand introduction than we or our existing franchisees could achieve independently. We generate franchisee leads through various channels, including franchisee referrals, traditional and non-traditional franchise brokers and broker networks, franchise development advertising, and franchise trade shows and conventions.

●	Explore Strategic Alternatives. We may engage in strategic transactions involving our Company, restaurant brands and franchisees. For example, we may in the future build and develop Company owned restaurants with the intention of selling and refranchising the stores, and build the capacity to offer debt financing to our franchisees to develop additional stores. We may also manage restaurants for our franchisees in exchange for a management fee and manage external restaurant brands that we do not own. In addition, we may at times seek to monetize our investment in restaurant brands that we have acquired and/or developed through a sale or other strategic transaction.

Franchise Program – FAT Brands

General. We utilize a franchise development strategy as our primary method for new store growth by leveraging the interest of our existing franchisees and those potential franchisees with an entrepreneurial spirit looking to launch their own business. We have a rigorous franchisee qualification and selection process to ensure that each franchisee meets our strict brand standards.

Fatburger Franchise Agreements. For Fatburger locations, the current franchise agreement provides for an initial franchise fee of $50,000 per store ($65,000 per store internationally) and a royalty fee of 6% of net sales on a 15-year term. In addition, the franchisee must also pay an advertising fee of 2% of net sales on local marketing and 2% of net sales on international marketing.

Johnny Rockets Franchise Agreements. For Johnny Rockets locations, the current franchise agreement provides for an initial franchise fee of $50,000 per store and a royalty fee of 6% of gross sales on a 15-year term. In addition, the Johnny Rocket’s franchisee agrees to pay an advertising fee of 2% of net sales on local marketing and 2% of net sales to the Johnny Rocket’s advertising fund.

Buffalo’s Franchise Agreements. For Buffalo’s Cafe and Buffalo’s Express locations, the current franchise agreement provides for an initial franchise fee of $50,000 per store and a royalty fee of 6% of gross sales on a 15-year term. In addition, the franchisee agrees to pay an advertising fee of 2% of net sales on local marketing and 2% of net sales to the Buffalo’s Cafe advertising fund.

Ponderosa / Bonanza Franchise Agreements. For Ponderosa and Bonanza locations, the current franchise agreement provides for an initial franchise fee of $50,000 per store and a royalty fee of 5% of net sales on a 15-year term. In addition, the franchisee agrees to pay an advertising fee of 2% of net sales on local marketing and 2% of net sales to a pooled advertising fund.

Hurricane Franchise Agreements. For Hurricane locations, the current franchise agreement provides for an initial franchise fee of $50,000 per store and a royalty fee of 6% of net sales on a 15-year term. In addition, the franchisee must also pay an advertising fee of 2% of net sales on local marketing and 2% of net sales to a pooled advertising fund.

Yalla Mediterranean Franchise Agreements. For franchised Yalla locations, the current franchise agreement provides for an initial franchise fee of $50,000 per store and a royalty fee of 6% of net sales on a 15-year term. In addition, the franchisee must also pay an advertising fee of 2% of net sales on local marketing and 2% of net sales to a pooled advertising fund.

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Elevation Burger Franchise Agreements. For franchised Elevation locations, the current franchise agreement provides for an initial franchise fee of $50,000 per store and a royalty fee of 6% of net sales on a 15-year term. In addition, the franchisee must also pay an advertising fee of 2% of net sales on local marketing and 2% of net sales to a pooled advertising fund.

Development Agreements. We use development agreements to facilitate the planned expansion of Fatburger and Buffalo’s restaurants through single and multiple unit development. In addition, through our acquisition of Hurricane, Johnny Rockets and Elevation, we acquired certain development agreements. Each development agreement gives a developer the exclusive right to construct, own and operate stores within a defined area. In exchange, the franchisee agrees to open a minimum number of stores in the area in a prescribed time period. Franchisees that enter into development agreements are required to pay a fee, which is credited against franchise fees due when the store is opened in the future. Franchisees may forfeit such fees and lose their rights to future development if they do not maintain the required schedule of openings.

Franchisee Support – FAT Brands

Marketing

Our Fresh, Authentic and Tasty values are the anchor that inspires our marketing efforts. Our resolve to maintain our premium positioning, derived from the FAT Brands’ values, is reinforced by our management platform, capital light business model, experienced and diverse global franchisee network and seasoned and passionate management team. Although our marketing and advertising programs are concept-specific, we believe that our patrons appreciate the value of their experiences visiting our establishments and, thus, the core of our marketing strategy is to engage and dialogue with customers at our restaurant locations as well as through social media.

Our Fresh, Authentic and Tasty values are an invitation for our guests to align with FAT Brands’ commitment to consistently deliver freshly prepared, made-to-order food that customers desire. We are dedicated to keeping a fresh perspective on our concepts, perfecting our existing menu offerings as well as introducing appealing new items. We ensure that any changes are consistent with the core identity of our brands, and we will not adapt our brands to be all things to all people.

Our marketing initiatives include a robust mix of local community marketing, in-store campaigns, product placements, partnerships, promotions, social media, influencer marketing, traditional media and word of mouth advertising. Corresponding with the evolutionary shift in how customers receive content and engage with media and brands today, we have also dramatically increased our focus on mobile, social, and digital advertising to leverage the content we generate from public relations and experiential marketing in order to better connect with customers, sharing information about new menu offerings, promotions, new store openings and other relevant FAT Brands information. We communicate with customers in creative and organic ways that fortify our connections with them and increase brand awareness.

Site Selection and Development.

Our franchisees work alongside our franchise development department during the search, review, leasing and development process for a new restaurant location. Typically, it takes between 60 and 90 days from the time we sign an agreement with a franchisee until that franchisee signs a lease. When selecting a location, our team assists franchisees in seeking locations with the following site characteristics:

●	Average Daily Traffic: 35,000+ people
●	Access: Easy, distinguishable, and preferably with signaled entry and intersection; two-to-three curb cuts to center and entry from two streets
●	Activity Generators: Going home traffic side, easily accessible for lunchtime traffic (pedestrian and automobile), high-frequency specialty retail and storefront urban corridors with convenient parking
●	Lease Terms: Five-year minimum with four five-year options; fixed rates preferred
●	Visibility: Site and signage must be highly visible from street and/or traffic generators, ideally visible from at least 500 feet in two directions

Supply Chain Assistance

FAT Brands has always been committed to seeking out and working with best-in-class suppliers and distribution networks on behalf of our franchisees. Our Fresh, Authentic and Tasty vision guides us in how we source and develop our ingredients, always looking for the best ways to provide top quality food that is as competitively priced as possible for our franchisees and their customers. We utilize a third-party purchasing and consulting company that provides distribution, rebate collection, product negotiations, audits and sourcing services focusing on negotiating distributor, vendor and manufacturer contracts, thereby ensuring that our brands receive meaningful buying power for our franchisees.

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Our team has developed a reliable supply chain and continues to focus on identifying additional back-ups to avoid any possible interruption of service and product globally for our franchisees. We have a regional strategy for ground beef supply to ensure that our franchisees are always serving a proprietary blend of freshly ground and never frozen beef in their stores in the continental United States for Fatburger, while our Elevation Burger franchisees utilize another supplier that provides the organic, grass-fed beef associated with that brand. Internationally, we utilize the same strategy market-by-market in each country in which our franchisees operate. Domestically, our franchisees utilize the same, Southern California based, beef supplier for all of the U.S. Fatburger locations. Similarly, our franchisees utilize the same, South East United States based, beef supplier for Buffalo’s Cafe. Ponderosa and Bonanza Steakhouses franchisees utilize contracted beef suppliers as do those of our Hurricane brand. Internationally, we have a select group of beef suppliers providing product to our franchisees market-by-market for each brand. We utilize the same procurement strategies on behalf of our franchisees for the poultry, produce, and Mediterranean offerings.

Domestically, FAT Brands has distribution agreements with broadline national distributors as well as regional providers. Internationally, our franchisees have distribution agreements with different providers market-by-market. We utilize distribution centers operated by our distributors. Our broadline national distributors are the main purchasing link in the United States among many of our suppliers, and distribute most of our dry, refrigerated and frozen goods, non-alcoholic beverages, paper goods and cleaning supplies. Internationally, distributors are also used to provide the majority of products to our franchisees.

Food Safety and Quality Assurance. Food safety is a top priority of FAT Brands. As such, we maintain rigorous safety standards for our menu offerings. We have carefully selected preferred suppliers that adhere to our safety standards, and our franchisees are required to source their ingredients from these approved suppliers. Furthermore, our commitment to food safety is strengthened through the direct relationship between our Supply Chain and Field Consultant Assistance teams.

Management Information Systems. FAT Brands restaurants utilize a variety of back-office, computerized and manual, point-of-sale systems and tools, which we believe are scalable to support our growth plans. We utilize these systems following a multi-faceted approach to monitor restaurants operational performance, food safety, quality control, customer feedback and profitability.

The point-of-sale systems are designed specifically for the restaurant industry and we use many customized features to evaluate and increase operational performance, provide data analysis, marketing promotional tracking, guest and table management, high-speed credit card and gift card processing, daily transaction data, daily sales information, product mix, average transaction size, order modes, revenue centers and other key business intelligence data. Utilizing these point-of-sale systems back-end, web-based, enterprise level, software solution dashboards, our home office and Franchise Operations Consultant Support staff are provided with real-time access to detailed business data which allows for our home office and Franchise Operations Consultant Support staff to closely, and remotely, monitor stores performance and assist in providing focused and timely support to our franchisees. Furthermore, these systems supply sales, bank deposit and variance data to our accounting department on a daily basis, and we use this data to generate daily sales information and weekly consolidated reports regarding sales and other key measures for each restaurant with final reports following the end of each period.

In addition to utilizing these point-of-sale systems, FAT Brands utilizes systems which provide detailed, real-time (and historical) operational data for all locations, allowing our management team to track product inventories, equipment temperatures, repair and maintenance schedules, intra-shift team communications, consistency in following standard operating procedures and tracking of tasks. FAT Brands also utilizes a web-based employee scheduling software program providing franchisees, and their management teams, increased flexibility and awareness of scheduling needs allowing them to efficiently, and appropriately, manage their labor costs and store staffing requirements/needs. Lastly, FAT Brands utilizes a proprietary customer feedback system allowing customers to provide feedback in real-time to our entire management team, franchisees and store managers.

Field Consultant Assistance.

In conjunction with utilizing the FAT Brands Management Information Systems, FAT Brands has a team of dedicated Franchise Operations Consultant Support staff who oversee designated market areas and specific subsets of restaurants. Our Franchise Operations Consultant Support staff work in the field daily with franchisees, and their management teams, to ensure that the integrity of all FAT Brands concepts are upheld and that franchisees are utilizing the tools and systems FAT Brands requires in order to optimize and accelerate franchisee profitability. FAT Brands Franchise Operations Consultant Support staff responsibilities include (but are not limited to):

●	Conducting announced and un-announced store visits and evaluations
●	Continuous training and re-training of new and existing franchise operations
●	Conducting quarterly workshops for franchisees and their management teams
●	Development and collection of monthly profit and loss statements for each store
●	Store set-up, training, oversight and support for pre- and post- new store openings
●	Training, oversight and implementation of in-store marketing initiatives
●	Inspections of equipment, temperatures, food-handling procedures, customer service, products in store, cleanliness, and team member attitude

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Training, Pre-Opening Assistance and Opening Support

FAT Brands offers Executive level and Operational level training programs to its franchisees, pre-opening assistance and opening assistance. Once open, FAT Brands constantly provides ongoing operational and marketing support to our franchisees by assisting their management teams in effectively operating their restaurants and increasing their stores financial profitability.

Competition

As a franchisor, our most important direct customers are our franchisees, who own and operate FAT Brands restaurants. Our competitors for franchisees include well-established national, regional or local franchisors with franchises in the geographies or restaurant segments in which we operate or in which we intend to operate.

Our franchisees compete in the fast casual and casual dining segments of the restaurant industry, a highly competitive industry in terms of price, service, location, and food quality. The restaurant industry is often affected by changes in consumer trends, economic conditions, demographics, traffic patterns, and concern about the nutritional content of fast casual foods. Furthermore, there are many well-established competitors with substantially greater financial resources, including a number of national, regional, and local fast casual, casual dining, and convenience stores. The restaurant industry also has few barriers to entry and new competitors may emerge at any time.

Food Safety

Food safety is a top priority. As such, we maintain rigorous safety standards for each menu item. We have carefully selected preferred food suppliers that adhere to our safety standards, and our franchisees are required to source their ingredients from these approved suppliers.

Seasonality

Our franchisees have not historically experienced significant seasonal variability in their financial performance.

Intellectual Property

We own, domestically and internationally, valuable intellectual property including trademarks, service marks, trade secrets and other proprietary information related to our restaurant and corporate brands. This intellectual property includes logos and trademarks which are of material importance to our business. Depending on the jurisdiction, trademarks and service marks generally are valid as long as they are used and/or registered. We seek to actively protect and defend our intellectual property from infringement and misuse.

Employees

As of March 28, 2021, our company, including our subsidiaries, employed approximately 216 people, including approximately 148 people who are employed in restaurants which are being marketed to potential franchisees for resale as part of our refranchising program. We believe that we have good relations with our employees.

Government Regulation

U.S. Operations. Our U.S. operations are subject to various federal, state and local laws affecting our business, primarily laws and regulations concerning the franchisor/franchisee relationship, marketing, food labeling, sanitation and safety. Each of our franchised restaurants in the U.S. must comply with licensing and regulation by a number of governmental authorities, which include health, sanitation, safety, fire and zoning agencies in the state and/or municipality in which the restaurant is located. To date, we have not been materially adversely affected by such licensing and regulation or by any difficulty, delay or failure to obtain required licenses or approvals.

International Operations. Our restaurants outside the U.S. are subject to national and local laws and regulations which are similar to those affecting U.S. restaurants. The restaurants outside the U.S. are also subject to tariffs and regulations on imported commodities and equipment and laws regulating foreign investment, as well as anti-bribery and anti-corruption laws.

See “Risk Factors” for a discussion of risks relating to federal, state, local and international regulation of our business.

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Certain Legal Proceedings

James Harris and Adam Vignola v. Squire Junger, James Neuhauser, Edward Rensi, Andrew Wiederhorn, Fog Cutter Holdings, LLC, and Fog Cutter Capital Group, Inc., and FAT Brands Inc., nominal defendant (Delaware Chancery Court, Case No. 2021-0511)

On June 10, 2021, plaintiffs James Harris and Adam Vignola, putative stockholders of the Company, filed a derivative action in Delaware nominally on the Company’s behalf against the Company’s current directors and our current and former majority stockholders alleging claims of breach of fiduciary duty, unjust enrichment and waste arising out of the Company’s December 2020 merger with Fog Cutter Capital Group, Inc.  Mr. Vignola was previously involved in litigation against the Company, having filed a putative class action lawsuit relating to the Company’s 2017 initial public offering, which lawsuit was voluntarily dismissed by stipulation in 2020.  The defendants dispute the allegations of the new lawsuit and intend to vigorously defend against the claims.  However, this matter is in the early stages and we cannot predict the outcome of this lawsuit.  Subject to certain limitations, we are obligated to indemnify our directors in connection with the lawsuit and any related litigation or settlements amounts, which may be time-consuming, result in significant expense and divert the attention and resources of our management.  An unfavorable outcome may exceed coverage provided under our insurance policies, could have an adverse effect on our financial condition and results of operations, and could harm our reputation.

Stratford Holding LLC v. Foot Locker Retail Inc. (U.S. District Court for the Western District of Oklahoma, Case No. 5:12-cv-00772-HE)

In 2012 and 2013, two property owners in Oklahoma City, Oklahoma sued numerous parties, including Foot Locker Retail Inc. and our subsidiary Fog Cutter Capital Group Inc. (now known as Fog Cutter Acquisition, LLC), for alleged environmental contamination on their properties, stemming from dry cleaning operations on one of the properties. The property owners seek damages in the range of $12 million to $22 million. From 2002 to 2008, a former Fog Cutter subsidiary managed a lease portfolio, which included the subject property. Fog Cutter denies any liability, although it did not timely respond to one of the property owners’ complaints and several of the defendants’ cross-complaints and thus is in default. The parties are currently conducting discovery, and the matter is scheduled for trial for November 2021. The Company is unable to predict the ultimate outcome of this matter, however, reserves have been recorded on the balance sheet relating to this litigation. There can be no assurance that the defendants will be successful in defending against these actions.

SBN FCCG LLC v FCCGI (Los Angeles Superior Court, Case No. BS172606)

SBN FCCG LLC (which we refer to as “SBN”) filed a complaint against Fog Cutter Capital Group, Inc. (which we refer to as “FCCG”) in New York state court for an indemnification claim (which we refer to as the “NY case”) stemming from an earlier lawsuit in Georgia regarding a certain lease portfolio formerly managed by a former FCCG subsidiary. In February 2018, SBN obtained a final judgment in the NY case for a total of $651,290, which included $225,030 in interest dating back to March 2012. SBN then obtained a sister state judgment in Los Angeles Superior Court, Case No. BS172606 (which we refer to as the “California case”), which included the $651,290 judgment from the NY case, plus additional statutory interest and fees, for a total judgment of $656,543. In May 2018, SBN filed a cost memo, requesting an additional $12,411 in interest to be added to the judgment in the California case, for a total of $668,954. In May 2019, the parties agreed to settle the matter for $580,000, which required the immediate payment of $100,000, and the balance to be paid in August 2019. FCCG wired $100,000 to SBN in May 2019, but has not yet paid the remaining balance of $480,000. The parties have not entered into a formal settlement agreement, and they have not yet discussed the terms for the payment of the remaining balance.

The Company is involved in other claims and legal proceedings from time-to-time that arise in the ordinary course of business. The Company does not believe that the ultimate resolution of these actions will have a material adverse effect on its business, financial condition, results of operations, liquidity or capital resources.

Our Corporate Information

FAT Brands Inc. was formed as a Delaware corporation on March 21, 2017. Our corporate headquarters are located at 9720 Wilshire Blvd., Suite 500, Beverly Hills, California 90212. Our main telephone number is (310) 319-1850. Our principal Internet website address is www.fatbrands.com. The information on our website is not incorporated by reference into, or a part of, this prospectus.

Available Information

Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to reports filed pursuant to Sections 13(a) and 15(d) of the Securities Exchange Act, are filed with the SEC. We are subject to the informational requirements of the Exchange Act and file or furnish reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC at www.sec.gov. The contents of these websites are not incorporated into this Annual Report. Further, our references to the URLs for these websites are intended to be inactive textual references only. We also make the documents listed above available without charge through the Investor Relations Section of our website at www.fatbrands.com.

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MANAGEMENT

Executive Officers and Directors

Below is a list of the names and ages, as of the date of this prospectus, of our directors and executive officers, and a description of the business experience of each of them.

Name	Age	Position
Edward H. Rensi	76	Chairman of the Board of Directors
Squire Junger	71	Director
James Neuhauser	62	Director
Andrew A. Wiederhorn	55	President and Chief Executive Officer, Director
Kenneth J. Kuick	52	Chief Financial Officer
Thayer D. Wiederhorn	32	Chief Marketing Officer
Taylor A. Wiederhorn	32	Chief Development Officer
Gregg Nettleton	65	President and Chief Operating Officer, Casual Dining Division
Jake Berchtold	39	Chief Operating Officer, Fast Casual Division
Robert G. Rosen	55	Executive Vice President, Capital Markets
Allen Z. Sussman	56	Executive Vice President and General Counsel
Donald J. Berchtold	75	Executive Vice President and Chief Concept Officer
Ron Roe	44	Senior Vice President of Finance

Edward H. Rensi has served on the board of directors of FAT Brands Inc. since its formation and became Chairman of the Board on October 20, 2017. Mr. Rensi is the retired president and chief executive officer of McDonald’s USA. Prior to his retirement in 1997, Mr. Rensi devoted his entire professional career to McDonald’s, joining the company in 1966 as a “grill man” and part-time manager trainee in Columbus, Ohio. He was promoted to restaurant manager within a year, and went on to hold nearly every position in the restaurant and field offices, including franchise service positions in Columbus, Ohio and Washington, D.C. In 1972, he was named Philadelphia district manager, and later became regional manager and regional vice president. In 1978, he transferred from the field to the company’s home office in Oak Brook, Illinois, as vice president of Operations and Training, where he was responsible for personnel and product development. In 1980, he became executive vice president and chief operations officer, and was appointed senior executive vice president in 1982. Mr. Rensi was promoted to president and chief operating office of McDonald’s USA in 1984. In 1991, he was named chief executive officer. As president and chief executive officer, his responsibilities included overseeing all domestic company-owned and franchisee operations, in addition to providing direction relative to sales, profits, operations and service standards, customer satisfaction, product development, personnel, and training. Mr. Rensi was directly responsible for management of McDonald’s USA, which consisted of eight geographic zones and 40 regional offices. During his 13-year term as president, McDonald’s experienced phenomenal growth. U.S. sales doubled to more than $16 billion, the number of the U.S. restaurants grew from nearly 6,600 to more than 12,000, and the number of U.S. franchisees grew from 1,600 to more than 2,700. Since his retirement, Mr. Rensi has held consulting positions. From January 2014 to July 2015, Mr. Rensi served as director and interim CEO of Famous Dave’s of America, Inc. Mr. Rensi received his B.S. in Business Education from Ohio State University in Columbus, Ohio. Mr. Rensi was selected to our Board of Directors because of his long career in hospitality and restaurant franchising, and because he possesses particular knowledge and experience in strategic planning and leadership of complex organizations and hospitality businesses.

Squire Junger became a member of the board of directors of FAT Brands Inc. on October 20, 2017. Mr. Junger is a co-founder and a managing member of Insight Consulting LLC, a management consulting firm based in the Los Angeles area, providing advice in mergers and acquisitions, corporate divestitures, business integration diagnostics, real estate investment, acquisition, development and construction and litigation support services. Prior to co-founding Insight in 2003 he was a partner at Arthur Andersen LLP, which he joined in 1972. Mr. Junger co-developed and managed the west coast Transaction Advisory Services practice at Andersen, providing comprehensive merger and acquisition consulting services to both financial and strategic buyers and sellers. Mr. Junger is a certified public accountant in California and received Bachelor of Science and M.B.A. degrees from Cornell University. Mr. Junger was selected to our Board of Directors because he brings substantial expertise in financial and strategic planning, mergers and acquisitions, and leadership of complex organizations.

James Neuhauser has served on the board of directors of FAT Brands Inc. since its formation. Mr. Neuhauser is a Senior Managing Director in the Private Capital Markets Group of Stifel Nicolas & Company. Mr. Neuhauser is also the Managing Member of Turtlerock Capital, LLC, a company that finances and invests in real estate development projects. He previously worked for FBR & Co. for more than 24 years, including positions as Chief Investment Officer, Head of Investment Banking and Head of the Real Estate and Financial Services groups in Investment Banking through October 2016. He also served as Head of FBR’s Commitment Committee and was a member of the firm’s Executive Committee. Prior to joining FBR, Mr. Neuhauser was a Senior Vice President of Trident Financial Corporation for seven years, where he specialized in managing stock offerings for mutual to stock conversions of thrift institutions. Before joining Trident, he worked in commercial banking with the Bank of New England. Mr. Neuhauser is a CFA charter holder and a member of the Society of Financial Analysts. He received a Bachelor of Arts from Brown University and an M.B.A. from the University of Michigan. Mr. Neuhauser was selected to our Board of Directors because he brings substantial expertise in financial and strategic planning, investment banking complex financial transactions, mergers and acquisitions, and leadership of complex organizations.

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Andrew A. Wiederhorn has served as a director and President and Chief Executive Officer of FAT Brands Inc. since its formation. Mr. Wiederhorn has served as the Chairman of the Board of Directors and Chief Executive Officer of Fatburger North America, Inc. since 2006 and Buffalo’s Franchise Concepts, Inc. since 2011. He also served as the Chairman of the Board of Directors and Chief Executive Officer of Fog Cutter Capital Group Inc. since its formation in 1997. Mr. Wiederhorn previously founded and served as the Chairman of the Board of Directors and Chief Executive Officer of Wilshire Financial Services Group Inc. and Wilshire Credit Corporation. Mr. Wiederhorn received his B.S. degree in Business Administration from the University of Southern California in 1987, with an emphasis in Finance and Entrepreneurship. He previously served on the Board of Directors of Fabricated Metals, Inc., The Boy Scouts of America Cascade Pacific Council, The Boys and Girls Aid Society of Oregon, University of Southern California Associates, Citizens Crime Commission of Oregon, and Economic Development Council for the City of Beverly Hills Chamber of Commerce. Mr. Wiederhorn was featured as the Fatburger CEO on the CBS television program “Undercover Boss” in 2013. Mr. Wiederhorn was selected to our Board of Directors because of his role in our founding and long career in hospitality, and because he possesses particular knowledge and experience in strategic planning and leadership of complex organizations and hospitality businesses.

Kenneth J. Kuick has served as our Chief Financial Officer since May 2021. Prior to joining our company, he most recently served as Chief Financial Officer of Noodles & Company, a national restaurant concept offering lunch and dinner within the fast-casual segment of the restaurant industry, from November 2018 to August 2020, where he was responsible for leading the Company’s finance, accounting and supply chain operations. Prior to that, Mr. Kuick served as Chief Accounting Officer of VICI Properties Inc., a real estate investment trust specializing in casino properties, from October 2017 to August 2018, where he was responsible for accounting, consolidated financial operations, capital markets transactions, treasury, internal audit, tax and external reporting. Prior to that, Mr. Kuick served as Chief Accounting Officer of Caesars Entertainment Operating Company, a subsidiary of Caesars Entertainment Corporation, from November 2014 to October 2017, and from December 2011 to November 2014, he served as Vice President, Assistant Controller for Caesars Entertainment Corporation. Mr. Kuick is a Certified Public Accountant and earned his Bachelor of Science degree in Accounting and Business Systems from Taylor University.

Gregg Nettleton has served as the President and Chief Operating Officer, Casual Dining Division since October 2017. Prior to joining our company, Mr. Nettleton served as President and Chief Executive Officer of GBS Enterprises, an international management consulting firm, since 2011. From 2004 to 2006, Mr. Nettleton served as a consultant and Board member for Black Angus Steakhouses, LLC. From 2002 to 2004, he served as Chief Marketing officer of International House of Pancakes Inc. and received the award for “Turnaround Chain of the Year” in 2003, and from 2000 to 2001, he served as Interim Chief Marketing Officer of Applebee’s International, Inc. Mr. Nettleton received his B.S. in Management Science from the State University of New York at Geneseo in Geneseo, New York and his M.B.A. in Marketing and Sales from Nova University in Ft. Lauderdale, Florida.

Jacob A. Berchtold has served as Chief Operating Officer of the Fast Casual Division of FAT Brands Inc. since February 2020. Previously, he served as Director of Operations – Fast Casual Division following his relocating from Dubai, UAE in July 2019, where he held the position of Director of Operations MENA. From September 2012 through July 2019, Mr. Berchtold oversaw all aspects of international operations His scope of work included operations, training, new store development and supply chain logistics across developing markets in Europe, the Middle East, North Africa and Asia. From September 2008 through September 2012, Mr. Berchtold was Operations Manager for Vetra Investments UAE, a franchisee of Fatburger/Buffalo’s Express. Vetra Investments developed and operated multiple restaurant brands throughout the UAE, Jordan and Lebanon. From September 2006 through September 2008, Mr. Berchtold was Operations Manager for Fatburger China, overseeing company owned locations in Hong Kong and Macau as well as franchise support across China and southeast Asia. Mr. Berchtold first joined Fatburger in June 2005 as a restaurant Manager and member of the Domestic New Store Opening Team. He attended Arizona State University.

Thayer Wiederhorn has served as the Chief Marketing Officer of FAT Brands Inc. since March 2017 where he oversees global branding and marketing for over 700 franchise-owned restaurants. Mr. Wiederhorn served as Vice President - Marketing of Fatburger North America Inc. and Buffalo’s Franchise Concepts Inc. From June 2012 through March 2017 and as Director of Marketing of Fatburger North America Inc. from July 2011 through June 2012. Additionally, he served as Marketing Coordinator from April 2011 through June 2011 and Brand Development Agent from October 2010 through April 2011. Mr. Wiederhorn started his career working in Fatburger restaurants and food-trucks. Mr. Wiederhorn received his B.S. degree in Business Administration, with an emphasis in Finance Business Economics, from the University of Southern California.

Taylor Wiederhorn has served as the Chief Development Officer of FAT Brands Inc. since October 2017. Previously, Mr. Wiederhorn served as Vice President - Franchise Marketing and Development for Fatburger North America from September 2011 until October 2017. Mr. Wiederhorn graduated from the USC Marshall School of Business with a Bachelors’ degree in Business Administration with a concentration in corporate Finance.

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Donald J. Berchtold currently serves as our Executive Vice President and Chief Concept Officer. Prior to February 20, 2018, Mr. Berchtold served as the President and Chief Operating Officer of Fatburger North America. Mr. Berchtold has also served as the President and Chief Operating Officer of FCCG since 2006 and in various other positions at FCCG prior to 2006. From 1991 to 1999, Mr. Berchtold served as Senior Vice President of Wilshire Financial Services Group Inc. and its sister company Wilshire Credit Corporation. Prior to 1990, Mr. Berchtold was the owner-operator of his own business that included a dinner house, catering company and other food service concepts, and was active in the Restaurants of Oregon Association. Mr. Berchtold holds a BSC degree in Finance and Marketing from the University of Santa Clara.

Robert G. Rosen serves as our Executive Vice President, Capital Markets. Prior to joining the Company in April 2021, Mr. Rosen had been the Managing Member of Kodiak Financial Group LLC since 2004.  Kodiak invests in credit classes of ABS and MBS securities, purchases individual real estate loans and portfolios, purchases and manages real estate developments, and invests in private equity and venture capital transactions. Mr. Rosen previously worked in commercial banking, focusing on direct lending for Fleet Bank, and worked for Bankers Trust (now Deutsche Bank) and Kidder Peabody in structured finance and investment banking, focusing primarily on credit derivatives, securitizations, asset-based lending, and financing commercial banks and other originators of securitizable assets.  After Kidder Peabody, Mr. Rosen joined Black Diamond Advisors and Black Diamond Securities, serving as a Director and FINOP of the Black Diamond entities with a continued focus on structured finance transactions and credit, as well as portfolio management and servicing.  Mr. Rosen continues to serve as a long-term consultant to Black Diamond Capital Management and serves on multiple advisory boards and committees of Black Diamond.  Mr. Rosen holds a B.A. degree in Managerial Economics and an M.B.A. degree from Union College.

Allen Z. Sussman has served as our General Counsel and Executive Vice President for Corporate Development since March 2021, and our Corporate Secretary since May 2021. Prior to joining our company, Mr. Sussman was a partner at the law firm of Loeb & Loeb LLP in Los Angeles, California, specializing in corporate and securities law, and served as our primary outside corporate and securities counsel. Prior to private practice, in the early 1990s Mr. Sussman served as an attorney with the Division of Enforcement of the U.S. Securities and Exchange Commission in Washington, DC. Mr. Sussman holds a B.S. degree in Industrial and Labor Relations from Cornell University and a J.D. degree from Boston University School of Law.

Ron Roe currently serves as our Senior Vice President of Finance. Prior to August 16, 2018, Mr. Roe served as our Chief Financial Officer since 2009 and served as our Vice President of Finance from 2007 to 2009. Prior to 2007, Mr. Roe was an acquisitions associate for FCCG. He began his career as an investment banking analyst with Piper Jaffray. Mr. Roe attended UC Berkeley, where he earned a Bachelor of Arts in Economics.

Family Relationships

The following family members of Andrew Wiederhorn and Donald Berchtold are employed by the Company in the capacities indicated below:

●	Thayer Wiederhorn, son of Andrew Wiederhorn, serves as Chief Marketing Officer of the Company. During fiscal 2020, Thayer Wiederhorn received total cash compensation from the Company of approximately $300,000, participated in the general welfare and benefit plans of the Company and vested in stock options to purchase 10,212 shares of the Company’s common stock granted in previous years. Andrew Wiederhorn does not have a material interest in Thayer Wiederhorn’s employment, nor do they share a household.

●	Taylor Wiederhorn, son of Andrew Wiederhorn, serves as Chief Development Officer of the Company. During fiscal 2020, Taylor Wiederhorn received total cash compensation from the Company of approximately $300,000, participated in the general welfare and benefit plans of the Company and vested in stock options to purchase 10,212 shares of the Company’s common stock granted in previous years. Andrew Wiederhorn does not have a material interest in Taylor Wiederhorn’s employment, nor do they share a household.

●	Mason Wiederhorn, son of Andrew Wiederhorn, serves as Creative Director of the Company. During fiscal 2020, Mason Wiederhorn received total cash compensation from the Company of approximately $250,000, participated in the general welfare and benefit plans of the Company and vested in stock options to purchase 10,212 shares of the Company’s common stock granted in previous years. Andrew Wiederhorn does not have a material interest in Mason Wiederhorn’s employment, nor do they share a household.

●	Jacob Berchtold, son of Donald Berchtold, serves as COO, Fast Casual Division, of the Company. During fiscal 2020, Jacob Berchtold received total cash compensation from the Company of approximately $250,000, participated in the general welfare and benefit plans of the Company and vested in stock options to purchase 10,212 shares of the Company’s common stock granted in previous years. Donald Berchtold does not have a material interest in Jacob Berchtold’s employment, nor do they share a household. Donald Berchtold is the former father-in-law of Andrew Wiederhorn.

Controlled Company

As long as Fog Cutter Holdings, LLC continues to own at least 50% of the voting power of our Company, we will be a “controlled company” as defined under NASDAQ Marketplace Rules (specifically, as defined in Rule 5615(c)). We have no current intention to rely on the controlled company exemptions afforded to a controlled company under the NASDAQ Marketplace Rules.

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Past Legal Proceedings involving Mr. Wiederhorn

Mr. Wiederhorn, our President, Chief Executive Officer and director, was formerly the founder and Chief Executive Officer of Wilshire Financial Services Group (which we refer to as “WFSG”), founded in 1987, and its affiliate Wilshire Credit Corporation (which we refer to as “WCC”), founded in 1989. In 1998, WFSG’s primary business was acquiring and syndicating interests in portfolios of loans, many of which were non-performing or underperforming. WCC’s primary business was servicing the portfolios of loans for WFSG subsidiaries and others. In addition, Donald J. Berchtold, President and Chief Operating Officer of our Fatburger subsidiary, previously served as senior vice president of WCC.

In 1998, a crisis in the international debt markets severely affected WFSG’s business and created a cash-flow crisis that required WFSG and WCC to renegotiate borrowing relationships with their lenders, including many Wall Street firms and WFSG and WCC’s primary lender Capital Consultants, Inc. (which we refer to as “CCI”), an investment advisor and money-manager for private individuals and union pensions. In addition to their borrower-lender relationship, on occasion WCC and WFSG would acquire underperforming loans from CCI. In connection with the acquisition of one such loan, with a face value of approximately $3,400,000, WCC required that CCI’s principal personally guarantee repayment. In October 1998, during negotiations to modify their borrowing relationship, CCI’s principal demanded that WCC release him from this personal guaranty as a condition to any re-negotiation. Following consultation and approval of outside corporate counsel, who served both WFSG and WCC, WCC acquiesced in this demand.

In September 2000, CCI was placed in receivership by the SEC and Department of Labor for improper handling of ERISA funds, finding that CCI’s principal’s mismanagement resulted in significant losses to the private individuals and union pension funds CCI was managing. During the subsequent investigation by federal authorities, it was argued by federal authorities that WCC’s release of the loan guarantee given by CCI’s principal was a violation of 18 USC §1954, a federal ERISA statute that prohibits giving an improper benefit to a pension fund advisor. The government further argued that the advice of legal counsel and other professionals, which WCC received at the time, was not a defense to a violation of the statute, and that it was irrelevant that WCC was unaware that it had violated the statute. Because Mr. Wiederhorn was the CEO of WCC, the government viewed him as responsible for WCC’s violation of the statute and thereafter pursued criminal charges against Mr. Wiederhorn for violation of the statute.

In an effort to recover the losses sustained by CCI’s mismanagement of funds, the individuals and union pensions initiated multiple lawsuits against WCC, Mr. Wiederhorn, Mr. Berchtold, and other officers of WCC. These lawsuits asserted allegations against Mr. Wiederhorn, including breach of fiduciary duty under the Employee Retirement Income Security Act of 1974 (which we refer to as “ERISA”), participation in a fiduciary breach under ERISA, knowing participation in a prohibited transaction under ERISA, knowing transfer of assets under ERISA, and other claims. Following a consolidated mediation of the CCI Lawsuits, the claims against most of the defendants and third-party defendants, including Mr. Wiederhorn, were settled for a total of approximately $120,000,000, of which WFSG, WCC, certain of their officers, directors and shareholders, including Mr. Wiederhorn and FCCG, agreed to pay in the aggregate $45,000,000.

In connection with these matters, in 2004 Mr. Wiederhorn pleaded guilty to one count of filing a false tax return and one count of violating 18 USC §1954 by causing WCC to release the loan guarantee given by CCI’s principal, which was an improper benefit to such person. He served a 14-month sentence in 2004-2005 and paid $2.0 million in fines and restitutions. Also, in November 1998, WFSG underwent a pre-packaged bankruptcy (WCC was merged into WFSG as part of the process), from which it emerged in 1999.

Code of Ethics

We have adopted a written code of business ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. We have posted a current copy of the code under the Corporate Governance section of our website at https://ir.fatbrands.com. In addition, we intend to post on our website all disclosures that are required by law or the NASDAQ listing standards concerning any amendments to, or waivers from, any provision of the code.

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DESCRIPTION OF THE SECURITIES WE ARE OFFERING

The following summary of the terms and provisions of the Series B Preferred Stock does not purport to be complete and is qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation and the Amended and Restated Certificate of Designation establishing the Series B Preferred Stock, each of which is included as an exhibit to the registration statement of which this prospectus is a part, and incorporated by reference herein.

Series B Cumulative Preferred Stock

Authorization. Upon completion of this offering, we will have authorized a total of 4,900,000 shares of Series B Preferred Stock. As of the date of this prospectus and prior to the issuance of any shares in this offering, there were issued and outstanding a total of 1,183,272 shares of Series B Preferred Stock.

Dividends. Holders of the Series B Preferred Stock are entitled to receive, when, as and if declared by our Board of Directors, cumulative cash dividends payable monthly in an amount per share of Series B Preferred Stock equal to $2.0625 per share each year, which is equivalent to 8.25% per annum of the $25.00 liquidation preference per share. Dividends on the Series B Preferred Stock are payable monthly in arrears. To the extent declared by our Board of Directors, dividends are payable not later than twenty (20) days after the end of each calendar month. Dividends on the Series B Preferred Stock accumulate whether or not we have earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared by our Board of Directors.

If the Company fails to make a cash dividend payment with respect to twelve (12) or more consecutive or non-consecutive monthly dividends, the dividend rate on the Series B Preferred Stock will increase to $2.50 per share each year, which is equivalent to 10% of the $25.00 liquidation preference per share.

Right to Elect Two Directors Upon Nonpayment. If the Company fails to make a cash dividend payment with respect to eighteen (18) or more consecutive or non-consecutive monthly dividends (which we refer to as a “Dividend Nonpayment”), the holders of the Series B Preferred Stock, voting as a separate class, are entitled to vote for the election of two additional directors to serve on our Board of Directors until all dividends that are owed have been paid. Under these provisions, the authorized number of directors on our Board of Directors shall, at the next annual meeting of stockholders or at a special meeting of stockholders as provided below, automatically be increased by two and holders of shares of Series B Preferred Stock, voting together as a single class, shall be entitled, at our next annual meeting of stockholders or at a special meeting of stockholders, to vote for the election of a total of two additional members of the Board of Directors (which we refer to as the “Preferred Stock Directors”); provided that the election of any such Preferred Stock Directors will not cause the Company to violate the corporate governance requirements of NASDAQ (or any other exchange or automated quotation system on which our securities may be listed or quoted) that requires listed or quoted companies to have a majority of independent directors; and provided further that such Preferred Stock Directors may not be subject to any “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (which we refer to as a “Disqualifying Event”), except for a Disqualifying Event covered by Rule 506(d)(2) or (d)(3). In the event of a Dividend Nonpayment, the holders of at least 25% of the shares of Series B Preferred Stock may request that a special meeting of stockholders be called to elect such Preferred Stock Directors; provided, however, to the extent permitted by our bylaws, if the next annual or a special meeting of stockholders is scheduled to be held within 90 days of the receipt of such request, the election of such Preferred Stock Directors shall be included in the agenda for, and shall be held at, such scheduled annual or special meeting of stockholders. The Preferred Stock Directors shall stand for reelection annually, at each subsequent annual meeting of the stockholders, so long as the holders continue to have such voting rights. At any meeting at which the holders are entitled to elect Preferred Stock Directors, the holders of record of at least one-third of the then outstanding shares of Series B Preferred Stock, present in person or represented by proxy, shall constitute a quorum and the vote of the holders of record of a majority of such shares of Series B Preferred Stock so present or represented by proxy at any such meeting at which there shall be a quorum shall be sufficient to elect the Preferred Stock Directors. If and when all accumulated and unpaid dividends on Series B Preferred Stock have been paid in full (which we refer to as a “Nonpayment Remedy”), the holders shall immediately and, without any further action by us, be divested of the voting rights described in this section, subject to the revesting of such rights in the event of each subsequent Nonpayment. If such voting rights for the holders shall have terminated, the term of office of each Preferred Stock Director so elected shall terminate at such time and the authorized number of directors on the Board of Directors shall automatically decrease by two. Any Preferred Stock Director may be removed at any time, with or without cause, by the holders of a majority in voting power of the outstanding shares of Series B Preferred Stock then outstanding when they have the voting rights described in this section. In the event that a Dividend Nonpayment shall have occurred and there shall not have been a Nonpayment Remedy, any vacancy in the office of a Preferred Stock Director (other than prior to the initial election of Preferred Stock Directors after a Dividend Nonpayment) may be filled by the written consent of the Preferred Stock Director remaining in office, except in the event that such vacancy is created as a result of such Preferred Stock Director being removed or if no Preferred Stock Director remains in office, such vacancy may be filled by a vote of the holders of a majority in voting power of the outstanding shares of Series B Preferred Stock then outstanding when they have the voting rights described above; provided that the election of any such Preferred Stock Directors to fill such vacancy will not cause the Company to violate the corporate governance requirements of NASDAQ (or any other exchange or automated quotation system on which our securities may be listed or quoted) that requires listed or quoted companies to have a majority of independent directors. The Preferred Stock Directors shall each be entitled to one vote per director on any matter that shall come before the Board of Directors for a vote.

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Voting Rights. In addition to the voting rights discussed above, so long as any shares of Series B Preferred Stock are outstanding and remain unredeemed, the Company may not, without the vote or consent of the holders of a majority of the Series B Preferred Stock: (i) engage in a merger, consolidation or share exchange that materially and adversely affects the rights, preferences or voting power of the Series B Preferred Stock, unless shares of Series B Preferred Stock are converted into or exchanged for (A) cash equal to or greater than the applicable redemption price per share or (B) preferred shares of the surviving entity having rights, preferences and privileges that are materially the same as those of the Series B Preferred Stock; (ii) amend our Certificate of Incorporation or the Amended and Restated Certificate of Designation establishing the Series B Preferred Stock to materially and adversely affect the rights, preferences or voting power of Series B Preferred Stock; or (iii) declare or pay any junior dividends or repurchase any junior securities during any time that all dividends on the Series B Preferred Stock have not been paid in full in cash.

Call Feature. We may, at our option, redeem the Series B Preferred Stock, in whole or in part, by paying $25.00 per share, plus any accrued and unpaid dividends to the date of redemption and a redemption premium. The redemption premium was initially set at 10% of the $25.00 liquidation preference per share on July 16, 2020, and decreases by 2% per year until it terminates on the five-year anniversary of the initial issuance date (July 16, 2025).

Liquidation Preference of Series B Preferred Stock. If we liquidate, dissolve or wind up, or undergo a “change of control” (as defined below), holders of the Series B Preferred Stock will have the right to receive $25.00 per share, plus all accumulated, accrued and unpaid dividends (whether or not earned or declared) to and including the date of payment, before any payments are made to the holders of our Common Stock or to the holders of equity securities the terms of which provide that such equity securities will rank junior to the Series B Preferred Stock. The rights of holders of Series B Preferred Stock to receive their liquidation preference are subject to the proportionate rights of any class or series of our capital stock ranking in parity with the Series B Preferred Stock as to liquidation. For purposes of these provisions, a “change of control” shall mean: (i) any sale, lease, or transfer, exclusive license or other dispositions (or series of sales, leases, transfers, exclusive licenses or other dispositions) of all or substantially all of the assets of the Company and its subsidiaries; (ii) any sale, transfer or issuance (or series of sales, transfers or issuances) of capital stock by the Company or the holders of Common Stock (or other voting stock of the Company) that results in the inability of the beneficial holders of Common Stock (or other voting stock of the Company) immediately prior to such sale, transfer or issuance to designate or elect a majority of the Board of Directors (or its equivalent) of the Company; or (iii) any merger, consolidation, recapitalization or reorganization of the Company with or into another Person (whether or not the Company is the surviving corporation) that results in the inability of the beneficial holders of Common Stock (or other voting stock of the Company) immediately prior to such merger, consolidation, recapitalization or reorganization to designate or elect a majority of the Board of Directors (or its equivalent) of the resulting entity or its parent company; provided, that a “change of control” shall not include a change in the beneficial or record holders of Common Stock or voting rights in the Company resulting or arising from one or more transactions by which the owners of any entity that is a stockholder of the Company directly receive or are issued Common Stock of the Company in lieu of their ownership in such entity, whether upon dissolution, liquidation or reorganization of such entity, or by merger, acquisition or other business combination transaction involving such entity and the Company or any of its subsidiaries.

Ranking. The Series B Preferred Stock, with respect to dividend rights and rights upon our voluntary or involuntary liquidation, dissolution or winding up, ranks:

●	senior to our Common Stock and any other class of equity securities the terms of which provide that such equity securities will rank junior to the Series B Preferred Stock;
●	junior to any equity securities the terms of which provide that such equity securities will rank senior to the Series B Preferred Stock, and to all of our existing and future debt, including, prior to conversion of such debt, any debt convertible into our equity securities; and
●	on a parity with any equity securities the terms of which provide that such equity securities will rank without preference or priority over the other.

Exchange Listing. The Series B Preferred Stock is listed for trading on NASDAQ under the symbol “FATBP.” We cannot provide any assurance that a liquid or established trading market for the Series B Preferred Stock will continue or be maintained.

Information Rights. During any period in which we are not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and any shares of our Series B Preferred Stock are outstanding, we will (i) transmit by mail to all holders of the Series B Preferred Stock, copies of the annual reports and quarterly reports that we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject to those sections (other than any exhibits that would have been required) and (ii) promptly upon written request, make available copies of such reports to any prospective holder of Series B Preferred Stock. We will mail the reports to the holders of Series B Preferred Stock within 15 days after the respective dates by which we would have been required to file the reports with the SEC if we were subject to Section 13 or 15(d) of the Exchange Act.

Transfer and Dividend Paying Agent. V Stock Transfer, LLC acts as the transfer and dividend payment agent and registrar in respect of the Series B Preferred Stock.

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MATERIAL U.S. FEDERAL TAX CONSIDERATIONS FOR HOLDERS OF

SERIES B PREFERRED STOCK

The following discussion describes the material U.S. federal income tax consequences of the acquisition, ownership, disposition and conversion of our Series B Preferred Stock acquired in this offering. This discussion is based on the current provisions of the Internal Revenue Code of 1986, as amended, referred to as the Code, existing and proposed U.S. Treasury regulations promulgated thereunder, and administrative rulings and court decisions in effect as of the date hereof, all of which are subject to change at any time, possibly with retroactive effect. No ruling has been or will be sought from the Internal Revenue Service, or IRS, with respect to the matters discussed below, and there can be no assurance the IRS will not take a contrary position regarding the tax consequences of the acquisition, ownership or disposition of our Series B Preferred Stock or that any such contrary position would not be sustained by a court.

We assume in this discussion that the shares of our Series B Preferred Stock will be held as capital assets (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxes, does not discuss the potential application of the Medicare contribution tax or the alternative minimum tax and does not address state or local taxes or U.S. federal gift and estate tax laws, except as specifically provided below with respect to non-U.S. holders, or any non-U.S. tax consequences that may be relevant to holders in light of their particular circumstances. This discussion also does not address the special tax rules applicable to particular holders, such as financial institutions, brokers or dealers in securities, tax-exempt organizations, pension plans, regulated investment companies, owners that hold our Series B Preferred Stock as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment, insurance companies, controlled foreign corporations, passive foreign investment companies, or corporations that accumulate earnings to avoid U.S. federal income tax, and certain U.S. expatriates.

In addition, this discussion does not address the tax treatment of partnerships or other pass-through entities or persons who hold our Series B Preferred Stock through partnerships or other entities which are pass-through entities for U.S. federal income tax purposes. A partner in a partnership or other pass-through entity that will hold our Series B Preferred Stock should consult his, her or its own tax advisor regarding the tax consequences of the ownership and disposition of our Series B Preferred Stock through a partnership or other pass-through entity, as applicable.

This discussion of U.S. federal income tax considerations is for general information purposes only and is not tax advice. Prospective investors should consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. income and other tax considerations of acquiring, holding and disposing of our securities.

For the purposes of this discussion, a “U.S. Holder” means a beneficial owner of our Series B Preferred Stock that is for U.S. federal income tax purposes (a) an individual citizen or resident of the United States, (b) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes), created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (d) a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons (within the meaning of Section 7701(a)(30) of the Code) has the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. A “Non-U.S. Holder” is, for U.S. federal income tax purposes, a beneficial owner of Series B Preferred Stock that is not a U.S. Holder or a partnership for U.S. federal income tax purposes.

Tax Cuts and Jobs Act

Under tax legislation signed into law in December 2017 commonly known as the Tax Cuts and Jobs Act of 2017, U.S. Holders that use an accrual method of accounting for tax purposes and have certain financial statements generally will be required to include certain amounts in income no later than the time such amounts are taken into account as revenue in such financial statements. The application of this rule thus may require the accrual of income earlier than would be the case under the general tax rules described below, although the precise application of this rule is unclear at this time. U.S. Holders that use an accrual method of accounting should consult with their tax advisors regarding the potential applicability of this legislation to their particular situation.

Tax Considerations Applicable to U.S. Holders

Distributions

Distributions paid on our Series B Preferred Stock to a U.S. Holder generally will constitute dividends for U.S. tax purposes to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that is applied against and reduces, but not below zero, a U.S. Holder’s adjusted tax basis in our Series B Preferred Stock. Any remaining excess will be treated as gain realized on the sale or exchange of our Series B Preferred Stock as described below under the section titled “—Disposition of Our Series B Preferred Stock.”

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Disposition of Our Series B Preferred Stock

Upon a sale or other taxable disposition (other than a redemption treated as a distribution, which will be taxed as described above under “Distributions”) of our Series B Preferred Stock, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the Series B Preferred Stock. Capital gain or loss will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the Series B Preferred Stock exceeds one year. The deductibility of capital losses is subject to certain limitations. U.S. Holders who recognize losses with respect to a disposition of our Series B Preferred Stock should consult their own tax advisors regarding the tax treatment of such losses.

Information Reporting and Backup Reporting

Information reporting requirements generally will apply to payments of dividends (including constructive dividends) on the Series B Preferred Stock and to the proceeds of a sale or other disposition of Series B Preferred Stock paid by us to a U.S. Holder unless such U.S. Holder is an exempt recipient, such as a corporation. Backup withholding will apply to those payments if the U.S. Holder fails to provide the holder’s taxpayer identification number, or certification of exempt status, or if the holder otherwise fails to comply with applicable requirements to establish an exemption.

Backup withholding is not an additional tax. Rather, any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS. U.S. Holders should consult their own tax advisors regarding their qualification for exemption from information reporting and backup withholding and the procedure for obtaining such exemption.

Tax Considerations Applicable to Non-U.S. Holders

Distributions

Distributions on our Series B Preferred Stock to a Non-U.S. Holder will constitute dividends for U.S. federal income tax purposes as described in “—U.S. Holders—Distributions.” Any distribution (including constructive distributions) on our Series B Preferred Stock that is treated as a dividend paid to a Non-U.S. Holder that is not effectively connected with the holder’s conduct of a trade or business in the United States will generally be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and the Non-U.S. Holder’s country of residence. To obtain a reduced rate of withholding under a treaty, a Non-U.S. Holder generally will be required to provide the applicable withholding agent with a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate form, certifying the Non-U.S. Holder’s entitlement to benefits under that treaty. Such form must be provided prior to the payment of dividends and must be updated periodically. If a Non-U.S. Holder holds stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to such agent. The holder’s agent may then be required to provide certification to the applicable withholding agent, either directly or through other intermediaries. If you are eligible for a reduced rate of U.S. withholding tax under an income tax treaty, you should consult with your own tax advisor to determine if you are able to obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS.

We generally are not required to withhold tax on dividends paid (or constructive dividends deemed paid) to a Non-U.S. Holder that are effectively connected with the holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that the holder maintains in the United States) if a properly executed IRS Form W-8ECI, stating that the dividends are so connected, is furnished to us (or, if stock is held through a financial institution or other agent, to the applicable withholding agent). In general, such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular tax rates applicable to U.S. persons. A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to an additional “branch profits tax,” which is imposed, under certain circumstances, at a rate of 30% (or such lower rate as may be specified by an applicable treaty) on the corporate Non-U.S. Holder’s effectively connected earnings and profits, subject to certain adjustments.

See also the sections below titled “—Backup Withholding and Information Reporting” and “—Foreign Accounts” for additional withholding rules that may apply to dividends paid to certain foreign financial institutions or non-financial foreign entities.

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Disposition of Our Series B Preferred Stock

Subject to the discussions below under the sections titled “—Backup Withholding and Information Reporting” and “—Foreign Accounts,” a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax with respect to gain, if any, recognized on a sale, conversion or other disposition (other than a redemption treated as a distribution, which will be taxed as described above under “Distributions”) of our Series B Preferred Stock unless:

●	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States, and if an applicable income tax treaty so provides, the gain is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States; in these cases, the Non-U.S. Holder will be taxed on a net income basis at the regular

●	tax rates and in the manner applicable to U.S. persons, and if the Non-U.S. Holder is a corporation, an additional branch profits tax at a rate of 30%, or a lower rate as may be specified by an applicable income tax treaty, may also apply; or

●	the Non-U.S. Holder is a nonresident alien present in the United States for 183 days or more in the taxable year of the disposition and certain other requirements are met, in which case the Non-U.S. Holder will be subject to a 30% tax (or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence) on the net gain derived from the disposition, which may be offset by certain U.S.-source capital losses of the Non-U.S. Holder, if any.

See the sections titled “—Backup Withholding and Information Reporting” and “—Foreign Accounts” for additional information regarding withholding rules that may apply to proceeds of a disposition of our Series B Preferred Stock paid to foreign financial institutions or non-financial foreign entities.

Backup Withholding and Information Reporting

We must report annually to the IRS and to each Non-U.S. Holder the gross amount of the distributions (including constructive distributions) on our Series B Preferred Stock paid to such holder and the tax withheld, if any, with respect to such distributions. Non-U.S. Holders may have to comply with specific certification procedures to establish that the holder is not a U.S. person (as defined in the Code) in order to avoid backup withholding at the applicable rate, currently 24%, with respect to dividends (or constructive dividends) on our Series B Preferred Stock. Generally, a holder will comply with such procedures if it provides a properly executed IRS Form W-8BEN (or other applicable Form W-8) or otherwise meets documentary evidence requirements for establishing that it is a Non-U.S. Holder, or otherwise establishes an exemption. Dividends paid to Non-U.S. Holders subject to withholding of U.S. federal income tax, as described above under the heading “Dividends,” will generally be exempt from U.S. backup withholding.

Information reporting and backup withholding generally will apply to the proceeds of a disposition of our Series B Preferred Stock by a Non-U.S. Holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a Non-U.S. Holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a Non-U.S. Holder where the transaction is effected outside the United States through a non-U.S. office of a broker. However, for information reporting purposes, dispositions effected through a non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. Non-U.S. Holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

Copies of information returns may be made available to the tax authorities of the country in which the Non-U.S. Holder resides or is incorporated under the provisions of a specific treaty or agreement.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder can be refunded or credited against the Non-U.S. Holder’s U.S. federal income tax liability, if any, provided that an appropriate claim is timely filed with the IRS.

Foreign Accounts

The Foreign Account Tax Compliance Act, or FATCA, generally imposes a 30% withholding tax on dividends (including constructive dividends) on, and gross proceeds from the sale or other disposition of, our Series B Preferred Stock if paid to a non-U.S. entity unless (i) if the non-U.S. entity is a “foreign financial institution,” the non-U.S. entity undertakes certain due diligence, reporting, withholding, and certification obligations, (ii) if the non-U.S. entity is not a “foreign financial institution,” the non-U.S. entity identifies certain of its U.S. investors, if any, or (iii) the non-U.S. entity is otherwise exempt under FATCA.

Withholding under FATCA generally will apply to payments of dividends (including constructive dividends) on our Series B Preferred Stock. While withholding under FATCA may apply to payments of gross proceeds from a sale or other disposition of our Series B Preferred Stock, under recently proposed U.S. Treasury Regulations withholding on payments of gross proceeds is not required. Although such regulations are not final, applicable withholding agents may rely on the proposed regulations until final regulations are issued.

An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this section. Under certain circumstances, a holder may be eligible for refunds or credits of the tax. Holders should consult their own tax advisors regarding the possible implications of FATCA on their investment in our Series B Preferred Stock.

Federal Estate Tax

Series B Preferred Stock owned or treated as owned by an individual who is not a citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes and, therefore, may be subject to U.S. federal estate tax, unless an applicable estate tax or other treaty provides otherwise. A Non-U.S. Holder should consult his, her, or its own tax advisor regarding the U.S. federal estate tax consequences of the ownership or disposition of shares of our Series B Preferred Stock.

The preceding discussion of material U.S. federal tax considerations is for information only. It is not tax advice. Prospective investors should consult their own tax advisors regarding the particular U.S. federal, state, local and non-U.S. tax consequences of purchasing, holding and disposing of our Series B Preferred Stock, including the consequences of any proposed changes in applicable laws.

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UNDERWRITING

ThinkEquity, a division of Fordham Financial Management, Inc., is acting as representative of the underwriters. Subject to the terms and conditions of an underwriting agreement between us and the representative, we have agreed to sell to each underwriter named below, and each underwriter named below has severally agreed to purchase, at the public offering price less the underwriting discounts set forth on the cover page of this prospectus, the number of shares of Series B Preferred Stock listed next to its name in the following table:

Underwriters	Number of Shares
ThinkEquity, a division of Fordham Financial Management, Inc.	420,000

Total

The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the shares of Series B Preferred Stock offered by this prospectus are subject to various conditions and representations and warranties, including the approval of certain legal matters by their counsel and other conditions specified in the underwriting agreement. The shares of Series B Preferred Stock are offered by the underwriters, subject to prior sale, when, as and if issued to and accepted by them. The underwriters reserve the right to withdraw, cancel or modify the offer to the public and to reject orders in whole or in part. The underwriters are obligated to take and pay for all of the shares of Series B Preferred Stock offered by this prospectus if any such shares of Series B Preferred Stock are taken, other than those shares of Series B Preferred Stock covered by the over-allotment option described below.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

Over-Allotment Option

We have granted a 45-day option to the representative of the underwriters to purchase up to                 additional shares of Series B Preferred Stock at a public offering price of $         per share, solely to cover over-allotments, if any. The underwriters may exercise this option for 45 days from the date of the closing of the offering solely to cover sales of shares of Series B Preferred Stock by the underwriters in excess of the total number of shares of Series B Preferred Stock set forth in the table above. If any of these additional shares are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

Discounts

The underwriters propose initially to offer the shares of Series B Preferred Stock to the public at the public offering price set forth on the cover page of this prospectus and to dealers at those prices less a concession not in excess of $         per share of Series B Preferred Stock. If all of the shares of Series B Preferred Stock offered by us are not sold at the public offering price, the underwriters may change the offering price and other selling terms by means of a supplement to this prospectus.

The following table shows the public offering price, underwriting discounts and proceeds before expenses to us. The information assumes either no exercise or full exercise of the over-allotment option we granted to the representative of the underwriters.

Total
	Per Share	Without Over-Allotment	With Over-Allotment
Public offering price	$
Underwriting discount (8%)	$
Proceeds, before expenses, to us	$

We have paid an expense deposit of $10,000 to the representative, which will be applied against the out-of-pocket accountable expenses that will be paid by us to the underwriters in connection with this offering, and will be reimbursed to us to the extent not actually incurred in compliance with FINRA Rule 5110(g)(4)(A).

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We have also agreed to pay certain of the representative’s expenses relating to the offering, including (a) filing fees associated with the review of the offering by FINRA; (b) all fees and expenses relating to the listing of such public securities on the NASDAQ Capital Market, including any fees charges by The Depository Trust for new securities; (c) all fees, expenses and disbursements relating to the registration or qualification of the public securities under the “blue sky” securities laws of such states and other jurisdictions as the Representative may reasonably designate (including, without limitation, all filing and registration fees); (d) all fees, expenses and disbursements relating to the registration, qualification or exemption of the public securities under the securities laws of such foreign jurisdictions as the Representative may reasonably designate; (e) the costs associated with post-Closing advertising the offering in the national editions of the Wall Street Journal and New York Times; (f) the costs associated with bound volumes of the public offering materials as well as commemorative mementos and lucite tombstones, each of which the Company or its designee shall provide within a reasonable time after the Closing Date in such quantities as the Representative may reasonably request, not to exceed $3,000; (g) the fees and expenses of the Company’s accountants; (h) fees and expenses of the Representative’s legal counsel not to exceed $45,000; (i) a $29,500 cost associated with the Underwriter’s use of Ipreo’s book-building, prospectus tracking and compliance software for the Offering; and (j) up to $20,000 of the Underwriters’ actual accountable “road show” expenses for the offering.

We have also engaged Digital Offering, LLC as a financial advisor to the Company. As compensation for such services, Digital Offering, LLC will be compensated by the representative at the closing of the Offering and will receive twenty percent (20%) of the discounts received by the representative of the underwriters in the offering, net of unreimbursed offering expenses and all selling concessions paid.

Our total estimated expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts, are approximately $   .

Lock-Up Agreements

Pursuant to “lock-up” agreements, we, our executive officers and directors, and certain stockholders, have agreed, without the prior written consent of the representative not to directly or indirectly, offer to sell, sell, pledge or otherwise transfer or dispose of any of shares of (or enter into any transaction or device that is designed to, or could be expected to, result in the transfer or disposition by any person at any time in the future of) Series B Preferred Stock, enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of Series B Preferred Stock, make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of Series B Preferred Stock or securities convertible into or exercisable or exchangeable for Series B Preferred Stock or publicly disclose the intention to do any of the foregoing, subject to certain exceptions, for a period of three months after the date of this prospectus.

Determination of Offering Price

The public offering price of the securities we are offering was negotiated between us and the underwriters. Factors considered in determining the public offering price of the shares include the history and prospects of the Company, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.

Other

From time to time, certain of the underwriters and/or their affiliates may in the future provide, various investment banking and other financial services for us for which they may receive customary fees. In the course of their businesses, the underwriters and their affiliates may actively trade our securities or loans for their own account or for the accounts of customers, and, accordingly, the underwriters and their affiliates may at any time hold long or short positions in such securities or loans. Except for services provided in connection with this offering, no underwriter has provided any investment banking or other financial services to us during the 180-day period preceding the date of this prospectus and we do not expect to retain any underwriter to perform any investment banking or other financial services for at least 90 days after the date of this prospectus.

Stabilization

In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate-covering transactions, penalty bids and purchases to cover positions created by short sales.

Stabilizing transactions permit bids to purchase securities so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the securities while the offering is in progress.

Over-allotment transactions involve sales by the underwriters of securities in excess of the number of securities that underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of securities over-allotted by the underwriters is not greater than the number of securities that they may purchase in the over-allotment option. In a naked short position, the number of securities involved is greater than the number of securities in the over-allotment option. The underwriters may close out any short position by exercising their over-allotment option and/or purchasing securities in the open market.

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Syndicate covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of securities to close out the short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market as compared with the price at which they may purchase securities through exercise of the over-allotment option. If the underwriters sell more securities than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the securities in the open market that could adversely affect investors who purchase in the offering.

Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the securities originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our securities or preventing or retarding a decline in the market price of our securities. As a result, the price of our securities in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our securities.

Indemnification

We have agreed to indemnify the underwriters against liabilities relating to this offering arising under the Securities Act and the Exchange Act, liabilities arising from breaches of some or all of the representations and warranties contained in the underwriting agreement, and to contribute to payments that the underwriters may be required to make for these liabilities.

Electronic Distribution

This prospectus in electronic format may be made available on websites or through other online services maintained by one or more of the underwriters, or by their affiliates. Other than this prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

Selling Restrictions

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus and the accompanying prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer to the offeree under this prospectus.

China

The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”

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European Economic Area—Belgium, Germany, Luxembourg and Netherlands

The information in this document has been prepared on the basis that all offers of securities will be made pursuant to an exemption under the Directive 2003/71/EC (which we refer to as the “Prospectus Directive”), as implemented in Member States of the European Economic Area, or each, a Relevant Member State, from the requirement to produce a prospectus for offers of securities.

An offer to the public of securities has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:

●	to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;
●	to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statements);
●	to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive) subject to obtaining the prior consent of the Company or any underwriter for any such offer; or
●	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

France

This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code Monétaire et Financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des Marchés Financiers, or AMF. The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D.744-1, D.754-1; and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1; and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (which we refer to as the “Prospectus Regulations”). The securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

Israel

The securities offered by this prospectus has not been approved or disapproved by the Israeli Securities Authority, or ISA, nor have such securities been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

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Italy

The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Societ—$$—Aga e la Borsa, “CONSOB” pursuant to the Italian securities legislation and, accordingly, no offering material relating to the securities may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998, or Decree No. 58, other than:

●	to Italian qualified investors, as defined in Article 100 of Decree no.58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999, or Regulation no. 1197l as amended, or Qualified Investors; and
●	in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

●	made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and
●	in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.

Japan

The securities have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended (which we refer to as the “FIEL”), pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires securities may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of securities is conditional upon the execution of an agreement to that effect.

Portugal

This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissăo do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of securities in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Sweden

This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the securities be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of securities in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

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Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA).

This document is personal to the recipient only and not for general circulation in Switzerland.

United Kingdom

Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended, or FSMA, has been published or is intended to be published in respect of the securities. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the securities has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to the Company.

In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (which we refer to as the “FPO”), (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together “relevant persons”). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws. Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor. Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriter are not required to comply with the disclosure requirements of NI33-105 regarding underwriter conflicts of interest in connection with this offering.

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LEGAL MATTERS

Certain legal matters with respect to the shares of Series B Preferred Stock offered hereby will be passed upon by Greenberg Traurig, LLP, Los Angeles, California. Hunter Taubman Fischer & Li LLC, New York, New York is acting as counsel to the underwriters.

EXPERTS

Baker Tilly US, LLP, our independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the years ended December 27, 2020 and December 29, 2019 as set forth in their report, which is incorporated by reference in this prospectus. Our consolidated financial statements are incorporated by reference in reliance on the report of Baker Tilly US, LLP given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of Series B Preferred Stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us, the Series B Preferred Stock offered hereby, we refer you to the registration statement and the exhibits and schedules filed thereto. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. We file periodic reports, proxy statements, and other information with the SEC pursuant to the Exchange Act. The SEC maintains an Internet website that contains reports, proxy statements and other information about registrants, like us, that file electronically with the SEC. The address of that site is www.sec.gov.

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420,000 shares of 8.25% Series B Cumulative Preferred Stock

(Liquidation Preference $25.00 Per Share)

FAT Brands Inc.

PRELIMINARY PROSPECTUS

ThinkEquity

a division of Fordham Financial Management, Inc.

The date of this prospectus is                 , 2021

Through and including                      , 2021 (25 days after the commencement of this offering), all dealers that buy, sell or trade shares of our Series B Preferred Stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, other than underwriting discounts and commissions, all of which will be paid by us. All amounts are estimated except the Securities and Exchange Commission registration fee and FINRA filing fee and the NASDAQ listing fee.

Amount to be paid
SEC registration fee	$1,254.65
FINRA filing fee	2,225.00
Printing and engraving expenses	5,000.00
Legal fees and expenses	50,000.00
Accounting fees and expenses	25,000.00
Transfer agent and registrar fees and expenses	5,000.00
Total	$88,479.65

Item 14. Indemnification of Directors and Officers.

Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our certificate of incorporation provides that no director of the registrant shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the General Corporation Law of the State of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide indemnification for our directors and officers to the fullest extent permitted by the DGCL. We will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

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We have also entered into indemnification agreements with each of our directors and certain officers. Each indemnification agreement provides, among other things, for indemnification to the fullest extent permitted by law and under our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements provide for the advancement or payment of all expenses to the indemnitee and for the reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws.

We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

In any underwriting agreement we enter into in connection with the sale of Series B Preferred Stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act of 1933, as amended (which we refer to as the “Securities Act”), against certain liabilities.

Item 15. Recent Sales of Unregistered Securities.

None.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits. The exhibit index attached hereto is incorporated herein by reference.

(b) Financial Statement Schedules. All schedules have been omitted because the information required to be set forth in the schedules is either not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriter, at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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The undersigned hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4) In a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beverly Hills, State of California, on this 14th day of June, 2021.

FAT BRANDS INC.

By:	/s/ Andrew A. Wiederhorn
Andrew A. Wiederhorn, Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Andrew A. Wiederhorn	Chief Executive Officer and Director	June 14, 2021
Andrew A. Wiederhorn	(Principal Executive Officer)

/s/ Kenneth J. Kuick	Chief Financial Officer	June 14, 2021
Kenneth J. Kuick	(Principal Financial and Accounting Officer)

*	Chairman of the Board of Directors	June 14, 2021
Edward H. Rensi

*	Director	June 14, 2021
Squire Junger

*	Director	June 14, 2021
James Neuhauser

* By:	/s/ Andrew A. Wiederhorn
Attorney-in-fact

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EXHIBIT INDEX

Exhibit		Incorporated By Reference to			Filed
Number	Description	Form	Exhibit	Filing Date	Herewith
1.1**	Form of Underwriting Agreement

3.1	Amended and Restated Certificate of Incorporation of the Company, effective October 19, 2017.	10-Q	3.1	12/04/2017

3.2	Amended and Restated Bylaws of the Company, effective as of March 29, 2021	10-K	3.2	03/29/2021

3.3	Certificate of Designation of Rights and Preferences of Series A Fixed Rate Cumulative Preferred Stock	8-K	3.1	06/13/2018

3.4	Certificate of Designation of Rights and Preferences of Series A-1 Fixed Rate Cumulative Preferred Stock	8-K	3.1	07/10/2018

3.5	Certificate of Amendment of Certificate of Designation of Series A Fixed Rate Cumulative Preferred Stock	8-K	3.1	02/28/2019

3.6	Certificate of Amendment of Certificate of Designation of Series A-1 Fixed Rate Cumulative Preferred Stock	8-K	3.2	02/28/2019

3.7**	Certificate of Elimination of Series A-1 Fixed Rate Cumulative Preferred Stock of FAT Brands Inc., filed with the Delaware Secretary of State on June 9, 2021

3.8	Amended and Restated Certificate of Designation of Rights and Preferences of Series B Cumulative Preferred Stock, filed on July 15, 2020	8-K	3.1	07/16/2020

3.9	Certificate of Increase of Series B Cumulative Preferred Stock of FAT Brands Inc., filed with the Delaware Secretary of State on December 22, 2020	8-K	3.1	12/30/2020

3.10**	Certificate of Increase of Series B Cumulative Preferred Stock of FAT Brands Inc., filed with the Delaware Secretary of State on June 9, 2021

4.1	Warrant to Purchase Common Stock, dated October 20, 2017, issued to Tripoint Global Equities, LLC.	10-Q	4.1	12/04/2017

4.2	Warrant to Purchase Common Stock, dated June 7, 2018, issued to Trojan Investments, LLC	10-Q	4.1	08/15/2018

4.3	Warrant to Purchase Common Stock, dated June 27, 2018, issued to Fog Cutter Capital Group, Inc.	10-Q	4.2	08/15/2018

4.4	Form of Warrants to Purchase Common Stock, dated July 3, 2018, issued to sellers of Hurricane AMT, LLC	8-K	4.1	07/10/2018

4.5	Warrant to Purchase Common Stock, dated July 3, 2018, issued to FB Lending, LLC	8-K	4.2	07/10/2018

4.6	Warrant Agency Agreement, dated July 16, 2020, between the Company and VStock Transfer, LLC, to act as the Warrant Agent (including the form of Warrant Certificate)	8-K	10.1	07/16/2020

4.7	Base Indenture, dated March 6, 2020, and amended and restated as of April 26, 2021, by and between FAT Brands Royalty I, LLC and UMB Bank, N.A., as trustee and securities intermediary.	8-K	4.1	04/26/2021

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4.8	Series 2021-1 Supplement to the Base Indenture, dated April 26, 2021, by and between FAT Brands Royalty I, LLC and UMB Bank, N.A., as trustee.	8-K	4.2	04/26/2021

5.1**	Opinion of Greenberg Traurig, LLP

10.1	Form of Indemnification Agreement, dated October 20, 2017, between the Company and each director and executive officer.	1-A	6.3	09/06/2017

10.2*	2017 Omnibus Equity Incentive Plan	1-A	6.1	09/27/2017

10.3	Amended and Restated Office Lease, dated November 18, 2019, by and among Duesenberg Investment Company, LLC, Fatburger North America, Inc., Fog Cutter Capital Group Inc., and Fatburger Corporation	10-K	10.12	04/28/2020

10.4	Management Agreement, dated March 6, 2020, and amended and restated as of April 26, 2021, by and among FAT Brands Inc., FAT Brands Royalty I, LLC, each of the Securitization Entities and UMB Bank, N.A., as Trustee.	8-K	10.2	04/26/2021

10.5	Guarantee and Collateral Agreement, dated April 26, 2021, by and among each of the Securitization Entities, as Guarantors, in favor of UMB Bank, N.A., as Trustee.	8-K	10.1	04/26/2021

21.1	Significant subsidiaries of Registrant	10-K	21.1	03/29/2021

23.1**	Consent of Baker Tilly US, LLP, Independent Registered Public Accounting Firm

23.2**	Consent of Greenberg Traurig, LLP (included within the opinion filed as Exhibit 5.1)

23.3**	Power of Attorney (included on the signature page to the initial filing of this Registration Statement)	S-1	23.3	5/20/2021

101.INS	XBRL Instance Document	X
(Furnished)
101.SCH	XBRL Taxonomy Extension Schema Document	X
(Furnished)
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document	X
(Furnished)
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document	X
(Furnished)
101.LAB	XBRL Taxonomy Extension Label Linkbase Document	X
(Furnished)
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document	X
(Furnished)

*	Indicates management contract or compensatory plan or arrangement.
**	Previously filed.

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